Exhibit 2.2

AGREEMENT AND PLAN OF MERGER
BY AND AMONG
CORNERSTONE ONDEMAND, INC.,
EVOLV INC.,
DATA ACQUISITION SUB, INC.,
AND
WITH RESPECT TO ARTICLES Article VII, Article VIII, Article IX AND Article X ONLY,
FORTIS ADVISORS LLC, AS ESCROW REPRESENTATIVE,
AND
U.S. BANK NATIONAL ASSOCIATION, AS ESCROW AGENT
Dated as of October 7, 2014

-i-

TABLE OF CONTENTS
(continued)

-ii-

TABLE OF CONTENTS
(continued)

* * * * *

-iii-

INDEX OF EXHIBITS
Exhibit            Description

Exhibit A	Form of Non-Competition Agreement

Exhibit B	Form of Parent Severance Agreement

Exhibit C	Stockholder Written Consent

Exhibit D	Form of Joinder Agreement

Exhibit E	Certificate of Merger

Exhibit F	Form of Certificate Amendment

Exhibit G	Executive Transaction Bonus Letter

Exhibit H	Form of Stockholder Letter of Transmittal

Exhibit I	Form of 280G Waiver

Exhibit J	Form of Director and Officer Resignation and Release Letter

Exhibit K	Form of Non-Continuing Employee Release

Schedules	Description

Schedule 1.6(a)	Current Assets

Schedule 1.6(b)	Current Liabilities

Schedule 1.6(c)	Deal Bonuses

Schedule 1.6(d)	Retention and Transaction Bonus Allocations

Schedule 1.6(e)	Persons with Knowledge

Schedule 1.6(f)	Named Executive

Schedule 1.6(g)	Target Service Provider (Employees)

Schedule 1.6(h)	Target Service Provider (Consultants)

Schedule 5.9	Consents

Schedule 5.13	Employees and Consultants to Sign Proprietary Information and Inventions Assignment Agreement

Schedule 5.22	Indemnification Obligations

Schedule 6.2(k)	Third Party Consents

Schedule 6.2(l)	Terminated Agreements

Schedule 6.2(m)	Modified Agreements

Schedule 6.2(n)	Notices

Schedule 7.4(c)(v)	Agreed‑Upon Losses

-iv-

INDEX OF DEFINED TERMS

Term	Section
$1.6
280G Waiver	5.1(c)
280G Approval	5.1(d)
401(k) Plan	5.7
Accountant Costs	1.8(d)
Accounting Firm	1.8(d)
Action of Divestiture	5.5
Adjusted Net Equity Adjustment Amount	1.6
Adjusted Net Equity Amount	1.6
Adjusted Net Equity Target	1.6
Advisor Deal Bonuses	1.6
Advisory Group	7.7(b)
Affiliate	1.6
Agent Indemnification Expenses	7.5(d)(vii)
Agent Interpleader Expenses	7.5(d)(vi)
Aggregate Junior Preferred Consideration	1.6
Aggregate Junior Preferred Preference	1.6
Agreed‑Upon Loss	7.4(c)(v)
Agreement	Preamble
Anti-Corruption Laws	2.26(a)
Assumed Debt	1.6
Balance Sheet Date	2.8
Business Day(s)	1.6
California Law	1.9(a)
Certificate Amendment	1.6
Certificate of Merger	1.2
Certificates	1.6
Charter Documents	2.1(a)
Claim Date	7.4(a)
Closing	1.2
Closing Cash Amount	1.6
Closing Cash Consideration	1.7(b)
Closing Certificates	1.6
Closing Date	1.2
Closing Indebtedness	1.6
Closing Statement	1.8(a)(i)
Closing Statement Certificate	1.8(a)(i)
Closing Third-Party Payoff Amount	1.6
COBRA	2.22(a)
Code	1.6
Company	Preamble
Company Authorizations	2.17
Company Bridge Amount	1.6
Company Bridge Interim Amount	1.6
Company Bylaws	2.1(a)
Company Capital Stock	1.6
Company Certificate of Incorporation	2.1(a)
Company Common Stock	1.6
Company Employee Plan	2.22(a)
Company Indemnitees	5.22(a)
Company Intellectual Property	2.14(a)

-v-

INDEX OF DEFINED TERMS
(continued)

Term	Section
Company Junior Preferred Stock	1.6
Company Optionholder	1.6
Company Options	1.6
Company Preferred Stock	1.6
Company Privacy Policy	1.6
Company Products	2.14(a)
Company Registered Intellectual Property	2.14(c)
Company Representative	4.2(a)
Company Representative	4.2(a)
Company Series A Preferred Stock	1.6
Company Series B Preferred Stock	1.6
Company Series C Preferred Stock	1.6
Company Series D Preferred Stock	1.6
Company Stock Certificates	1.10(c)
Company Stock Certificates	1.10(c)
Company Stockholder	1.6
Company Third-Party Expenses	1.6
Company Transaction Expenses	1.6
Company Warrants	1.6
Competing Transaction	4.2(a)
Confidential Disclosure Agreement	5.3
Confidential Information	9.9(f)
Conflict	2.6
Consultant Proprietary Information Agreement	2.14(l)
Contaminants	2.14(s)
Continuing Contractor	1.6
Continuing Employee	1.6
Continuing Employee PTO Amount	1.6
Contract	1.6
Contributor	2.14(l)
Current Assets	1.6
Current Balance Sheet	2.8
Current Cash Amount	1.6
Current Liabilities	1.6
Customer Data	1.6
D&O Tail Policy	5.22(b)
Deferred Purchase Price	1.6
Delaware Law	1.1
Director and Officer Resignation and Release Letter	5.14
Disclosure Schedule	Article II
Dispute Statement	1.8(c)
Dissenting Share Payments	1.9(c)
Dissenting Shares	1.9(a)
DOL	2.22(a)
Dollars	1.6
Effective Time	1.2
Employee	2.22(a)
Employee Agreement	2.22(a)
Employee Deal Bonuses	1.6
Employee Proprietary Information Agreement	2.14(l)
Equipment	2.13(d)
ERISA	2.22(a)
ERISA Affiliate	2.22(a)

-vi-

INDEX OF DEFINED TERMS
(continued)

Term	Section
Escrow Agent	1.6
Escrow Amount	1.6
Escrow Fund	7.5(a)
Escrow Period	7.4(e)(iii)
Escrow Representative	Preamble
Escrow Representative Expense	7.7(b)
Escrow Representative Group	7.7(b)
Excess Company Bridge Amount	1.6
Excess Executive Clawback Amount	7.4(f)(ii)
Exchange Documents	1.10(c)
Executive Escrow Amount	1.6
Executive Escrow Fund	7.5(a)
Executive Escrow Release Amount	7.4(f)(iii)
Executive Retention Bonuses	1.6
Executive Termination Event	7.4(f)(i)
Executive Transaction Bonus Letter	1.6
Executive Transaction Bonus Recipients	1.6
Executive Transaction Bonuses	1.6
Expense Fund	7.7(c)
Expense Fund Amount	7.7(c)
Export Approvals	2.25(a)
Financials	2.8
FIRPTA Compliance Certificate	5.18
FMLA	2.22(a)
Future Products	2.14(a)
GAAP	1.6
Goodwin	9.11
Governmental Entity	2.7
Gross Consideration	1.6
Gross Consideration Bonus Pool	1.6
Hazardous Material	2.20(a)
Hazardous Materials Activities	2.20(b)
HIPAA	2.22(a)
Indebtedness	1.6
Indemnifiable Matters	7.2(a)
Indemnified Parties	7.2(a)
Indemnifying Parties	7.2(a)
Indemnifying Party	7.2(a)
Information Statement	5.1(b)
Initial Stockholder Consent	Recitals
Intellectual Property Rights	2.14(a)
Interested Party	2.16(a)
Interim Cash Burn Amount	1.6
International Employee Plan	2.22(a)
IRS	2.22(a)
Joinder Agreement	Recitals
Joinder Agreements	Recitals
Key Employee Agreements	Recitals
Key Employees	1.6
Key Stockholders	1.6
Knowledge	1.6
Known	1.6
Law	1.6

-vii-

INDEX OF DEFINED TERMS
(continued)

Term	Section
Lease Agreements	2.13(b)
Leased Real Property	2.13(b)
Letter of Transmittal	1.10(c)
Liabilities	1.6
Liability	1.6
Lien	1.6
Loss	7.2(a)
Losses	7.2(a)
made available	9.2(j)
Material Adverse Effect	1.6
Material Contract	2.15(b)
Material Contracts	2.15(b)
Merger	Recitals
Modified Agreements	5.11
Named Executive	1.6
Near-Term Future Products	2.14(a)
Non‑Competition Agreements	Recitals
Non-Continuing Employee Release	5.16
Non-Continuing Service Provider	1.6
Non-Continuing Service Provider PTO Amount	1.6
Non-Continuing Service Provider Severance Amount	5.16
Notices	5.12
Objection Deadline	7.4(b)(i)
Objection Notice	7.4(b)(i)
Officer’s Certificate	7.4(a)
Open Source Software	2.14(n)
Other Certificates	1.6
Parent	Preamble
Parent Common Stock	1.6
Parent Contractor Agreement	5.15
Parent Offer Letter	5.15
Parent Severance Agreements	Recitals
Parent Transaction Expenses	1.6
Payable Claim	7.4(d)
Paying Agent	1.10(a)
Pension Plan	2.22(a)
Permitted Liens	1.6
Person	1.6
Personal Data	1.6
Plan	1.6
Post-Closing Adjustment Deficit	1.8(e)(i)(B)
Post-Closing Adjustment Excess	1.8(e)(i)(A)
Post-Closing Statement	1.8(b)
Pre-Closing Tax Period	1.6
Pre-Closing Tax Returns	10.2
Priority Service Provider	1.6
Privacy Laws and Requirements	2.14(p)
Pro Rata Consideration Portion	1.6
Pro Rata Escrow Portion	1.6
Pro Rata Executive Escrow Portion	1.6
Pro Rata Indemnity Portion	1.6
Pro Rata Indemnity Portion	1.6
PTO	2.14(c)

-viii-

INDEX OF DEFINED TERMS
(continued)

Term	Section
Registered Intellectual Property	2.14(a)
Related Agreements	1.6
Requisite Stockholder Vote	2.4
Resolution Period	1.8(d)
Resolved Claims	7.4(c)(iv)
Review Period	1.8(c)
September Interim Financials	5.24
Series A Per Share Amount	1.6
Series A Percentage	1.6
Series A Preference	1.6
Series A Pro Rata Amount	1.6
Series B Per Share Amount	1.6
Series B Percentage	1.6
Series B Preference	1.6
Series B Pro Rata Amount	1.6
Series C Per Share Amount	1.6
Series C Percentage	1.6
Series C Preference	1.6
Series C Pro Rata Amount	1.6
Series D Per Share Amount	1.6
Series D Preference	1.6
Settled Claims	7.4(c)(i)
Shrink‑Wrap Code	2.14(a)
Soliciting Materials	5.1(e)
Spreadsheet	5.2
Spreadsheet Certificate	5.2
Standard Form Agreements	2.14(g)
Stockholder Escrow Amount	1.6
Stockholder Written Consent	Recitals
Straddle Period	1.6
Sub	Preamble
Subsidiary	1.6
Survival Date	7.1
Surviving Corporation	1.1
Surviving Representations	7.1
Target Service Provider	1.6
Tax	2.11(a)
Tax Attribute	2.11(b)(xvi)
Tax Authority	10.1
Tax Incentive	2.11(b)(xiv)
Tax Matter	10.3
Tax Returns	2.11(b)(i)
Taxes	2.11(a)
Technology	2.14(a)
Terminated Agreements	5.1
Third Party Claim	7.6
Third-Party Expenses	5.17
Threshold	7.3(a)
Total Consideration	1.6
Total Outstanding Common Shares	1.6
Total Outstanding Series A Preferred Shares	1.6
Total Outstanding Series B Preferred Shares	1.6
Total Outstanding Series C Preferred Shares	1.6

-ix-

INDEX OF DEFINED TERMS
(continued)

Term	Section
Total Outstanding Series D Preferred Shares	1.6
Transaction Bonus Escrow Amount	1.6
Transaction Payroll Taxes	1.6
Unconsented Payments	1.9(c)
Unobjected Claim	7.4(b)(ii)
Unpaid Pre-Closing Taxes	1.6
Unresolved Claim	7.4(d)
Updates	2.14(a)
User Documentation	2.14(a)
WARN	2.22(a)
WSGR	9.11
Xerox Receivable	10.6
* * * * *

-x-

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of October 7, 2014 by and among Cornerstone OnDemand, Inc., a Delaware corporation (“Parent”), Evolv Inc., a Delaware corporation (the “Company”), Data Acquisition Sub, Inc., a Delaware corporation and a wholly‑owned subsidiary of Parent (“Sub”), and, with respect to Article VII, Article VIII, Article IX and Article X hereof only, Fortis Advisors LLC, a Delaware limited liability company, as escrow representative (the “Escrow Representative”), and U.S. Bank National Association as Escrow Agent.
RECITALS
A.    The boards of directors of each of Parent, Sub and the Company believe it is advisable and in the best interests of each corporation and their respective stockholders that Parent acquire the Company through the statutory merger of Sub with and into the Company (the “Merger”) and, in furtherance thereof, have approved this Agreement and the Merger.
B.    Pursuant to the Merger, among other things, and subject to the terms and conditions of this Agreement, at the Effective Time (as defined below) (i) all of the issued and outstanding shares of Company Common Stock (as defined below) shall be cancelled and extinguished without consideration, (ii) all of the issued and outstanding shares of Company Preferred Stock will be converted into the right to receive the consideration set forth herein, (iii) all of the Company Options (as defined below) shall be cancelled and extinguished, and (iv) all of the issued and outstanding Company Warrants (as defined below) or other securities convertible into or exchangeable for shares of Company Capital Stock shall be terminated.
C.    The Company, on the one hand, and Parent and Sub, on the other hand, desire to make certain representations, warranties, covenants and other agreements in connection with the Merger.
D.    Concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Parent to enter into this Agreement, (i) each of the Key Stockholders (as defined below) has entered into and delivered to Parent a non‑competition and non-solicitation agreement, in the form attached hereto as Exhibit A, to be effective as of the Closing Date (as defined below) (the “Non‑Competition Agreements”); (ii) each of the Key Employees (as defined below) has entered into an “at will” employment arrangement with Parent or a subsidiary thereof, to be effective as of the Closing Date, pursuant to such Key Employee’s execution of an offer letter and a proprietary information and inventions assignment agreement, each on Parent’s standard form (collectively, the “Key Employee Agreements”); (iii) each of Michael Karbushev, Max Simkoff, Asif Qamar and Dennis Yen has entered into a change of control severance agreement with Parent, in the form attached hereto as Exhibit B, to be effective as of the Closing Date (the “Parent Severance Agreements”); and (iv) 80% of the Priority Service Providers (as defined below) have entered into an employment or independent contractor arrangement with Parent or a subsidiary of Parent, to be effective as of the Closing Date, pursuant to such Priority Service Provider’s execution of either (i) a Parent Offer Letter (as defined below) and proprietary information and inventions assignment agreement or (ii) Parent Contractor Agreement (as defined below), as applicable.
E.    Immediately following the execution and delivery of this Agreement by the parties hereto and as a material inducement to Parent and Sub to enter into this Agreement, the Company shall obtain and shall deliver to Parent a true, correct and complete copy of an executed Action by Written Consent (the “Initial Stockholder Consent”), evidencing the approval of this Agreement, the Merger, the Certificate Amendment (as defined below), and the other transactions contemplated hereby, in the form attached hereto as Exhibit C (the “Stockholder Written Consent”), signed by certain stockholders constituting the Requisite Stockholder Vote (as defined below), and each such stockholder shall have also executed and delivered to Parent a joinder agreement in substantially the form attached hereto as Exhibit D (each, a “Joinder Agreement” and collectively, the “Joinder Agreements”).
AGREEMENT
NOW, THEREFORE, in consideration of the mutual agreements, covenants and other promises set forth herein, the mutual benefits to be gained by the performance thereof, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, the parties hereby agree as follows:

ARTICLE I

THE MERGER
1.1    The Merger.  At the Effective Time and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the Delaware General Corporation Law (“Delaware Law”), Sub shall be merged with and into the Company, the separate corporate existence of Sub shall cease, and the Company shall continue as the surviving corporation and as a wholly‑owned subsidiary of Parent. The surviving corporation after the Merger is sometimes referred to hereinafter as the “Surviving Corporation.”
1.2      Effective Time; Closing. Unless this Agreement is earlier terminated pursuant to Section 8.1 hereof, the closing of the Merger (the “Closing”) will take place on a Business Day (as defined below) as promptly as practicable after the execution and delivery hereof by the parties hereto, but not later than one (1) Business Day following satisfaction or waiver of the conditions set forth in Article VI hereof, at the offices of Cornerstone OnDemand, Inc., 1601 Cloverfield Blvd., Suite 620 South, Santa Monica, CA 90404, unless another time or place is mutually agreed upon in writing by Parent and the Company; provided, however, that the Closing shall not occur on a date that is during the last ten (10) Business Days prior to the last Business Day of a fiscal quarter of Parent. The date upon which the Closing actually occurs shall be referred to herein as the “Closing Date.” On the Closing Date, the parties hereto shall cause the Merger to be consummated by filing a Certificate of Merger, in substantially the form attached hereto as Exhibit E (the “Certificate of Merger”), with the Secretary of State of the State of Delaware, in accordance with the applicable provisions of Delaware Law (the time of the filing of such Certificate of Merger, or the time of effectiveness thereof that is specified therein, if different, shall be referred to herein as the “Effective Time”).
1.3    Effect of the Merger.  At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all of the property, rights, privileges, powers and franchises of the Company and Sub shall vest in the Surviving Corporation, and all debts, Liabilities (as defined below) and duties of the Company and Sub shall become the debts, Liabilities and duties of the Surviving Corporation.

1.4     Certificate of Incorporation and Bylaws

(a)Unless otherwise determined by Parent prior to the Effective Time, the certificate of incorporation of the Surviving Corporation shall be amended and restated as of the Effective Time to be identical to the certificate of incorporation of Sub as in effect as of immediately prior to the Effective Time, until thereafter amended in accordance with Delaware Law and as provided in such certificate of incorporation; provided, however, that at the Effective Time, Article I of the certificate of incorporation of the Surviving Corporation shall be amended and restated in its entirety to read as follows: “The name of the corporation is Evolv Inc.”

(b)Unless otherwise determined by Parent prior to the Effective Time, the bylaws of the Surviving Corporation shall be amended and restated as of the Effective Time to be identical to the bylaws of Sub, as in effect as of immediately prior to the Effective Time, until thereafter amended in accordance with Delaware Law and as provided in the certificate of incorporation of the Surviving Corporation and such bylaws, except that all references to Sub in the bylaws of the Surviving Corporation shall be changed to references to “Evolv Inc.”

1.5     Directors and Officers.
.
(a)     Directors of Surviving Corporation. Unless otherwise determined by Parent prior to the Effective Time, the directors of Sub as of immediately prior to the Effective Time shall be the directors of the Surviving Corporation immediately after the Effective Time, each to hold the office of a director of the Surviving Corporation in accordance with the provisions of Delaware Law and the certificate of incorporation and bylaws of the Surviving Corporation until their successors are duly elected and qualified.

(b)     Officers of Surviving Corporation. Unless otherwise determined by Parent prior to the Effective Time, the officers of Sub as of immediately prior to the Effective Time shall be the officers of the Surviving Corporation immediately after the Effective Time, each to hold office in accordance with the provisions of the bylaws of the Surviving Corporation until their successors are duly appointed and qualified.
1.6     Definitions.  For all purposes of this Agreement, the following terms shall have the following respective meanings:
“Adjusted Net Equity Adjustment Amount” shall mean (a) if the Adjusted Net Equity Amount is less than the Adjusted Net Equity Target, the amount by which the Adjusted Net Equity Amount is less than the Adjusted Net Equity Target (expressed as a negative number) or (b) if the Adjusted Net Equity Amount is greater than the Adjusted Net Equity Target, the amount by which the Adjusted Net Equity Amount is greater than the Adjusted Net Equity Target (expressed as a positive number).
“Adjusted Net Equity Amount” shall mean an amount equal to, as of the Closing, (a) all Current Assets of the Company less (b) all Current Liabilities of the Company.
“Adjusted Net Equity Target” shall be an amount equal to $(3,000,000).
“Advisor Deal Bonuses” shall mean the cash bonuses payable to the individuals and in the amounts set forth on Schedule 1.6(c)(2).
“Affiliate” shall mean, with respect to the Company, a Person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the Company, including, without limitation, all directors and officers of the Company.
“Aggregate Junior Preferred Consideration” shall mean the result of (a) the Total Consideration less (b) the Series D Preference.

“Aggregate Junior Preferred Preference” shall mean the sum of (a) the Series A Preference, (b) the Series B Preference, and (c) the Series C Preference.
“Assumed Debt” shall mean up to $2,000,000, measured as of the Closing Date, of Indebtedness owed by the Company to Silicon Valley Bank pursuant to that certain Second Amended and Restated Loan and Security Agreement by and between the Company and Silicon Valley Bank, dated as of May 24, 2012, as amended by that certain First Amendment to Second Amended and Restated Loan and Security Agreement, dated as of on December 24, 2012, and that certain Second Amendment to Second Amended and Restated Loan and Security Agreement, dated as of February 19, 2014.
“Business Day(s)” shall mean each day that is not a Saturday, Sunday or other day on which Parent is closed for business or banking institutions located in San Francisco, California are authorized or obligated by law or executive order to close.
“Certificate Amendment” shall mean the amendment to the Company Certificate of Incorporation in the form attached hereto as Exhibit F.
“Certificates” shall mean the Closing Certificates and the Other Certificates.
“Closing Cash Amount” shall mean the amount of cash on hand owned by the Company as of the close of business on the day before the Closing Date.
“Closing Certificates” shall mean the certificates delivered pursuant to Section 6.2(u) (Certificate of Company) and Section 6.2(v) (Certificate of Secretary of the Company).
“Closing Indebtedness” shall mean Indebtedness of the Company (other than the Assumed Debt) as of immediately prior to the Closing (without giving effect to the payment or other discharge of any such Indebtedness in connection with the transactions contemplated hereby), unless such Indebtedness is repaid at Closing without further obligation through the use of funds that are both (a) not included as Current Assets in the calculation of the Adjusted Net Equity Amount and (b) not provided by Parent on behalf of the Company or any Company Stockholder.
“Closing Third-Party Payoff Amount” shall mean the amount of (i) the Assumed Debt, (ii) the Closing Indebtedness, (iii) the Company Third-Party Expenses, and (iv) the Executive Transaction Bonuses (in the case of (ii), (iii) and (iv), as set forth in the Closing Statement Certificate delivered to Parent at the Closing).
“Code” shall mean the Internal Revenue Code of 1986, as amended.
“Company Bridge Amount” shall mean all amounts (including principal and accrued and unpaid interest) that have been or may be loaned by certain of the Company Stockholders to the Company prior to the Closing pursuant to the purchase of convertible promissory notes under that certain Note Purchase Agreement by and among the Company and such Company Stockholders, dated September 26, 2014, as it may be amended from time to time.
“Company Bridge Interim Amount” shall mean the portion of the Company Bridge Amount (including principal and accrued and unpaid interest) that is incurred after the date hereof.
“Company Capital Stock” shall mean the Company Common Stock, the Company Preferred Stock and any other shares of capital stock, if any, of the Company, taken together.

“Company Common Stock” shall mean shares of common stock, par value $0.001 per share, of the Company.
“Company Junior Preferred Stock” shall mean shares of Company Series A Preferred Stock, Company Series B Preferred Stock, and Company Series C Preferred Stock.
“Company Optionholder” shall mean any Person holding Company Options.
“Company Options” shall mean all issued and outstanding options (including commitments to grant options, but excluding Company Warrants, if any) to purchase or otherwise acquire Company Capital Stock (whether or not vested) held by any Person.
“Company Preferred Stock” shall mean shares of Company Series A Preferred Stock, Company Series B Preferred Stock, Company Series C Preferred Stock, and Company Series D Preferred Stock.
“Company Privacy Policy” means each external or internal, past or present privacy policy or privacy- or security-related representation, obligation, or promise of the Company, including any policy, representation, obligation, or promise relating to: (i) the privacy of users of any website, product, or service operated by or on behalf of the Company or (ii) the collection, storage, hosting, disclosure, transmission, transfer, disposal, or other processing or security of any Customer Data or Personal Data.
“Company Series A Preferred Stock” shall mean shares of Series A Preferred Stock, par value $0.001 per share, of the Company.
“Company Series B Preferred Stock” shall mean shares of Series B Preferred Stock, par value $0.001 per share, of the Company.
“Company Series C Preferred Stock” shall mean shares of Series C Preferred Stock, par value $0.001 per share, of the Company.
“Company Series D Preferred Stock” shall mean shares of Series D Preferred Stock, par value $0.001 per share, of the Company.
“Company Stockholder” shall mean any holder of Company Capital Stock.
“Company Third-Party Expenses” shall mean the cash amount of Third-Party Expenses that are expected to be payable by the Company and estimated by the Company in good faith and based on reasonable assumptions as of the Closing Date as set forth in the Closing Statement Certificate to be delivered to Parent pursuant to Section 1.8(a)(i) of this Agreement.
“Company Transaction Expenses” shall mean severance (including any related statutory liabilities, but excluding any amounts of severance paid to Non-Continuing Service Providers in excess of the Non-Continuing Service Provider Severance Amounts that are hereafter committed in writing to be paid by Parent, which excess amounts shall be borne by Parent), change-of-control, golden parachute, management retention or similar payments of the Company resulting from the consummation of the Merger, including the Non-Continuing Service Provider PTO Amount, Executive Retention Bonuses, the Executive Transaction Bonuses, and the Employee Deal Bonuses, but excluding the Continuing Employee PTO Amount and the Advisor Deal Bonuses.

“Company Warrants” shall mean all issued and outstanding warrants to purchase Company Capital Stock.
“Continuing Contractor” shall mean each Target Service Provider who is offered an independent contractor arrangement with Parent or a subsidiary thereof, accepts such offer prior to the Closing, and remains an independent contractor of Parent or a subsidiary thereof as of the Closing.
“Continuing Employee” shall mean each Target Service Provider who is offered at-will employment with Parent or a subsidiary thereof, accepts such offer of at-will employment prior the Closing, and remains an employee of Parent or a subsidiary thereof as of the Closing.
“Continuing Employee PTO Amount” shall mean the amount of all vacation and/or paid time off that has been accrued but unused by any of the Continuing Employees as of the Closing.
“Contract” shall mean any mortgage, indenture, lease, contract, covenant, plan, insurance policy or other agreement, instrument, arrangement, obligation, understanding or commitment, permit, concession, franchise or license, whether oral or written.
“Current Assets” shall mean all current assets of the Company, as set forth on Schedule 1.6(a), but shall exclude cash, cash equivalents and restricted cash and, for the avoidance of doubt, shall not include any Tax assets (other than the Xerox Receivable, if applicable).
“Current Cash Amount” shall mean the amount of cash on hand owned by the Company as of the close of business on the day before the date hereof.
“Current Liabilities” shall mean all current Liabilities of the Company, as set forth on Schedule 1.6(b), but shall exclude Indebtedness, Company Third-Party Expenses and Company Transaction Expenses and, for the avoidance of doubt, shall not include any Tax Liabilities.
“Customer Data” shall mean all text, data (including Personal Data), content or other material uploaded or otherwise transmitted by the Company’s customers to, or stored by the Company’s customers on, any Company Product.
“Dollars” or “$” shall mean United States Dollars.
“Employee Deal Bonuses” shall mean the cash bonuses payable to the individuals set forth on Schedule 1.6(c)(1).
“Escrow Agent” shall mean U.S. Bank National Association, or another institution acceptable to Parent and the Escrow Representative.
“Escrow Amount” shall mean the sum of (i) the Stockholder Escrow Amount and (ii) the Transaction Bonus Escrow Amount.
“Excess Company Bridge Amount” shall mean an amount of cash equal to (A) Closing Cash Amount, plus (B) the lesser of (i) $600,000 or (ii) one-half (1/2) of the Interim Cash Burn Amount.
“Executive Escrow Amount” shall mean an amount of cash equal to the result of $4,800,000 minus the Escrow Amount.

“Executive Retention Bonuses” shall mean the portion of the Gross Consideration Bonus Pool allocated to each of Max Simkoff, Asif Qamar, Mike Housman, Dennis Yen and Mike Karbushev on Schedule 1.6(d) and payable as a cash bonus to each such individual pursuant to his respective Key Employee Agreement.
“Executive Transaction Bonuses” shall mean the portion of the Gross Consideration Bonus Pool allocated to each of Carl Tsukahara, Steven Love, Patrick Williams, Jim Meyerle and Rich Wyckoff on Schedule 1.6(d) and payable as a cash bonus to each such individual, provided that such individual enters into a Transaction Bonus Letter Agreement with the Company on or prior to the Closing Date.
“Executive Transaction Bonus Letter” shall mean a transaction bonus letter in substantially the form attached hereto as Exhibit G.
“Executive Transaction Bonus Recipients” shall mean Carl Tsukahara, Steve Love, Patrick Williams, Jim Meyerle and Rich Wyckoff.
“GAAP” shall mean United States generally accepted accounting principles consistently applied.
“Gross Consideration” shall mean an amount equal to the Total Consideration, plus the Executive Retention Bonuses, plus the Executive Transaction Bonuses.
“Gross Consideration Bonus Pool” shall mean a Dollar amount equal to 10% of the Gross Consideration.
“Indebtedness” of any Person shall mean, as of any specified date, the amount equal to the sum (without any double-counting or duplication with Third-Party Expenses) of the following obligations (whether or not then due and payable), to the extent they are of such Person or its subsidiary or guaranteed by such Person or its subsidiary, including through the grant of a security interest upon any assets of such Person: (i) all outstanding indebtedness for borrowed money owed to third parties, (ii) accrued interest payable with respect to indebtedness referred to in clause (i), (iii) all obligations for the deferred purchase price of property or services (including any potential future earn-out, purchase price adjustment, releases of “holdbacks” or similar payments, but excluding (A) any such obligations to the extent there is cash being held in escrow exclusively for purposes of satisfying such obligations and (B) trade payables or accruals incurred in the ordinary course of business (“Deferred Purchase Price”)), (iv) all obligations evidenced by notes, bonds, debentures or other similar instruments (whether or not convertible) or arising under indentures, (v) all obligations arising out of any financial hedging, swap or similar arrangements, (vi) all obligations as lessee that would be required to be capitalized in accordance with GAAP, (vii) all obligations in connection with any drawn letter of credit, banker’s acceptance, guarantee, surety, performance or appeal bond, or similar credit transaction and (viii) the aggregate amount of all prepayment premiums, penalties, breakage costs, “make whole amounts,” costs, expenses and other payment obligations of such Person that would arise (whether or not then due and payable) if all such items under clauses (i) through (viii) were prepaid, extinguished, unwound and settled in full as of such specified date. For purposes of determining the Deferred Purchase Price obligations as of a specified date, such obligations shall be deemed to be the maximum amount of Deferred Purchase Price owing as of such specified date (whether or not then due and payable) or potentially owing at a future date.
“Interim Cash Burn Amount” shall mean an amount of cash equal to (A) Current Cash Amount, plus (B) Company Bridge Interim Amount, minus (C) Closing Cash Amount.

“Key Employees” shall mean Jen Cullen, Michael Housman, Michael Karbushev, Chandar Lakshminarayan, Max Simkoff, Asif Qamar and Dennis Yen.
“Key Stockholders” shall mean Max Simkoff and Jim Meyerle.
“Knowledge” or “Known” shall mean with respect to the Company, the actual knowledge of the individuals listed on Schedule 1.6(e) after due and diligent inquiry of all relevant employees that directly report to such individuals whom such individuals should reasonably believe would have actual knowledge of the matters represented; provided that Chandar Lakshminarayan will be deemed to be an employee that directly reports to Asif Qamar for purposes of this definition.
“Law” shall mean any applicable U.S. or non-U.S. federal, state, local or other constitution, law, statute, ordinance, rule, regulation, published administrative position, policy or principle of common law, or any order, in any case issued, enacted, adopted, promulgated, implemented or otherwise put into legal effect by or under the authority of any Governmental Entity.
“Liability” or “Liabilities” shall mean, with respect to any Person and without duplication, all liabilities of any kind (whether known or unknown, contingent, accrued, due or to become due, secured or unsecured, matured or otherwise), including but not limited to Taxes, accounts payable, royalties payable, and other reserves, accrued bonuses, accrued vacation, employee expense obligations, deferred revenue, severance (including any related statutory liabilities), change-of-control, golden parachute, management retention or similar payments, and all other liabilities of such Person or any of its subsidiaries, regardless of whether such liabilities are required to be reflected on a balance sheet in accordance with GAAP.
“Lien” shall mean any lien, pledge, charge, claim, mortgage, security interest or other encumbrance of any sort.
“Material Adverse Effect” with respect to the Company, shall mean any state of facts, condition, change, development, event or effect that, either alone or in combination with any other state of facts, condition, change, development, event or effect, is, or would be reasonably likely to be, materially adverse to the business, assets (whether tangible or intangible), condition (financial or otherwise), operations, or capitalization of the Company; provided, however, that in determining whether a Material Adverse Effect has occurred, or is reasonably likely to occur, there shall be excluded any state of facts, condition, change, development, event or effect on the Company resulting from or arising out of: (a) the outbreak or escalation of war, hostilities or terrorist activities, either in the United States or abroad; (b) general economic or political conditions or events, circumstances, changes or effects affecting the securities market generally; (c) conditions affecting the industry in which the Company operates generally, (d) the Company’s failure to take any action that is specifically prohibited by Section 4.1 and with respect to which Parent has refused to provide its written consent pursuant to Section 4.3; (e) any failure by the Company to meet any projections, budgets or estimates of revenue or earnings (it being understood that the facts and circumstances giving rise to such failure may be taken into account in determining whether there has been a Material Adverse Effect (except to the extent such facts or circumstances are otherwise excluded from being taken into account by this proviso)) and (f) changes in any applicable Law or GAAP or other accounting standards; provided, however, that in each case of clauses (a), (b), (c) and (e) such state of facts, condition, change, development, event or effect do not have a disproportionate or unique effect on the Company relative to other companies in the Company’s industry.
“Named Executive” shall mean the individual set forth on Schedule 1.6(f).

“Non-Continuing Service Provider” shall mean any employee or independent contractor of the Company who is not a Continuing Employee or a Continuing Contractor as of the Closing.
“Non-Continuing Service Provider PTO Amount” shall mean the amount of all vacation and/or paid time off that has been accrued but unused by any of the Non-Continuing Service Providers as of the Closing.
“Other Certificates” shall mean the Closing Statement Certificate delivered pursuant to Section 1.8(a)(i), the Spreadsheet and the Spreadsheet Certificate delivered pursuant to Section 5.20, and the FIRPTA Compliance Certificate delivered pursuant to Section 5.18.
“Parent Common Stock” shall mean shares of Common Stock, par value $0.0001 per share, of Parent.
“Parent Transaction Expenses” shall mean the Continuing Employee PTO Amount and the Advisor Deal Bonuses.
“Permitted Liens” shall mean (a) statutory liens for Taxes that are not yet due and payable or which are being contested in good faith through appropriate proceedings and for which adequate reserves have been established on the Financials in accordance with GAAP; (b) statutory liens to secure obligations to landlords, lessors or renters under leases or rental agreements; (c) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by applicable Law; (d) statutory liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies and other like liens as to amounts that are not in default; and (e) nonexclusive end-user licenses to Company Intellectual Property granted in the ordinary course of business.
“Person” shall mean an individual or entity, including a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a Governmental Entity (or any department, agency, or political subdivision thereof).
“Personal Data” shall mean: (i) a natural person’s name, street address, telephone number, e-mail address, photograph, social security number or tax identification number, driver’s license number, passport number, credit card number, bank information, or customer or account number, biometric identifiers, device or machine identifier, IP address, or any other piece of information that alone or in combination with other information directly or indirectly collected, held, or otherwise processed by or for the Company allows for the identification or contact with, a natural person or a particular computing device; (ii) any information defined as “personal data”, “personally identifiable information”, “individually identifiable health information”, “protected health information”, or “personal information” under any Law; and (iii) any information that is associated, directly or indirectly, with any of the foregoing.
“Plan” shall mean the Company’s 2008 Stock Incentive Plan.
“Pre-Closing Tax Period” shall mean any taxable period (or portion thereof) ending on or prior to the Closing Date.
“Priority Service Provider” shall mean each Target Service Provider who is designated as a Priority Service Provider on (i) Schedule 1.6(g) hereto or (ii) Schedule 1.6(h) hereto, as applicable.

“Pro Rata Consideration Portion” shall mean, with respect to each Indemnifying Party, a percentage equal to the quotient of (x) the aggregate amount of the Total Consideration receivable by such Indemnifying Party pursuant to Section 1.7(b) hereof, divided by (y) the aggregate amount of the Total Consideration receivable by all Indemnifying Parties pursuant to Section 1.7(b) hereof.
“Pro Rata Escrow Portion” shall mean, (i) with respect to each Indemnifying Party holding shares of Company Junior Preferred Stock immediately prior to the Effective Time, a percentage equal to the quotient of (x) the aggregate amount of the Aggregate Junior Preferred Consideration receivable by such Indemnifying Party pursuant to Section 1.7(b) hereof, divided by (y) the sum of (A) the aggregate amount of Aggregate Junior Preferred Consideration receivable by all Indemnifying Parties pursuant to Section 1.7(b) hereof and (B) the aggregate amount of all Executive Transaction Bonuses, and (ii) with respect to each Indemnifying Party receiving an Executive Transaction Bonus, a percentage equal to the quotient of (x) the amount of the Executive Transaction Bonus receivable by such Indemnifying Party, divided by (y) the sum of (A) the aggregate amount of Aggregate Junior Preferred Consideration receivable by all Indemnifying Parties pursuant to Section 1.7(b) hereof and (B) the aggregate amount of all Executive Transaction Bonuses.
“Pro Rata Executive Escrow Portion” shall mean, with respect to each Indemnifying Party holding shares of Company Junior Preferred Stock immediately prior to the Effective Time, a percentage equal to the quotient of (x) the aggregate amount of the Aggregate Junior Preferred Consideration receivable by such Indemnifying Party pursuant to Section 1.7(b) hereof, divided by (y) the aggregate amount of Aggregate Junior Preferred Consideration receivable by all Indemnifying Parties pursuant to Section 1.7(b) hereof.
“Pro Rata Indemnity Portion” shall mean, with respect to each Indemnifying Party, a percentage equal to the quotient of (x) the aggregate amount of Closing Cash Consideration receivable by such Indemnifying Party pursuant to Section 1.7(b) hereof, divided by (y) the aggregate amount of Closing Cash Consideration receivable by all Indemnifying Parties pursuant to Section 1.7(b) hereof.
“Related Agreements” shall mean the Key Employee Agreements, the Letters of Transmittal, the Joinder Agreements, the Non-Competition Agreements, the Parent Severance Agreements, and all other agreements and certificates entered into or delivered by the Company Stockholders in connection with the Merger and the other transactions contemplated herein.
“Series A Per Share Amount” shall mean an amount of cash equal to the quotient obtained by dividing the Series A Pro Rata Amount by the Total Outstanding Series A Preferred Shares, rounded to the nearest one hundred thousandth (0.00001) (with amounts of 0.000005 and above rounded up).
“Series A Percentage” shall mean that amount equal to the quotient obtained by dividing the Series A Preference by the Aggregate Junior Preferred Preference.
“Series A Preference” shall mean that amount equal to the product of the Total Outstanding Series A Preferred Shares multiplied by $1.00.
“Series A Pro Rata Amount” shall mean that amount equal to the product obtained by multiplying the Series A Percentage by the Aggregate Junior Preferred Consideration.
“Series B Per Share Amount” shall mean an amount of cash equal to the quotient obtained by dividing the Series B Pro Rata Amount by the Total Outstanding Series B Preferred Shares,

rounded to the nearest one hundred thousandth (0.00001) (with amounts of 0.000005 and above rounded up).
“Series B Percentage” shall mean that amount equal to the quotient obtained by dividing the Series B Preference by the Aggregate Junior Preferred Preference.
“Series B Preference” shall mean that amount equal to the product of the Total Outstanding Series B Preferred Shares multiplied by $1.229.
“Series B Pro Rata Amount” shall mean that amount equal to the product obtained by multiplying the Series B Percentage by the Aggregate Junior Preferred Consideration.
“Series C Per Share Amount” shall mean an amount of cash equal to the quotient obtained by dividing the Series C Pro Rata Amount by the Total Outstanding Series C Preferred Shares, rounded to the nearest one hundred thousandth (0.00001) (with amounts of 0.000005 and above rounded up).
“Series C Percentage” shall mean that amount equal to the quotient obtained by dividing the Series C Preference by the Aggregate Junior Preferred Preference.
“Series C Preference” shall mean that amount equal to the product of the Total Outstanding Series C Preferred Shares multiplied by $2.814.
“Series C Pro Rata Amount” shall mean that amount equal to the product obtained by multiplying the Series C Percentage by the Aggregate Junior Preferred Consideration.
“Series D Per Share Amount” shall mean an amount of cash equal to the quotient obtained by dividing the Series D Preference by the Total Outstanding Series D Preferred Shares, rounded to the nearest one hundred thousandth (0.00001) (with amounts of 0.000005 and above rounded up).
“Series D Preference” shall mean that amount equal to the product of the Total Outstanding Series D Preferred Shares multiplied by $3.024.
“Stockholder Escrow Amount” shall mean an amount of cash equal to ten percent (10%) of the Total Consideration less the Transaction Bonus Escrow Amount.
“Straddle Period” shall mean any taxable period that begins on or before and ends after the Closing Date.
“Subsidiary” shall mean, with respect to any party, any corporation or other organization or Person, whether incorporated or unincorporated, of which (x) such party or any other subsidiary of such party is a general partner (excluding such partnerships where such party or any subsidiary of such party does not have a majority of the voting interest in such partnership) or (y) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its subsidiaries or affiliates.
“Target Service Provider” shall mean either (i) an employee of the Company listed on Schedule 1.6(e) hereto or (ii) an independent contractor of the Company listed on Schedule 1.6(f) hereto.

“Total Consideration” shall mean $42,500,000 in cash, less the amount of any Company Third-Party Expenses, less any Unpaid Pre-Closing Taxes, less the amount of any Closing Indebtedness, plus the Adjusted Net Equity Adjustment Amount (resulting in an increase in Total Consideration if such amount is a positive number or a decrease in Total Consideration if such amount is a negative number), less the aggregate amount of the Company Transaction Expenses, plus the aggregate amount of the Parent Transaction Expenses, plus the amount of any Excess Company Bridge Amount, minus the Expense Fund Amount.
“Total Outstanding Common Shares” shall mean the aggregate number of shares of Company Common Stock issued and outstanding as of immediately prior to the Effective Time.
“Total Outstanding Series A Preferred Shares” shall mean the aggregate number of shares of Company Series A Preferred Stock issued and outstanding as of immediately prior to the Effective Time.
“Total Outstanding Series B Preferred Shares” shall mean the aggregate number of shares of Company Series B Preferred Stock issued and outstanding as of immediately prior to the Effective Time.
“Total Outstanding Series C Preferred Shares” shall mean the aggregate number of shares of Company Series C Preferred Stock issued and outstanding as of immediately prior to the Effective Time.
“Total Outstanding Series D Preferred Shares” shall mean the aggregate number of shares of Company Series D Preferred Stock issued and outstanding as of immediately prior to the Effective Time.
“Transaction Bonus Escrow Amount” shall mean an amount equal to ten percent (10%) of the Executive Transaction Bonuses that are actually paid out to the Executive Transaction Bonus Recipients at the Closing.
“Transaction Payroll Taxes” shall mean the employer portion of any employment or payroll Taxes imposed on (i) any bonuses, option cashouts, severance, change-of-control or other compensatory payments made in connection with the transactions contemplated by this Agreement that are made at or immediately after Closing and (ii) the Executive Transaction Bonuses.
“Unpaid Pre-Closing Taxes” shall mean (i) any Taxes of the Company attributable to any Pre-Closing Tax Period that are not yet paid, and (ii) any Taxes attributable to the transactions contemplated by this Agreement, including Transaction Payroll Taxes; provided, however, that Unpaid Pre-Closing Taxes shall not include (x) any Taxes arising solely from an election made under Section 338 of the Code made by Parent with respect to the Company or (y) any sales Taxes that the Company failed to collect from transactions entered into with Xerox Corporation and/or any of its subsidiaries, if the Company has obtained evidence reasonably satisfactory to Parent that the Company will have no liability for such sales Taxes because such sales Taxes have been paid by Xerox Corporation or any of its subsidiaries. For purposes of the foregoing, any real, personal and intangible property Taxes for any Straddle Period shall be allocated to the portion of the Straddle Period ending on the Closing Date on a per diem basis, and all other Taxes for any Straddle Period shall be allocated as if such Straddle Period ended on the Closing Date, except that exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions), other than with respect to property placed in service after the Closing, shall be allocated on a per diem basis.

“Xerox Receivable” has the meaning set forth in Section 10.6.

1.7     Effect of Merger on the Capital Stock of the Constituent Corporations.

(a)    Effect on Company Common Stock. At the Effective Time, by virtue of the Merger and subject to Section 1.9 regarding Dissenting Shares and without any action on the part of Sub, the Company or the holders of shares of Company Capital Stock, each share of Company Common Stock issued and outstanding of as immediately prior to the Effective Time will be cancelled and extinguished without consideration and will have no further rights.

(b)     Effect on Company Preferred Stock. At the Effective Time, by virtue of the Merger and subject to Section 1.9 regarding Dissenting Shares and without any action on the part of Sub, the Company or the holders of shares of Company Capital Stock, each share of Company Preferred Stock issued and outstanding as of immediately prior to the Effective Time, upon the terms and subject to the conditions set forth in this Section 1.7 and throughout this Agreement, will be cancelled and extinguished and, upon surrender of the certificate representing such shares of Company Preferred Stock in the manner provided in Section 1.7(b) hereof, will be converted automatically into the right to receive that portion of the Total Consideration as follows:

(i)Each outstanding share of Company Series A Preferred Stock (other than any Dissenting Shares) will be converted automatically into the right to receive the Series A Per Share Amount;

(ii)Each outstanding share of Company Series B Preferred Stock (other than any Dissenting Shares) will be converted automatically into the right to receive the Series B Per Share Amount;

(iii)Each outstanding share of Company Series C Preferred Stock (other than any Dissenting Shares) will be converted automatically into the right to receive the Series C Per Share Amount; and

(iv)Each outstanding share of Company Series D Preferred Stock (other than any Dissenting Shares) will be converted automatically into the right to receive the Series D Per Share Amount.
Notwithstanding the foregoing, with respect to each Company Stockholder that holds shares of Company Junior Preferred Stock immediately prior to the Effective Time, such Company Stockholder’s Pro Rata Escrow Portion of the Escrow Amount and such Company Stockholder’s Pro Rata Executive Escrow Portion of the Executive Escrow Amount shall be withheld from the amount otherwise payable to such Company Stockholder pursuant to this Section 1.7(b), and the entire Escrow Amount and Executive Escrow Amount shall be placed in escrow pursuant to the escrow provisions of Section 1.10(b) and Article VII hereof. The Total Consideration payable pursuant to this Section 1.7(b) less the Escrow Amount and the Executive Escrow Amount shall be referred to herein as the “Closing Cash Consideration.”

(c)    Treatment of Company Options and Company Warrants.

(i)Effect on Company Options. No outstanding Company Options shall be assumed by Parent or remain outstanding after the Effective Time. The Company shall cause each such Company Option to be terminated or cancelled as of immediately prior to the Effective Time, either pursuant to its terms or pursuant to an agreement with the holder thereof.

(ii)Effect on Company Warrants. No outstanding Company Warrants, if any, shall be assumed by Parent, and the Company shall cause each such Company Warrant to be either exercised by the holder of such Company Warrant in full or, to the extent not exercised in full, terminated or cancelled as of immediately prior to the Closing, either pursuant to its terms or pursuant to an agreement with the holder thereof.

(iii)Necessary Actions. Prior to the Effective Time, and subject to the review and approval of Parent, the Company shall take all actions necessary to effect the transactions contemplated by this Section 1.7(c) under the Plan, all Company Option agreements, all Company Warrant agreements and any other plan or arrangement of the Company (whether written or oral, formal or informal), including delivering all required notices and obtaining any required consents, such that at the Effective Time the Company shall not have any outstanding equity or equity-related interests other than shares of Company Preferred Stock.

(d)     Effect on Capital Stock of Sub. Each share of common stock of Sub issued and outstanding as of immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation. Each stock certificate of Sub evidencing ownership of any such shares shall continue to evidence ownership of such shares of capital stock of the Surviving Corporation.

1.8    Purchase Price Adjustments

(a)     Calculation of Purchase Price Adjustments.

(i)    The Company shall deliver to Parent, in a form reasonably acceptable to Parent, not less than three (3) Business Days prior to the Closing Date, a final statement prepared in accordance with GAAP (the “Closing Statement”) setting forth in reasonable detail and accompanied by reasonably detailed back-up documentation the calculation of (A) the amounts of the Company Third-Party Expenses, Company Transaction Expenses and Parent Transaction Expenses, (B) the amount of the Unpaid Pre-Closing Taxes, (C) the amount of the Closing Indebtedness, (D) the Adjusted Net Equity Adjustment Amount, and (E) the amount of any Excess Company Bridge Amount. Such Closing Statement shall be certified as true, correct and complete as of the Closing Date by the Company’s Chief Executive Officer and Chief Financial Officer (the “Closing Statement Certificate”).

(ii)For the avoidance of doubt, the Current Assets and Current Liabilities used to calculate the Adjusted Net Equity Amount shall be calculated in the same way, using the same methodologies and accounting practices and principles applied on a consistent basis (including with respect to determining estimates and allowances) as the line items comprising such Current Assets and Current Liabilities as set forth in Schedule 1.6(a) and Schedule 1.6(b), respectively.

(b)    Preparation and Delivery of Post-Closing Statement. As promptly as practicable, but in no event later than sixty (60) calendar days after the Closing Date, Parent shall prepare and deliver, or cause to be prepared and delivered, to the Escrow Representative a certificate (the “Post-Closing Statement”), executed by a responsible officer of Parent, setting forth in reasonable detail Parent’s good faith calculation of (A) the amounts of the Company Third-Party Expenses, Company Transaction Expenses and Parent Transaction Expenses, (B) the amount of the Unpaid Pre-Closing Taxes, (C) the amount of the Closing Indebtedness, (D) the Adjusted Net Equity Adjustment Amount and (E) the amount of any Excess Company Bridge Amount, accompanied by reasonably detailed back-up documentation for such calculation and any additional information reasonably requested by the Escrow Representative; provided, however, in the event Parent does not deliver the Post-Closing Statement to the Escrow Representative within such 60-day period the calculation of such amounts as set forth in the

Closing Statement shall be final and binding on the parties and not subject to appeal. The Post-Closing Statement shall be prepared in a manner consistent with the Closing Statement. Following the Closing, Parent shall provide the Escrow Representative and its representatives reasonable access at reasonable times and upon reasonable notice to the records, properties, personnel and (subject to the execution of customary work paper access letters if requested) auditors of the Company relating to the preparation of the Post-Closing Statement and shall cause the personnel of the Company to reasonably cooperate with the Escrow Representative in connection with its review of the Post-Closing Statement.

(c)Review of Post-Closing Statement. The Escrow Representative shall have thirty (30) days following its receipt of the Post-Closing Statement (the “Review Period”) to review the Post-Closing Statement together with information reasonably requested by the Escrow Representative (which shall be promptly provided to the Escrow Representative). On or before the expiration of the Review Period, the Escrow Representative shall deliver to Parent a written statement accepting or disputing the Post-Closing Statement. In the event that the Escrow Representative shall dispute the Post-Closing Statement, such statement shall include a detailed itemization of the Escrow Representative’s objections and the reasons therefor (such statement, a “Dispute Statement”). Any component of the Post-Closing Statement that is not disputed in a Dispute Statement shall be final and binding on the parties hereto and not subject to appeal. If the Escrow Representative does not deliver a Dispute Statement to Parent within the Review Period or delivers a statement accepting the Post-Closing Statement, the Post-Closing Statement shall be final and binding on the parties hereto and not subject to appeal.

(d)Dispute Resolution. If the Escrow Representative delivers a Dispute Statement during the Review Period, Parent and the Escrow Representative shall promptly meet and attempt in good faith to resolve their differences with respect to the disputed items set forth in the Dispute Statement during the thirty (30) calendar days immediately following Parent’s receipt of the Dispute Statement, or such longer period as Parent and the Escrow Representative may mutually agree (the “Resolution Period”). Any such disputed items that are resolved by Parent and the Escrow Representative during the Resolution Period shall be final and binding on the parties hereto and not subject to appeal. If Parent and the Escrow Representative do not resolve all such disputed items by the end of the Resolution Period, Parent and the Escrow Representative shall submit all items remaining in dispute with respect to the Dispute Statement to KPMG LLP or any other nationally recognized independent accounting firm upon which Parent and the Escrow Representative shall reasonably agree (the “Accounting Firm”) for review and resolution. The Accounting Firm shall act as an expert and not an arbitrator. The Accounting Firm shall make all calculations in accordance with the practices used in preparation of the Post-Closing Statement, shall determine only those items remaining in dispute between Parent and the Escrow Representative, and shall only be permitted or authorized to determine an amount with respect to any such disputed item that is equal to or between the amount of such disputed item as proposed by Parent in the Post-Closing Statement or the amount of such disputed item as proposed by the Escrow Representative in the Dispute Statement. Each of Parent and the Escrow Representative shall (i) enter into a customary engagement letter with the Accounting Firm at the time such dispute is submitted to the Accounting Firm and otherwise cooperate with the Accounting Firm, (ii) have the opportunity to submit a written statement in support of their respective positions with respect to such disputed items, to provide supporting material to the Accounting Firm in defense of their respective positions with respect to such disputed items and to submit a written statement responding to the other party’s position with respect to such disputed items and (iii) subject to customary confidentiality and indemnity agreements, provide the Accounting Firm with access to their respective books, records, personnel and representatives and such other information as the Accounting Firm may require in order to render its determination. The Accounting Firm shall be instructed to deliver to Parent and the Escrow Representative a written determination (such determination to include a worksheet setting forth all material calculations used in arriving at such determination and to be based solely on information provided to the Accounting Firm by Parent and the Escrow Representative) of the disputed items within thirty (30) calendar days of receipt of the disputed items, which determination shall be final and binding on the parties hereto and not subject to appeal. The Escrow Representative (on behalf of the Company Stockholders) and Parent shall pay the portion of the fees and costs of the Accounting Firm (“Accountant Costs”), if any, determined by multiplying the amount of the Accountant Costs by a fraction the numerator of which is (with respect to each party) (A) the positive difference between (1) the aggregate Total Consideration calculated using the amounts submitted by such party to the Accounting Firm on the Post-Closing Statement or Dispute Statement, as applicable, and (2) the determination of the actual Total Consideration made by the Accounting Firm, and the denominator of which is (B) the aggregate difference between the amounts of Total Consideration as calculated using the amounts on each party’s submission of the Post-Closing Statement or Dispute Statement, as applicable.

(e)Post-Closing Payments.

(i)Upon the final determination of (A) the Company Third-Party Expenses, Company Transaction Expenses and Parent Transaction Expenses, (B) the Unpaid Pre-Closing Taxes, (C) the Closing Indebtedness, (D) the Adjusted Net Equity Adjustment Amount and (E) the amount of any Excess Company Bridge Amount pursuant to this Section 1.8:

(A)if the Total Consideration calculated using the amounts finally determined pursuant to this Section 1.8 is greater than the Total Consideration calculated using the amounts set forth in the Closing Statement (the difference between such amounts, the “Post-Closing Adjustment Excess”), then the Company Stockholders shall be entitled to receive such Post-Closing Adjustment Excess from Parent under this Section 1.8(e);
(B)if the Total Consideration calculated using the amounts set forth in the Closing Statement is less than the Total Consideration calculated using the amounts finally determined pursuant to this Section 1.8 (the difference between such amounts, the “Post-Closing Adjustment Deficit”), then Parent shall be entitled to receive such Post-Closing Adjustment Deficit from the Company Stockholders under this Section 1.8(e); and
(C)if the Total Consideration calculated using the amounts set forth in the Closing Statement is equal to the Total Consideration calculated using the amounts finally determined pursuant to this Section 1.8, then no payments shall be made pursuant to this Section 1.8(e).

(ii)Within five (5) Business Days after the determinations set forth in clause (i) of this Section 1.8(e), either (A) Parent shall, in the event there is a Post-Closing Adjustment Excess, deposit or shall cause to be deposited with the Paying Agent, by wire transfer of immediately available funds, an amount in cash equal to the Post-Closing Adjustment Excess, which shall be payable to the Company Stockholders in accordance with Section 1.7; or (B) Parent and the Escrow Representative shall, in the event there is a Post-Closing Adjustment Deficit, provide a joint written instruction to the Escrow Agent to deliver an amount in cash equal to the Post-Closing Adjustment Deficit from the Escrow Fund, which shall be deemed to be deducted from the portion of the Escrow Fund attributable to each Company Stockholder based on such holder’s Pro Rata Escrow Portion of the Escrow Fund. For avoidance of doubt, any recovery of the Post-Closing Adjustment Deficit shall not be subject to any of limitations set forth in Sections 7.3(a) or (b).

(iii)Any payment made under this Section 1.8, to the maximum extent permitted by applicable Law, shall be treated for all Tax purposes as an adjustment to the Total Consideration.

1.9    Dissenting Shares

(a)     Notwithstanding any other provisions of this Agreement to the contrary, any shares of Company Capital Stock held by a holder who has not effectively withdrawn or lost such holder’s appraisal, dissenters’ or similar rights for such shares under the applicable provisions of Delaware Law or the California Corporations Code (“California Law”), as applicable (collectively, the “Dissenting Shares”), shall not be converted into or represent a right to receive the applicable consideration for Company Capital Stock set forth in Section 1.7 hereof, but the holder thereof shall only be entitled to such rights as are provided by Delaware Law and California Law.

(b)     Notwithstanding the provisions of Section 1.9(a) hereof, if any holder of Dissenting Shares shall effectively withdraw or lose (through failure to perfect or otherwise) such holder’s appraisal or dissenters’ rights under Delaware Law and California Law, as applicable, then, as of the later of the Effective Time and the occurrence of such event, such holder’s shares shall automatically be converted into and represent only the right to receive the consideration for Company Capital Stock, as applicable, set forth in Section 1.7 hereof, if any, without interest thereon, and subject to the provisions of Section 7.4 hereof, upon surrender of the certificate representing such shares.

(c)     The Company shall give Parent (i) prompt notice of any written demand for appraisal received by the Company pursuant to the applicable provisions of Delaware Law or California Law and (ii) the opportunity to direct all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any such demands or offer to settle or settle any such demands. Notwithstanding the foregoing, to the extent that Parent, the Surviving Corporation or the Company (x) makes any payment or payments in respect of any Dissenting Shares in excess of the consideration that otherwise would have been payable in respect of such shares in accordance with this Agreement or (y) incurs any Losses (including reasonable out-of-pocket attorneys’ and consultants’ fees, out-of-pocket costs and expenses and including any such fees, costs and expenses incurred in connection with investigating, defending against or settling any action or proceeding) in respect of any Dissenting Shares (excluding payments for such shares) ((x) and (y) together, “Dissenting Share Payments”), Parent shall be entitled to recover under the terms of Article VII hereof the amount of such Dissenting Share Payments. Notwithstanding anything to the contrary contained herein, Parent shall not, except with the prior written consent of the Escrow Representative (such consent not to be unreasonably withheld), make any Dissenting Share Payments (and with respect to clause (y) of the previous sentence, such amounts shall not be deemed to be Dissenting Share Payments absent such consent); provided, that Parent may pay or incur amounts described in clauses (x) and (y) of the previous sentence up to an aggregate of $200,000 without the prior written consent of the Escrow Representative (“Unconsented Payments”); provided, further, that only 75% of the amount of each such Unconsented Payment shall be deemed to be a Dissenting Share Payment, unless Parent has received prior to the Effective Time a duly executed Joinder Agreement from the Company Stockholders constituting the holders of not less than 95% of the shares of Company Capital Stock outstanding immediately prior to the Effective Time, in which case only 50% of the amount of each such Unconsented Payment shall be deemed to be a Dissenting Share Payment.

1.10    Surrender of Certificates.

(a)     Paying Agent. Parent, U.S. Bank National Association or another institution selected by Parent may serve as the paying agent (the “Paying Agent”) for the Merger.

(b)    Parent to Provide Cash. On the Closing Date, Parent shall deposit (i) with the Paying Agent, an amount equal to the Closing Cash Consideration, (ii) with the Paying Agent, an amount equal to the Closing Third-Party Payoff Amounts, (iii) with the Escrow Agent, an amount equal to the

Stockholder Escrow Amount to be held in the Escrow Fund and distributed in accordance with the terms of this Agreement (iv) with the Escrow Agent, an amount equal to the Transaction Bonus Escrow Amount to be held in the Escrow Fund and distributed in accordance with the terms of this Agreement, (v) with the Escrow Agent, an amount equal to the Executive Escrow Amount to be held in the Executive Escrow Fund and distributed in accordance with the terms of this Agreement. At such time, Parent shall be deemed to have (i) deposited into the Escrow Fund (A) each Company Stockholder’s Pro Rata Escrow Portion of the Escrow Amount,and (B) each Executive Transaction Bonus Recipient’s Pro Rata Escrow Portion of the Escrow Amount, in each case rounded to the nearest cent, and (ii) into the Executive Escrow Fund, each Company Stockholder’s Pro Rata Executive Escrow Portion of the Executive Escrow Amount.

(c)     Exchange Procedures. Subject to the conditions set forth in this Agreement, as soon as commercially practicable after the Effective Time, the Paying Agent shall mail or otherwise deliver to each Company Stockholder, at the address set forth opposite such Company Stockholder’s name on the Spreadsheet, a stockholder letter of transmittal in substantially the form attached hereto as Exhibit G (the “Letter of Transmittal”), and, to the extent such Company Stockholder has not already executed and delivered a Joinder Agreement to Parent, a Joinder Agreement to each Company Stockholder at the address set forth opposite such Company Stockholder’s name on the Spreadsheet. After receipt of such Letter of Transmittal, Joinder Agreement and any other documents that Parent or the Paying Agent may reasonably require in order to effect the exchange (the “Exchange Documents”), such Company Stockholder will surrender the certificates representing his, her or its shares of Company Preferred Stock (the “Company Stock Certificates”) to the Paying Agent for cancellation together with duly completed and validly executed Exchange Documents. Upon surrender of a Company Stock Certificate for cancellation to the Paying Agent, together with such Exchange Documents, duly completed and validly executed in accordance with the instructions thereto, and subject to the terms of Section 1.10(d) hereof, the holder of such Company Stock Certificate shall be entitled to receive from the Paying Agent in exchange therefor, the cash constituting that portion of the Total Consideration to which such Company Stockholder is entitled pursuant to Section 1.7 hereof less appropriate tax withholding amounts, and the Company Stock Certificate so surrendered shall be cancelled. Until so surrendered, after the Effective Time, each Company Stock Certificate will be deemed, for all corporate purposes thereafter, to evidence only the right to receive the consideration provided for in this Article I. No portion of the Total Consideration will be paid to the holder of any unsurrendered Company Stock Certificate with respect to shares of Company Preferred Stock formerly represented thereby until the holder of record of such Company Stock Certificate shall surrender such Company Stock Certificate and the Exchange Documents pursuant hereto.

(d)    Transfers of Ownership. If the cash payment or check evidencing the cash to be paid pursuant to Section 1.7 hereof is to be made to a Person other than the Person whose name is reflected on the Company Stock Certificate surrendered in exchange therefor, it will be a condition of the issuance thereof that the certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the Person requesting such exchange will have paid to Parent or any agent designated by it any transfer or other taxes required by reason of the payment of any portion of the Total Consideration in any name other than that of the registered holder of the certificate surrendered, or established to the satisfaction of Parent or any agent designated by it that such tax has been paid or is not payable.

(e)    Paying Agent to Return Merger Consideration. At any time following the last day of the six (6) month period following the Effective Time, Parent shall be entitled to require the Paying Agent to deliver to Parent or its designated successor or assign any portion of the Total Consideration that has been deposited with the Paying Agent pursuant to Section 1.10(b) hereof, and not disbursed pursuant to Section 1.10(c) hereof, and thereafter the Company Stockholders shall be entitled to look only to Parent (subject to the terms of Section 1.10(f) hereof) as general creditors thereof with respect to any and all cash amounts that may be payable to such Persons pursuant to Section 1.7 hereof. No interest shall be payable for the cash amounts delivered to Parent pursuant to the provisions of this Section 1.10(e) and which are subsequently delivered to the Company Stockholders.

(f)No Liability. Notwithstanding anything to the contrary in this Section 1.10, none of the Paying Agent, the Surviving Corporation or any other party hereto shall be liable to a Company Stockholder for any amount paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

1.11    No Further Ownership Rights in Company Capital Stock. The portion of the Total Consideration, if any, paid or payable in respect of the surrender for exchange of shares of Company Capital Stock in accordance with the terms hereof shall be deemed to be full satisfaction of all rights pertaining to such shares of Company Capital Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Capital Stock that were outstanding as of immediately prior to the Effective Time. If, after the Effective Time, stock certificates that previously represented shares of Company Capital Stock are presented to the Surviving Corporation for any reason, they shall be cancelled and, if they represented shares of Company Preferred Stock, exchanged as provided in this Article I.

1.12    Lost, Stolen or Destroyed Certificates Stock. In the event any Company Stock Certificates shall have been lost, stolen or destroyed, the Paying Agent shall issue in exchange for such lost, stolen or destroyed certificates or agreements, upon the making of an affidavit of that fact by the holder thereof, such consideration, if any, as may be required pursuant to Section 1.7 hereof or the Spreadsheet, as applicable; provided, however, that the Paying Agent shall, as a condition precedent to the issuance thereof, require the Company Stockholder who is the owner of such lost, stolen or destroyed certificates to deliver a bond in such amount as it may reasonably direct, indemnifying Parent and Paying Agent against any claim that may be made against Parent or the Paying Agent with respect to the certificates alleged to have been lost, stolen or destroyed.

1.13    Withholding Taxes. Notwithstanding any other provision of this Agreement, the Company and, on its behalf, Parent, the Surviving Corporation, the Paying Agent and the Escrow Agent shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement such amounts as may be required to be deducted or withheld therefrom under any provision of U.S. federal, state, local or non-U.S. tax law or under any applicable legal requirement, and to request and be provided any necessary tax forms, including IRS Form W-9 or the appropriate version of IRS Form W-8, as applicable, or any similar information. To the extent any such amounts are so deducted or withheld and paid over to the appropriate Governmental Entity, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

1.14     Taking of Necessary Action; Further Action. If at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company, Parent, Sub, and the officers and directors of the Company, Parent and Sub are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE COMPANY
The Company hereby represents and warrants to Parent and Sub, subject to such exceptions as are specifically disclosed in the disclosure schedule (referencing the appropriate section and subsection numbers or disclosed in any other section, subsection or clause of the Disclosure Schedule; provided, however, that it is reasonably apparent upon reading such disclosure without independent knowledge of the reader regarding the matter disclosed that the disclosure is responsive to such other section, subsection or clause of this Article II) supplied by the Company to Parent and Sub and dated as of the date hereof (the “Disclosure Schedule”) on the date hereof, and as of the Closing Date (or, if made as of a specified date, as of such date):

2.1     Organization of the Company

(a)     The Company is a corporation duly organized and validly existing under the laws of the State of Delaware and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as currently conducted. The Company is duly qualified or licensed as a foreign corporation to do business, and is in good standing in each jurisdiction where the character or location of its assets or properties (whether owned, leased or licensed) or the nature of its activities make such qualification or licensing materially necessary to the Company’s business as currently conducted. The Company has made available to Parent a true and correct copy of its certificate of incorporation, as amended to date (the “Company Certificate of Incorporation”), and bylaws, as amended to date (the “Company Bylaws”), each in full force and effect on the date hereof (collectively, the “Charter Documents”). Except for the Certificate Amendment, the Board of Directors of the Company has not approved or proposed any amendment to any of the Charter Documents not reflected therein.

(b)     Section 2.1(b) of the Disclosure Schedule lists all of the directors and officers of the Company.

(c)     Section 2.1(c) of the Disclosure Schedule lists every state or foreign jurisdiction in which the Company has Employees or facilities or otherwise has conducted its business since inception (specifying the existence of Employees or facilities in each such state or jurisdiction).

2.2    Company Capital Structure

(a)    The authorized capital stock of the Company consists of (i) 30,000,000 shares of Company Common Stock, of which 3,792,403 shares are issued and outstanding as of the date hereof and (ii) 21,003,319 shares of Company Preferred Stock, of which 20,792,969 shares are issued and outstanding as of the date hereof. Of the authorized shares of Company Preferred Stock, 3,585,000 are designated as Company Series A Preferred Stock, of which 3,525,000 shares are issued and outstanding as of the date hereof, 6,783,868 are designated as Company Series B Preferred Stock, of which 6,710,638 shares are issued and outstanding as of the date hereof, 5,634,451 are designated as Company Series C Preferred Stock, of which 5,597,014 shares are issued and outstanding as of the date hereof, and 5,005,000 are designated as Company Series D Preferred Stock, of which 4,960,317 shares are issued and outstanding as of the date hereof. Each share of Company Preferred Stock is convertible on a one‑share for one‑share basis into Company Common Stock. As of the date hereof, the Company Capital Stock is held by the Persons with the domicile addresses and in the amounts set forth on Section 2.2(a) of the Disclosure Schedule, which further sets forth for each such Person the number of shares held by such Person, the number of the applicable stock certificate(s) representing such shares, the number of shares currently or previously subject to repurchase for which elections under Section 83(b) of the Code were not timely made. All outstanding shares of Company Capital Stock are duly authorized, validly issued, fully paid and non‑assessable and are not subject to preemptive rights created by statute, the Charter Documents, or any agreement to which the Company is a party or by which it is bound. There are no declared or accrued but unpaid dividends with respect to any shares of Company Capital Stock. Except as set forth in this Section 2.2(a), the Company has no other capital stock authorized, issued or outstanding.

(b)     All outstanding shares of Company Capital Stock, Company Options, and Company Warrants have been issued or repurchased (in the case of shares that were outstanding and repurchased by the Company or any stockholder of the Company) in compliance with all applicable federal, state, foreign, or local statutes, laws, rules, or regulations, including federal and state securities laws, and were issued, transferred and repurchased (in the case of shares that were outstanding and repurchased by the Company or any stockholder of the Company) in accordance with any right of first refusal or similar right or limitation applicable thereto, including those in the Charter Documents.

(c)    Except for the Plan, the Company has never adopted, sponsored or maintained any stock option plan or any other plan or agreement providing for equity compensation to any Person. The Plan has been duly authorized, approved and adopted by the Board of Directors of the Company and the Company Stockholders and is in full force and effect. The Company has reserved 5,366,057 shares of Company Common Stock for issuance to employees and directors of, and consultants to, the Company upon the issuance of stock or the exercise of options granted under the Plan, of which (i) 4,767,073 shares are issuable, as of the date hereof, upon the exercise of outstanding, unexercised options granted prior to the date hereof under the Plan, (ii) 355,274 shares have been issued upon the exercise of options granted under the Plan and remain outstanding as of the date hereof, (iii) no shares have been issued in the form of restricted stock granted under the Plan and remain outstanding as of the date hereof, and (iv) 235,090 shares remain available for future grant. All Company Options have been offered, issued and delivered by the Company in compliance with all applicable laws, including federal and state securities laws, and in compliance with the terms and conditions of the Plan. Section 2.2(c) of the Disclosure Schedule sets forth, as of the date hereof, for each outstanding Company Option and Company Warrant, the name of the holder of such option or warrant, the type of entity of such holder (if not a natural person), the domicile address of such holder, the type and number of shares of Company Capital Stock issuable upon the exercise of such option or warrant, the exercise price of such option or warrant, the date of grant of such option or warrant, the vesting schedule for such option or warrant, including the extent vested to date and whether (and to what extent) the vesting of such option or warrant is subject to acceleration as a result of the transactions contemplated by this Agreement and whether such option is a nonstatutory option or intended to qualify as an incentive stock option as defined in Section 422 of the Code. True and complete copies of all agreements and instruments relating to or issued under the Plan have been made available to Parent, and such agreements and instruments have not been amended, modified or supplemented other than as provided in this Agreement, and there are no agreements to amend, modify or supplement such agreements or instruments from the forms thereof provided to Parent.

(d)    Except as set forth in Section 2.2(d) of the Disclosure Schedule, there are no options, warrants, calls, rights, convertible securities, commitments or agreements of any character, written or oral, to which the Company is a party or by which the Company is bound obligating the Company to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of the capital stock of the Company or obligating the Company to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or other similar rights with respect to the Company. As a result of the Merger, upon the occurrence of the Effective Time, Parent will be the sole record and beneficial holder of all issued and outstanding shares of capital stock of the Surviving Corporation and all rights to acquire or receive any shares of capital stock of the Surviving Corporation, whether or not such shares of the Surviving Corporation are outstanding.

(e)    Except as set forth in Section 2.2(e) of the Disclosure Schedule and except as contemplated hereby, there are no (i) voting trusts, proxies, or other agreements or understandings with respect to the voting stock of the Company and (ii) agreements to which the Company is a party relating to the registration, sale or transfer (including agreements relating to rights of first refusal, co-sale rights or “drag-along” rights) of any Company Capital Stock.

2.3     Subsidiaries. The Company does not have and has never had any subsidiaries or affiliated companies and does not otherwise own and has never otherwise owned any shares of capital stock or any interest in, or control, directly or indirectly, any other corporation, limited liability company, partnership, association, joint venture or other business entity.

2.4     Authority and Enforceability. The Company has all requisite power and authority to enter into this Agreement, the Certificates and any Related Agreements to which it is a party and, subject to obtaining the Initial Stockholder Consent, to consummate the Merger, file the Certificate Amendment with the Secretary of State of the State of Delaware, and the other transactions contemplated hereby and thereby. The execution and delivery of this Agreement, the Certificates and any Related Agreements to which the Company is a party and the consummation of the Merger, and the other transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate action on the part of the Company, and no further corporate action is required on the part of the Company to authorize this Agreement, the Certificate Amendment, the Certificates and any Related Agreements to which it is a party and the transactions contemplated hereby and thereby, subject only to the approval of the transactions contemplated by this Agreement by the Company Stockholders. The vote required of the Company Stockholders to approve this Agreement, the Certificate Amendment, the Certificates and the Related Agreements, the Merger and the other transactions contemplated hereby and thereby is set forth in Section 2.4 of the Disclosure Schedule (such vote, the “Requisite Stockholder Vote”). This Agreement, including the plan of merger described in Article I, has been unanimously approved by the Board of Directors of the Company, and the Board of Directors of the Company has unanimously recommended that the Company Stockholders approve this Agreement. This Agreement, the Certificates and each of the Related Agreements to which the Company is a party have been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by the other parties hereto and thereto, constitute the valid and binding obligations of the Company enforceable against it in accordance with their respective terms, subject to (i) laws of general application relating to bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally and (ii) general principles of equity.

2.5    Initial Stockholder Consent. The Initial Stockholder Consent, when executed and delivered, will satisfy all requirements for consents, votes or approvals by the holders of any classes or series of Company Capital Stock necessary to approve and adopt, and consummate, this Agreement, the Merger, and the transactions contemplated hereby, including the filing of the Certificate Amendment with the Secretary of State of the State of Delaware.

2.6     No Conflict. The execution and delivery by the Company of this Agreement, the Certificates and any Related Agreement to which the Company is a party, and the consummation of the transactions contemplated hereby and thereby, will not conflict with or result in any violation of or default under (with or without notice or lapse of time, or both) or give rise to, any payment obligation, or a right of termination, cancellation, modification or acceleration of any obligation or loss of any benefit under (any such event, a “Conflict”) (a) any provision of the Company Certificate of Incorporation, as amended by the Certificate Amendment, or the Company Bylaws, (b) any Material Contract, or (c) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any of its properties or assets (whether tangible or intangible). Section 2.6 of the Disclosure Schedule sets forth all necessary notices, consents, waivers and approvals of parties to any Material Contracts with the Company that are required thereunder in connection with the Merger, or for any such Material Contract to remain in full force and effect without limitation, modification or alteration immediately after the Closing so as to preserve all rights of, and benefits to, the Company under such Material Contracts as of immediately after the Closing. Immediately following the Closing, the Company will continue to be permitted to exercise all of its rights under the Material Contracts without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Company would otherwise be required to pay pursuant to the terms of such Material Contracts had the transactions contemplated by this Agreement not occurred.

2.7     Consents. No consent, notice, waiver, approval, order or authorization of, or registration, declaration or filing with any court, administrative agency or commission or other federal, state, county, supranational, local or other foreign governmental authority, instrumentality, agency or commission (each, a “Governmental Entity”) or any third party, including a party to any Contract with the Company (so as not to trigger any Conflict), is required by, or with respect to, the Company in connection with the execution and delivery of this Agreement, the Certificates and any Related Agreement to which the Company is a party or the consummation of the transactions contemplated hereby and thereby, except for (a) the filing of the Certificate of Merger as provided in Section 1.2 hereof or (b) such consents, waivers and approvals as are set forth in Section 2.6 of the Disclosure Schedule.

2.8     Company Financial Statements

(a)     Section 2.8 of the Disclosure Schedule sets forth the Company’s (i) audited balance sheet as of December 31, 2013, and the related audited statements of income, cash flow and stockholders’ equity for the twelve (12) month period then ended, and (ii) unaudited balance sheet as of August 31, 2014 (the “Balance Sheet Date”), and the related unaudited statements of income and cash flow for the eight (8) months then ended (collectively, the “Financials”) are true and correct in all material respects and have been prepared in accordance with GAAP consistently applied throughout the periods indicated and consistent with each other. The Financials present fairly in all material respects the Company’s financial condition, operating results and cash flows as of the dates and during the periods indicated therein. The Company’s unaudited balance sheet as of the Balance Sheet Date is referred to hereinafter as the “Current Balance Sheet.” The Company has identified all uncertain tax positions contained in all Tax Returns filed by the Company and has established adequate reserves and made any appropriate disclosures in the Financials in accordance with the requirements of Financial Interpretation No. 48 of FASB Statement No. 109. The books and records of the Company have been, and are being, maintained in all material respects in accordance with applicable legal and accounting requirements, and the Financials are consistent in all material respects with such books and records.

(b)    The Company has established and maintains, adheres to and enforces a system of internal accounting controls which are customary for a company of the Company’s size and stage of development that are designed to be effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements (including the Financials), in accordance with GAAP, including policies and procedures that (i) require the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company, (ii) provide assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the Company are being made only in accordance with appropriate authorizations of management and the Company’s Board of Directors and (iii) provide assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company. The Company has no Knowledge of (i) any

significant deficiency or material weakness in the system of internal accounting controls utilized by the Company, (ii) any fraud that involves the Company’s management or other Employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company or (iii) any claim or allegation regarding any of the foregoing.

2.9     No Undisclosed Liabilities; No Material Adverse Effect; Ordinary Course

(a)    The Company does not have any Liability (including, for the avoidance of doubt, any expense, deficiency, guaranty or endorsement of any type), whether accrued, absolute, contingent, matured, unmatured or other) that exceeds $10,000 individually and $25,000 in the aggregate, except for those which (i) have been reflected in the Current Balance Sheet, (ii) have arisen in the ordinary course of business consistent with past practices since the Balance Sheet Date and prior to the date hereof, (iii) have arisen since the date hereof and do not arise from a violation of Section 4.1 hereof, (iv) are executory obligations under Contracts that have not arisen from a breach thereof or default thereunder or (v) are Indebtedness, Third-Party Expenses or Unpaid Pre-Closing Taxes, in each case that will be included in the Closing Statement as of the Closing. Except as set forth in Section 2.9(a) of the Disclosure Schedule, the Company has no outstanding Indebtedness as of the date hereof.

(b)    Except for Liabilities reflected in the Financials, the Company has no off-balance sheet Liability of any nature to, or any financial interest in, any third parties or entities, the purpose or effect of which is to defer, postpone, reduce or otherwise avoid or adjust the recording of expenses incurred by the Company.  All reserves that are set forth in or reflected in the Current Balance Sheet have been established in accordance with GAAP consistently applied.  Without limiting the generality of the foregoing, the Company has never guaranteed any debt or other obligation of any other Person.

(b)    Since the Balance Sheet Date and prior to the date hereof, there has not occurred any Material Adverse Effect with respect to the Company.

(c)    Since the Balance Sheet Date and prior to the date hereof, the Company has not taken any action that, if taken after the date hereof, would require Parent’s consent under Section 4.1.

2.10    Accounts Receivable. All of the accounts receivable, whether billed or unbilled, of the Company arose in the ordinary course of business, are carried at values determined in accordance with GAAP consistently applied, are not, to the Knowledge of the Company, subject to any valid set-off or counterclaim, do not represent obligations for goods sold on consignment, on approval or on a sale‑or‑return basis or subject to any other repurchase or return arrangement. No Person has any Lien other than Permitted Liens on any accounts receivable of the Company and no request or agreement for deduction or discount has been made with respect to any accounts receivable of the Company.

2.11 Tax Matters

(a)    Definition of Taxes. For the purposes of this Agreement, the term “Tax” or, collectively, “Taxes” shall mean (i) any and all U.S. federal, state, local and non-U.S. taxes, assessments and other governmental charges, duties (including stamp duty), impositions and liabilities, including capital gains tax, taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, escheat, excise and property taxes as well as public imposts, fees and social security charges (including health, unemployment, workers’ compensation and pension insurance) in the nature of a tax, together with all interest, penalties, and additions imposed with respect to such amounts, (ii) any Liability for the payment of any amounts of the type described in clause (i) of this Section 2.11 as a result of being a member of an affiliated, consolidated, combined, unitary or similar group (including any arrangement for group or consortium relief or similar arrangement) for any period, and (iii) any Liability for the payment of any amounts of the type described in clauses (i) or (ii) of this Section 2.11 as a result of any express or implied obligation to indemnify any other Person or as a result of any obligation under any agreement or arrangement with any other Person with respect to such amounts and including any Liability for taxes of a predecessor or transferor or otherwise by operation of law.

(b)    Tax Returns and Audits.

(i)The Company has (a) prepared and timely filed all income and other material U.S. federal, state, local and non-U.S. returns, estimates, information statements and reports (“Tax Returns”) relating to any and all Taxes concerning or attributable to the Company or its operations, and such Tax Returns are true and correct in all material respects and have been completed in accordance with applicable law and (b) timely paid all Taxes it is required to pay.

(ii)The Company has paid or withheld with respect to its Employees, stockholders and other third parties, all U.S. federal, state and non-U.S. income Taxes and social security charges and similar fees, Federal Insurance Contribution Act amounts, Federal Unemployment Tax Act amounts and other Taxes required to be paid or withheld, and has timely paid over any such Taxes over to the appropriate authorities, and will pay or withhold (and pay over) such Taxes that are required to be paid or withheld with respect to any transaction or event occurring or payment made to such payees through and including the Closing Date.

(iii)The Company has not been delinquent in the payment of any Tax, nor is there any Tax deficiency outstanding, assessed or proposed against the Company, nor has the Company executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

(iv)No audit or other examination of any Tax Return of the Company is presently in progress, nor has the Company been notified in writing of any request for such an audit or other examination, and the Company does not have Knowledge that any such action or proceeding is being contemplated. No claim has ever been made in writing by any Tax authority that the Company is or may be subject to taxation in a jurisdiction in which it does not file Tax Returns. No adjustment relating to any Tax Return filed by the Company has been proposed by any Tax authority. The Company is not a party to or bound by any closing or other agreement or ruling with any Governmental Entity with respect to Taxes. There are no matters relating to Taxes under discussion between any taxing authority and the Company.

(v)As of the Balance Sheet Date, the Company does not have any Liabilities for unpaid Taxes which have not been accrued or reserved on the Current Balance Sheet, and the Company has not incurred any Liability for Taxes since the Balance Sheet Date other than in the ordinary course of business.

(vi)The Company has made available to Parent or its legal counsel, copies of all income and other material Tax Returns for the Company for the prior three (3) taxable years.

(vii)There are (and immediately following the Effective Time there will be) no Liens on the assets of the Company relating or attributable to Taxes other than Liens for Taxes not yet due and payable.

(viii)The Company has not been, at any time, a “United States Real Property Holding Corporation” within the meaning of Section 897(c)(2) of the Code.

(ix)The Company has not constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax‑free treatment under Section 355 of the Code.

(x)The Company has not engaged in a reportable transaction under Treasury Regulation Section 1.6011-4(b), including a transaction that is the same or substantially similar to one of the types of transactions that the Internal Revenue Service has determined to be a Tax avoidance transaction and identified by notice, regulation, or other form of published guidance as a listed transaction, as set forth in Treasury Regulation Section 1.6011-4(b)(2).

(xi)The Company has (A) never been a member of an affiliated group (within the meaning of Section 1504(a) of the Code) filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company), (B) never been a party to any Tax sharing, indemnification or allocation agreement, nor does the Company owe any amount under any such agreement, (C) no Liability for the Taxes of any Person under Treasury Regulation § 1.1502-6 (or any similar provision of state, local or non-U.S. law, including any arrangement for group or consortium relief or similar arrangement), as a transferee or successor, by operation of law, by contract (other than pursuant to the customary provisions of an agreement entered into in the ordinary course of business the primary purpose of which is not related to Taxes), or otherwise, and (D) never been a party to any joint venture, partnership or other agreement that could be treated as a partnership for Tax purposes.

(xii)The Company will not be required to include any income or gain or exclude any deduction or loss from Taxable income for any Tax period or portion thereof after the Closing as a result of (A) any change in method of accounting under Section 481 of the Code for any Tax period or portion thereof ending on or prior to the Closing Date, (B) closing agreement under Section 7121 of the Code executed on or prior to the Closing Date, (C) deferred inter-company gain or excess loss account under Treasury Regulations under Section 1502 of the Code in connection with a transaction consummated on or prior to the Closing Date (or in the case of each of (A), (B) and (C), under any similar provision of applicable law), (D) installment sale or open transaction disposition consummated on or prior to the Closing Date, or (E) prepaid amount received on or prior to the Closing Date.

(xiii)The Company uses the cash method of accounting for income Tax purposes.

(xiv)The Company is in full compliance with all terms and conditions of any Tax exemption, Tax holiday or other Tax reduction agreement or order (each, a “Tax Incentive”), and the consummation of the transactions contemplated by this Agreement will not have any adverse effect on the continued validity and effectiveness of any such Tax Incentive.

(xv)The Company is not subject to Tax in any country other than its country of incorporation or formation by virtue of having a permanent establishment or other place of business in that country.

(xvi)Notwithstanding anything in this Agreement to the contrary, the Company makes no representations or warranties regarding the amount, value or condition of, or any limitations on, any Tax asset or attribute of the Company, including but not limited to net operating losses and research and development credits, arising in any Pre-Closing Tax Period (each, a “Tax Attribute”), or the ability of Parent or any of its affiliates (including the Surviving Corporation) to utilize such Tax Attributes after the Closing.

(c)    Executive Compensation Tax. Except as set forth in Section 2.11(c) of the Disclosure Schedule, no payment or benefit which will or may be made by the Company with respect to any Employee or any other “disqualified individual” (as defined in Code Section 280G and the regulations thereunder) will be characterized as a “parachute payment,” within the meaning of Section 280G(b)(2) of the Code. There is no contract, agreement, plan or arrangement to which the Company is a party or by which it is bound to compensate any Employee for excise taxes paid pursuant to Section 4999 of the Code.

(d)    409A Compliance. Section 2.11(d) of the Disclosure Schedule lists each “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) sponsored or maintained by the Company. Each such nonqualified deferred compensation plan has been operated in compliance with Section 409A of the Code. No compensation under any nonqualified deferred compensation plan sponsored or maintained by the Company and in effect at any time prior to the Closing shall be includable in the gross income of any Employee as a result of the operation of Section 409A of the Code. No stock option or other compensatory right to acquire Company Common Stock or other equity of the Company (i) has an exercise price that was less than the fair market value of the underlying equity as of the date such option or right was granted, (ii) has any feature for the deferral of compensation other than the deferral of recognition of income until the later of exercise or disposition of such option or rights, or (iii) has been granted after December 31, 2004, with respect to any class of stock of the Company that is not “service recipient stock” (within the meaning of applicable regulations under Section 409A).

2.12    Restrictions on Business Activities. There is no Contract (non-competition or otherwise), commitment, judgment, injunction, order or decree to which the Company is a party or otherwise binding upon the Company which has or may reasonably be expected to have the effect of (i) prohibiting or impairing in any material respect (A) any business practice of the Company in which it is currently engaged, (B) any acquisition of property (tangible or intangible) by the Company, or (C) the conduct of business by the Company as it is currently conducted, or (ii) otherwise limiting the freedom of the Company to engage in any line of business or to compete with any Person. Without limiting the generality of the foregoing, the Company has not entered into any Contract under which the Company is restricted from selling, licensing, manufacturing, delivering or otherwise distributing or commercializing any Company Intellectual Property or Company Products or Future Products or from providing services to customers or potential customers or any class of customers, in any geographic area, during any period of time, or in any segment of the market, including by means of any grant of exclusivity, or from hiring or soliciting potential employees, consultants, or independent contractors.

2.13     Title to Properties; Absence of Liens and Encumbrances; Condition of Equipment

(a)    The Company does not own any real property, nor has the Company ever owned any real property or is the Company party to any agreements to purchase or sell real property.

(b)    Section 2.13(b) of the Disclosure Schedule sets forth a list of all real property leased, subleased or licensed by or from the Company or otherwise used or occupied by the Company (the “Leased Real Property”), the name of the lessor, licensor, sublessor, master lessor and/or lessee, the date and term of the lease, license, sublease or other occupancy right and each amendment thereto, the size of the premises and the aggregate annual rental payable thereunder. The Company has provided Parent with true, correct and complete copies of all leases, lease guaranties, subleases, agreements for the leasing, use or occupancy of, or otherwise granting a right in or relating to the Leased real Property, including all amendments, terminations and modifications thereof (“Lease Agreements”); and there are no other Lease Agreements for real property affecting the Leased Real Property or to which the Company is bound. There is not, under any of such Lease Agreements, any existing default (or event which with notice or lapse of time, or both, would constitute a default) and no rent is past due. The Lease Agreements are valid and effective in accordance with their respective terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies. The execution and delivery of this Agreement by the Company does not, and the consummation of the transactions contemplated hereby will not, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or materially impair the rights of the Company or alter the rights or obligations of the sublessor, lessor or licensor under, or give to others any rights of termination, amendment, acceleration or cancellation of any Lease Agreements. The Company currently occupies all of the Leased Real Property for the operation of its business, and there are no other parties occupying, or with a right to occupy, the Leased Real Property. The Leased Real Property is in good operating condition and repair, subject to normal wear and tear, and, as of the date hereof, is suitable for the conduct of the business as presently conducted therein. Neither the operation of the Company on the Leased Real Property nor, to the Company’s Knowledge, such Leased Real Property, violates any law relating to such property or operations thereon. The Company has performed all of its obligations under any termination agreements pursuant to which it has terminated any leases of real property that are no longer in effect and has no continuing Liability with respect to such terminated real property leases. The Company is not party to any agreement or subject to any claim that may require the payment of any real estate brokerage commissions, and no such commission is owed with respect to any of the Leased Real Property.

(c)     The Company has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its tangible properties and assets, real, personal and mixed, used or held for use in and/or necessary for the conduct of the business of the Company as currently conducted, free and clear of any Liens, except (i) Liens for Taxes not yet due and payable, (ii) such imperfections of title and encumbrances, if any, which do not materially detract from the value or materially interfere with the present use of the property subject thereto or affected thereby, and (iii) Permitted Liens. Section 2.13(c) of the Disclosure Schedule sets forth the tangible properties and assets, real, personal and mixed, used and/or held for use in the conduct of the business of the Company with an individual value of more than $10,000 as of the date hereof.

(d)    Section 2.13(d) of the Disclosure Schedule lists all material items of equipment (the “Equipment”) owned or leased by the Company as of the date hereof, and such Equipment is (i) adequate for the conduct of the business of the Company as currently conducted and (ii) in good operating condition, regularly and properly maintained, subject to normal wear and tear.

2.14    Intellectual Property.

(g)    Definitions. For all purposes of this Agreement, the following terms shall have the following respective meanings:
“Company Intellectual Property” shall mean any and all Intellectual Property Rights that are owned or purported to be owned by the Company.
“Company Products” shall mean all products and services developed, manufactured or delivered (excluding products and services not yet commercially released), made commercially available, marketed, distributed, sold, imported for resale or licensed out by or on behalf of the Company since its inception.
“Future Products” shall mean (a) all products and services currently under development by or on behalf of the Company that are not yet commercially released and that the

Company intends to make commercially available, distribute, sell, import for resale, or license out within twelve (12) months after the date hereof, and (b) Updates.
“Intellectual Property Rights” shall mean worldwide (i) patents and patent applications, (ii) copyrights, copyright registrations and applications for copyright registration, “moral” rights and mask work rights, (iii) trade secrets, (iv) trademarks, trade names and service marks, (v) divisions, continuations, continuations-in-part, renewals, reissuances and extensions of the foregoing (as applicable), and (vi) analogous rights to those set forth above.
“Near-Term Future Products” shall mean (a) the products, services, updates, and upgrades listed on Section 2.14(a) of the Disclosure Schedule, and (b) all Future Products that the Company intends to make commercially available, distribute, sell, import for resale, or license out on or before March 31, 2015.
“Registered Intellectual Property” shall mean patents, trademark registrations, copyright registrations and applications, filings and registrations with any Governmental Entity for the foregoing or for any other Intellectual Property Rights.
“Shrink‑Wrap Code” shall mean any generally commercially available software in executable code or hosted (software as-a-service) form that is available for a cost of not more than U.S. $5,000 for a perpetual or annual license or subscription (as applicable) for a single user or work station (or $50,000 in the aggregate for all users and work stations). “Technology” shall mean any or all of the following (i) works of authorship including computer programs, whether in source code or in executable code form, architecture and documentation, (ii) inventions (whether or not patentable), discoveries and improvements, (iii) proprietary and confidential information, trade secrets and know how, (iv) databases, data compilations and collections and technical data, (v) logos, trade names, trade dress, trademarks and service marks, (vi) domain names, web addresses and sites, (vii) methods and processes, and (viii) devices, prototypes, designs and schematics.
“Updates” shall mean all updates to Company Products made after the date hereof.
“User Documentation” shall mean explanatory and informational materials concerning the Company Products, in printed or electronic form, which the Company or any of its subsidiaries have released for distribution to end users with such Company Products, which may include manuals, descriptions, user and/or installation instructions, diagrams, printouts, listings, flow-charts and training materials.

(b)    Company Products. Section 2.14(b) of the Disclosure Schedule lists all Company Products and Future Products by name and version number.

(c)    Company Intellectual Property. Section 2.14(c) of the Disclosure Schedule lists (i) all Registered Intellectual Property that is part of Company Intellectual Property (“Company Registered Intellectual Property”), all domain names registered in the name of the Company and applications and registrations therefor and all material unregistered trademarks used by the Company with respect to Company Products or Future Products, (ii) any formal actions that must be taken by the Company within ninety (90) days of the Closing Date with respect to perfecting, maintaining or renewing any of the foregoing, including the payment of any registration, maintenance or renewal fees or the filing of any documents, applications or certificates, and (iii) any proceedings or actions before any court or tribunal (including the United States Patent and Trademark Office (“PTO”) or equivalent authority anywhere in the world) to which the Company is or was a party and in which claims are or were raised relating to the validity, enforceability, scope, ownership or infringement of any of the Company Registered Intellectual Property, except, in the case of applications, as brought by the applicable examiner thereof in the ordinary course of prosecution of such Company Registered Intellectual Property. With respect to each item of Company Registered Intellectual Property: (1) all necessary registration, maintenance and renewal fees in connection with such item of Company Registered Intellectual Property that are or will be due for payment on or before the Closing Date have been or will be timely paid and all necessary documents and certificates in connection with such item of Company Registered Intellectual Property that are or will be due for filing on or before the Closing Date have been or will be timely filed with the PTO or other relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such item of Company Registered Intellectual Property; (2) each such item is currently in compliance with formal legal requirements (including payment of filing, examination and maintenance fees and proofs of use); (3) each such item is sustaining, and, other than any pending application, valid and enforceable, and (4) each such item is not subject to any unpaid maintenance fees or taxes. To the Knowledge of the Company, there are no facts, information, or circumstances, including any information or facts that would constitute prior art, that would render any of the Company Registered Intellectual Property invalid or unenforceable, or would negatively affect any pending application for any Company Registered Intellectual Property, in each case, except as disclosed to the applicable examiner thereof or contained in the applicable file wrapper. The Company has not misrepresented, or failed to disclose, any facts or circumstances Known to the Company in any application for any Company Registered Intellectual Property that would constitute fraud or a misrepresentation with respect to such application or that would otherwise negatively affect the enforceability of any Company Registered Intellectual Property.

(d)    Transferability of Intellectual Property. All Company Intellectual Property will be fully transferable, alienable and licensable by the Company without restriction and without payment of any kind to any third party.
(e)    Title to Intellectual Property. The Company is the sole and exclusive owner of each item of Company Intellectual Property, free and clear of any Liens other than Permitted Liens and those set forth in Section 2.14(e) of the Disclosure Schedule. The Company has the sole and exclusive right to bring a claim or suit against a third party for infringement or misappropriation of the Company Intellectual Property. Except for trade secrets that lost their status as trade secrets upon the release of a new Company Product, upon the issuance of a patent or publication of a patent application, or as a result of a good faith business decision to disclose such trade secret, and except for trademarks, trade names and service marks that the Company made a good faith business decision to stop using, the Company has not (i) transferred ownership of, or granted any exclusive license with respect to, any Intellectual Property Rights that are or, as of the time of such transfer or exclusive license, were material to the Company, to any other Person or (ii) permitted the rights of the Company in any Company Intellectual Property that is or was at the time material to the Company to enter into the public domain.

(f)    Third Party Intellectual Property Rights. Other than Technology and Intellectual Property Rights licensed to the Company, or which the Company has rights to use, under (i) licenses for the Open Source Software (as defined below) listed in Section 2.14(n) of the Disclosure Schedule, (ii) licenses for Shrink-Wrap Code, (iii) agreements that do not materially differ in substance from the Standard Form Agreement (as defined below) attached to Section 2.14(g)(2) of the Disclosure Schedule, (iv) Employee Proprietary Information Agreements and Consultant Proprietary Information Agreements (each as defined below) and (v) the licenses set forth in Section 2.14(f) of the Disclosure Schedule, the Company Intellectual Property includes all Technology and Intellectual Property Rights that are used in or necessary to the conduct of the business of the Company as it currently is conducted and, with respect to Future Products, as it is currently proposed to be conducted by the Company, including the design, development, manufacture, delivery, use, marketing, import for resale, distribution, licensing out and sale of any Company Product, as each is or has been conducted by or on behalf of the Company. The Company owns, or possesses licensed copies of, all Technology that is used in or necessary to the conduct of the business of the Company as currently conducted, and, with respect to Future Products, as currently proposed to be conducted, by the Company.
(g)Standard Form Agreements. Copies of the Company’s standard form(s) of non-disclosure agreement and the Company’s standard form(s), including attachments, of non-exclusive licenses of the Company Products and non-exclusive agreements to provide the Company Products to customers or end-users (collectively, the “Standard Form Agreements”) are attached to Section 2.14(g) (1) and 2.14(g)(2), respectively, of the Disclosure Schedule. Other than (i) nondisclosure agreements and (ii) nonexclusive licenses of the Company Products and nonexclusive agreements to provide the Company Products (in each case of (i) and (ii), pursuant to any agreement that has been entered into in the ordinary course of business that does not materially differ in substance from the Standard Form Agreement), Section 2.14(g)(3) of the Disclosure Schedule lists all contracts, licenses and agreements to which the Company is a party and under which the Company has granted, licensed or provided any Company Intellectual Property and/or Technology to third parties (other than rights granted to contractors or vendors to use Company Intellectual Property and Technology for the sole benefit of the Company).

(h)No Infringement by the Company. The operation of the business of the Company as currently conducted and, with respect to Future Products, as currently proposed by the Company to be conducted, including the design, development, use, import, branding, advertising, promotion, marketing, manufacture, delivery, sale and licensing out of any Company Product, as each is or has been conducted by or on behalf of the Company, has not and does not infringe or misappropriate and will not infringe or misappropriate when conducted in substantially the same manner by Parent and/or the Company following the Closing, any Intellectual Property Rights of any Person, violate any right of any Person (including any right to privacy or publicity) or constitute unfair competition or trade practices under the laws of any jurisdiction; provided, however, that the foregoing representations and warranties solely as to the operation of the business as proposed to be conducted by the Company (but not as such has been or is conducted by the Company), with respect to Future Products (other than Updates) but not Near-Term Future Products or Updates, are made to the Company’s Knowledge; provided, further that the foregoing representations and warranties do not extend to infringement, misappropriation or violation of Intellectual Property Rights of any Person occurring after the date hereof that the Escrow Representative (acting on behalf of the Indemnifying Stockholders) can show, based on a preponderance of the evidence, would not have occurred (a) but for a change made by or at the direction of Parent to any of the Company Products or Future Products or to the Company’s business or development plan, except for changes made to address any problem or issue with respect to any Company Products or Future Products, including those problems and issues identified in Section 2.14(r), or (b) but for the combination of any Company Product or Future Product with other Technology, made by or at the direction of Parent. As of the date hereof, the Company has not received notice from any Person claiming that such operation, any Company Product, Future Product, any Technology used by the Company or any Company Intellectual Property infringes or misappropriates any Intellectual Property Rights of any Person or constitutes unfair competition or trade practices under the laws of any jurisdiction (nor does the Company have Knowledge of any basis for any notice that would have a material adverse effect on the Company, its business or its financial condition). No Company Intellectual Property is subject to any proceeding or outstanding decree, order, judgment or settlement agreement or stipulation that restricts in any manner the use, provision, transfer, assignment or licensing thereof by the Company or may affect the validity or enforceability of any Company Intellectual Property. Notwithstanding anything to the contrary in this Agreement, this Section 2.14(h) contains the only representations or warranties made by the Company with respect to infringement, misappropriation or violation of Intellectual Property Rights of any other Person.

(i)Third Party Rights. Except as set forth in Section 2.14(i) of the Disclosure Schedule, no third party that has licensed Intellectual Property Rights or provided any Technology to the Company thereof has retained sole ownership of or exclusive license rights under any Intellectual Property Rights in any improvements or derivative works made solely or jointly by the Company thereof under such license.
(j)Restrictions on Business. With respect to any Contracts to which the Company is a party, neither this Agreement nor the transactions contemplated by this Agreement will cause: (i) Parent, any of its subsidiaries or the Company to grant to any third party any right to or with respect to any Intellectual Property Rights owned by, or licensed to, any of Parent, any of its subsidiaries or the Company (other than rights granted by the Company on or prior to the Closing Date under Intellectual Property Rights owned by the Company as of the Closing Date), (ii) Parent, any of its subsidiaries or the Company, to be bound by, or subject to, any non-compete or other material restriction on the operation or scope of their respective businesses (excluding any non-compete or other material restriction that arises from any agreement to which the Company is not a party) or (iii) Parent, any of its subsidiaries or the Company to be obligated to pay any royalties or other license fees with respect to Intellectual Property Rights of any third party in excess of those payable by the Company in the absence of this Agreement or the transactions contemplated hereby.
(k)No Third Party Infringement. To the Knowledge of the Company, no Person is infringing or misappropriating any Company Intellectual Property. The Company has the exclusive right to bring actions against any Person that is infringing or misappropriating any Company Intellectual Property and to retain for itself any damages recovered in any such action.
(l)Proprietary Information Agreements. Copies of the Company’s standard form of proprietary information, confidentiality and assignment agreement for employees (the “Employee Proprietary Information Agreement”) and the Company’s standard form of consulting agreement containing proprietary information, confidentiality and assignment provisions (the “Consultant Proprietary Information Agreement”) are attached to Section 2.14(l)(1) and Section 2.14(l)(2), respectively, of the Disclosure Schedule. All current and former employees of the Company, and all current and former consultants of the Company and its subsidiaries and all other individuals, in each case, who have been involved in the creation, invention or development of Company Intellectual Property and Technology for or on behalf of the Company or its subsidiaries (each, a “Contributor”), have executed the applicable form of agreement. Without limiting the foregoing, no Contributor owns or has any right to Company Intellectual Property, nor has any Contributor made any assertions with respect to any alleged ownership or rights. All current and former employees of the Company and each of its subsidiaries who are or were, at the time of employment, residents of countries that recognize moral rights or whose employment relationships are or were governed by applicable laws in countries that recognize moral rights have executed written agreements with the Company or the applicable subsidiary that to the fullest extent permitted under applicable law, waive for the benefit of the Company, all moral rights in any works of authorship relating to the business of the Company or any of its subsidiaries, including, as applicable the right to the integrity of the work, the right to be associated with the work as its author by name or under a pseudonym and the right to remain anonymous. The Company has taken reasonable steps that are required or necessary to protect the confidentiality of confidential information and trade secrets of the Company or of any third party that has provided any confidential information or trade secrets to the Company.
(m)No Government Funding. No government funding, facilities or resources of a university, college, other educational institution, multi-national, bi-national or international government-affiliated organization or research center was used in the development of the Company Intellectual Property or any Technology for the Company.

(n)Open Source Software. Section 2.14(n) of the Disclosure Schedule lists all software that is distributed as “open source software” or under a similar licensing or distribution model (including but not limited to the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), BSD licenses, the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL) the Sun Industry Standards License (SISL) and the Apache License) (collectively, “Open Source Software”) that has been incorporated into or used in the delivery of any Company Product or Future Product in any way and describes the manner in which such Open Source Software was incorporated (such description shall include, without limitation, whether (and, if so, how) the Open Source Software was modified and/or distributed by the Company and whether (and if so, how) such Open Source Software was incorporated into and linked in any Company Intellectual Property). The Company has not used Open Source Software in any manner that would or could (other than with respect to the Open Source Software itself) (i) require the disclosure or distribution in source code form of any Company Intellectual Property, (ii) require the licensing of any Company Intellectual Property for the purpose of making derivative works, (iii) impose any restriction on the consideration to be charged for the distribution of any Company Intellectual Property, (iv) create, or purport to create, obligations for the Company with respect to Intellectual Property Rights owned by the Company or grant, or purport to grant, to any third party, any rights or immunities under Intellectual Property Rights owned by the Company, or (v) impose any other material limitation, restriction, or condition on the right of the Company to use or distribute any Company Intellectual Property. With respect to any Open Source Software that is or has been used by the Company in any way, the Company has been and is in compliance with all applicable licenses with respect thereto.
(o)Source Code. Neither the Company, nor any other Person acting on its behalf has disclosed, delivered or licensed to any Person, agreed to disclose, deliver or license to any Person, or permitted the disclosure or delivery to any escrow agent or other Person of, any source code for any Company Product or Future Product except for disclosures to employees, contractors or consultants under binding written agreements that prohibit use or disclosure except in the performances of services to the Company.
(p)Personally Identifiable Information. Section 2.14(p) of the Disclosure Schedule describes each category of Personal Data collected by or for the Company through any means, specifying which Company Products collect, store, or otherwise process such categories of Personal Data. The Company, all Company Products, all Future Products, all websites operated by or for the Company, and all third parties acting on behalf of the Company comply, and have always complied with all applicable (i) Laws, (ii) Company Privacy Policies, (iii) obligations contained within Contracts to which it is or was a party or by which it is or was bound, (iv) rules of applicable self-regulatory or other industry organizations by which it is or was bound (including, solely to the extent applicable, the PCI Data Security Standard and any other rules of the Payment Card Industry Security Standards Council), (v) fiduciary obligations, and (vi) published industry standards (to which published industry standards the Company has committed publicly or contractually to adhere, or has stated that it will adhere to in any internal policy document) (collectively, “Privacy Laws and Requirements”), relating to (A) the privacy of users of all websites operated by or for the Company, and all Company Products and Future Products; (B) marketing to, or other communications with, consumers or to consumer protection; and (C) the collection, use, storage, retention, disclosure, security, transfer, disposal, interception, or any other processing of any Personal Data or Customer Data by or for the Company or by third parties having authorized access to any Personal Data or Customer Data maintained by or for the Company. The Company Products and Future Products, and, to the Knowledge of the Company, the use thereof by customers for their intended or advertised purposes by customers in accordance with the Company’s Contracts with such customers, do not violate any Privacy Laws and Requirements. The execution, delivery and performance by the Company of this Agreement, and the transfer of all Personal Data and Customer Data maintained by or for the Company to Parent, is and will be compliant with all Privacy

Laws and Requirements. Copies of all current Company Privacy Policies have been provided to Parent. Each Company Privacy Policy and all materials distributed by the Company have at all times made all disclosures to users and customers required of the Company by all Privacy Laws and Requirements, and none of such disclosures made or contained in any such Company Privacy Policy or in any such materials has been inaccurate, misleading or deceptive or in violation of any Privacy Laws and Requirements. The Company has obtained a written agreement from each subcontractor to which it has supplied Personal Data, or permitted to collect or process Personal Data or Customer Data on the Company’s behalf, that binds the subcontractor to implement reasonable and appropriate means for protecting such Personal Data and Customer Data consistent with all Privacy Laws and Requirements. There is not and has not been any complaint to, or any audit, proceeding, investigation (formal or informal) or claim against, any of the Company or any of their customers (in the case of customers, to the extent relating to the practices of the Company, any Company Product, or any website operated for or by the Company) by any private party, the Federal Trade Commission, any state attorney general or similar state official or any other Governmental Entity, in each case with respect to the collection, use, retention, disclosure, transfer, interception, storage, disposal, or other processing of Personal Data or Customer Data.

(q)Protection of Personal Data and Customer Data. With respect to all Personal Data and Customer Data collected, stored, used, processed, or maintained by or for the Company, the Company has at all times taken commercially reasonable steps (including implementing and monitoring compliance with reasonable measures with respect to technical and physical security), including without limitation a written information security program that includes reasonable controls that have been regularly tested and reviewed, designed to ensure that such Personal Data and Customer Data are protected against loss and against unauthorized access, use, modification, processing, disclosure or other misuse. No unauthorized access to or other misuse of such Personal Data or Customer Data, maintained by or for the Company, has occurred.

(r)Bugs. The Company has made available to Parent its current (as of the date hereof) list of known bugs maintained by its development or quality control groups with respect to the Company Products. The Company has disclosed in writing to Parent all material information relating to any Known problem or issue with respect to any of the Company Products which adversely affects, or may reasonably be expected to adversely affect, the value, functionality or fitness for the intended purpose of such Company Products. Without limiting the generality of the foregoing, (i) except as disclosed by the Company in writing to Parent, there have been, and are, no material defects, malfunctions or nonconformities in any of the Company Products; (ii) there have been, and are, no claims asserted against the Company or, to the Knowledge of the Company, any of its customers or distributors, in each case related to the non-performance of the Company Products; and (iii) the Company has not been and is not required to recall any Company Products.

(s)Contaminants. All Company Products (and all parts thereof) and the Technology used to deliver all Company Products are free of any and all “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” “virus” or other software routines or hardware components that permit unauthorized access to, or the unauthorized disablement or erasure of, such Company Products and the Technology used to deliver all Company Products (or all parts thereof) or data or other software of users (“Contaminants”). The Company uses commercially reasonable measures to prevent the introduction of Contaminants into Company Products and the Technology used to deliver all Company Products.

(t)Security Measures. The Company has appropriate disaster recovery, business continuity, and security plans and procedures for the operation of its business, and has taken reasonable steps consistent with applicable Laws, applicable guidelines published by any Government Entity with respect to such Laws, Contracts (to which the Company is or has been a party) and industry standards (to which published industry standards the Company has committed publicly or contractually to adhere, or has stated that it will adhere to in any internal policy document) to safeguard the Company Products, the Future Products, the Technology used to deliver all Company Products and Future Products (and all parts thereof), and the information technology systems utilized in the operation of the business of the Company, from unauthorized intrusions or breaches of security. There have been no unauthorized intrusions or breaches of the security of such Company Products, Future Products, Technology, or systems. Such disaster recovery and security plans, procedures and facilities for its business are specified in Section 2.14(t) of the Disclosure Schedule.

(u)Performance. All Company Products perform in all material respects in accordance with the design specifications to which such Company Products were developed. The User Documentation associated with any Company Product contains no material errors, other than of a typographical nature. All installation services, programming services, integration services, repair services, maintenance services, support services, training services, upgrade services and other services that have been performed by the Company were performed in all material respects in conformity with all applicable warranties made by the Company and all applicable Laws.

2.15    Material Contracts.

(a)    Except as set forth in Section 2.15(a) of the Disclosure Schedule (specifying the appropriate paragraph), as of the date hereof the Company is not a party to, or bound by:

(i)(A) any employment, contractor or consulting agreement, contract or commitment with an employee or individual consultant, contractor, or salesperson, other than any at-will employment or services agreement providing no severance or other post-termination benefits (other than continuation coverage required by law), (B) any Contract to grant any severance, termination or change-of-control pay (in cash or otherwise) to any Employee, or (C) any consulting or sales agreement, contract, or commitment with a firm or other organization;

(ii)any agreement or plan, including any stock option plan, stock appreciation rights plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated or may be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

(iii)any fidelity or surety bond or completion bond;

(iv)any lease of any real or personal property;

(v)any agreement of indemnification or guaranty, other than solely as a result of indemnification provisions contained in agreements with customers, partners, suppliers, distributors, licensors, or licensees entered into in the ordinary course of business and made available to Parent;

(vi)any agreement, contract or commitment relating to capital expenditures and involving future payments in excess of $10,000 individually or $25,000 in the aggregate;

(vii)any Contract relating to the disposition or acquisition of assets or any interest in any business enterprise outside the ordinary course of the Company’s business;

(viii)any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit;

(ix)any purchase order or contract for the purchase of materials or services involving future payments in excess of $50,000 annually;

(x)any joint marketing, joint venture, partnership, strategic alliance, affiliate or joint development agreement;

(xi)any hedging, swap, derivative, ISDA or similar Contract;

(xii)any dealer, distribution, sales representative, original equipment manufacturer, manufacturing, value added, remarketer, reseller, or independent software vendor or other Contract for use or distribution of the products, technology or services of the Company; or

(xiii)any other agreement, contract or commitment not otherwise disclosed in Section 2.15(a) of the Disclosure Schedule that involves $25,000 individually or $75,000 in the aggregate or more.

(b)    The Company has made available to Parent true and complete copies of each Contract that has been requested by Parent or its counsel, which shall be deemed to include, but shall not be limited to, all Contracts required to be disclosed pursuant to Sections 2.2, 2.12, 2.13, 2.14 (including, for the avoidance of doubt, each Contract entered into on a Standard Form Agreement) and 2.15 (each together with each material nondisclosure, confidentiality or similar agreement, a “Material Contract” and collectively, the “Material Contracts”) and each of the other documents listed on the Disclosure Schedule.

(c)    Each Material Contract to which the Company is a party or any of its properties or assets (whether tangible or intangible) is subject is a valid and binding agreement of the Company, and, to the Knowledge of the Company, each other party thereto, enforceable against the Company, and, to the Knowledge of the Company, each other party thereto, in accordance with its terms, and is in full force and effect with respect to the Company and, to the Knowledge of the Company, each other party thereto, subject to (i) laws of general application relating to bankruptcy, insolvency fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, and (ii) general principles of equity. The Company is in compliance with and has not materially breached, violated or defaulted under, or received notice that it has materially breached, violated or defaulted under, any of the terms or conditions of any Material Contract, nor to the Knowledge of the Company is any party obligated to the Company pursuant to any Material Contract subject to any material breach, violation or default thereunder, nor does the Company have Knowledge of any presently existing facts or circumstances that, with the lapse of time, giving of notice, or both would constitute such a material breach, violation or default by the Company or any such other party that would have a material adverse effect on the Company, its business or its financial condition.

(d)    The Company has fulfilled all material obligations required to have been performed by the Company pursuant to each Material Contract.

(e)    All outstanding Indebtedness for borrowed money of the Company may be prepaid without penalty.

2.16    Interested Party Transactions.

(a)     No officer, director or Key Employee (nor, to the Knowledge of the Company, any Company Stockholder or any immediate family member of any officer, director, Key Employee or Company Stockholder, or any trust, partnership or corporation in which any of such Persons has or has had an interest) (each, an “Interested Party”), has or has had, directly or indirectly, (i) any interest in any Person which furnished or sold, or furnishes or sells, services, products, or technology that the Company furnishes or sells, or proposes to furnish or sell, or (ii) any interest in any Person that purchases from or sells or furnishes to the Company, any goods or services, or (iii) any interest in, or is a party to, any Contract to which the Company is a party; provided, however, that ownership of no more than one percent (1%) of the outstanding voting stock of a publicly traded corporation shall not be deemed to be an “interest in any Person” for purposes of this Section 2.16.

(b)    All transactions pursuant to which any Interested Party has purchased any services, products, or technology from, or sold or furnished any services, products or technology to, the Company that were entered into on or after the inception of the Company have been on an arm’s-length basis on terms no less favorable to the Company than would be available from an unaffiliated party.

2.17    Company Authorizations. Section 2.17 of the Disclosure Schedule sets forth each consent, license, permit, grant or other authorization (i) pursuant to which the Company currently operates or holds any interest in any of its properties, or (ii) which is required for the operation of the Company’s businesses as currently conducted or the holding of any such interest (collectively, “Company Authorizations”). All of the Company Authorizations have been issued or granted to the Company, are in full force and effect and constitute all Company Authorizations required to permit the Company to operate or conduct its business or hold any interest in its properties or assets.

2.18    Litigation. There is no action, suit, claim or proceeding of any nature pending, or to the Knowledge of the Company, threatened, against the Company, its properties (tangible or intangible) or any of the Company’s officers or directors (in their capacities as such), nor, to the Knowledge of the Company, are there any presently existing facts or circumstances that would constitute a reasonable basis for any action, suit, claim or proceeding that would have a material adverse effect on the Company, its business or its financial condition. There is no investigation, audit, or other proceeding pending or, to the Knowledge of the Company, threatened, against the Company, its properties (tangible or intangible) or any of the Company’s officers or directors (in their capacities as such) by or before any Governmental Entity, nor, to the Knowledge of the Company, are there any presently existing facts or circumstances that would constitute a reasonable basis for any investigation, audit or other proceeding that would have a material adverse effect on the Company, its business or its financial condition. No Governmental Entity has at any time challenged or questioned the legal right of the Company to conduct its operations as presently or previously conducted or as currently contemplated to be conducted. There is no action, suit, claim or proceeding of any nature pending or, to the Knowledge of the Company, threatened against any director or officer or other Person who has a contractual right or a right pursuant to the Charter Documents, Delaware Law or California Law to indemnification from the Company related to the facts and circumstances existing prior to the Closing Date, nor are there, to the Knowledge of the Company, any presently existing facts or circumstances that would give rise to such an action, suit, claim or proceeding that would have a material adverse effect on the Company, its business or its financial condition.

2.19    Minute Books. The minutes of the Company made available to Parent contain complete and accurate records of all material actions taken, and summaries of all meetings held, by the Company Stockholders, the Board of Directors of the Company (and any committees thereof) since the time of incorporation of the Company. The Company has not engaged in any material transaction, maintained any bank account or used any material amount of corporate funds except as reflected in its normally maintained books and records. At the Closing, the minute books and other books and records will be in the possession of the Company.

2.20    Environmental Matters

(a)    No amount of any substance that has been designated by any Governmental Entity or by applicable federal, foreign, state or local law to be radioactive, toxic, hazardous or otherwise a danger to health, reproduction or the environment, including PCBs, asbestos, petroleum, and urea formaldehyde and all substances listed as hazardous substances pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or defined as a hazardous waste pursuant to the United States Resource Conservation and Recovery Act of 1976, as amended, and the regulations promulgated pursuant to said laws (a “Hazardous Material”) is present in, on or under any property, including the land and the improvements, ground water and surface water thereof, that the Company has at any time owned, operated, occupied or leased (excluding office and janitorial supplies properly and safely maintained).

(b)    The Company has not exposed its employees or others to Hazardous Materials in violation of any law or in a manner that would result in Liability to the Company, nor has the Company disposed of, transported, sold, or manufactured any product containing a Hazardous Material (any or all of the foregoing being collectively referred to herein as “Hazardous Materials Activities”) in violation of any rule, regulation, license, permit, treaty or statute promulgated by any Governmental Entity to prohibit, regulate or control Hazardous Materials or any Hazardous Materials Activities.

(c)    The Company does not have, and is not required to have any environmental approvals, permits, licenses, clearances or consents in connection with its business or facilities. The Company has not entered into any agreement that may require it to guarantee, reimburse, pledge, defend, hold harmless or indemnify any other party with respect to Liabilities arising out of or relating to the Hazardous Materials Activities of the Company or any third party.

(d)    The Company is not in violation of any applicable statute, law, or regulation relating to the environment or occupational health and safety, and to the Knowledge of the Company, no material expenditures are or will be required in order to comply with any such existing statute, law or regulation.

2.21    Brokers’ and Finders’ Fees. Except as set forth in Section 2.21 of the Disclosure Schedule, the Company has not incurred, or will not incur, directly or indirectly, any Liability for brokerage or finders’ fees or agents’ commissions, fees related to investment banking or similar advisory services or any similar charges in connection with this Agreement or any transaction contemplated hereby, nor will Parent or the Company incur, directly or indirectly, any such Liability based on arrangements made by or on behalf of the Company.

2.22     Employee Benefit Plans and Compensation.

(a)     Definitions. For all purposes of this Agreement, the following terms shall have the following respective meanings:
“COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“Company Employee Plan” shall mean any plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock related awards, welfare benefits, fringe benefits or other employee benefits or remuneration of any kind, whether written, unwritten or otherwise, funded or unfunded, including each “employee benefit plan,” within the meaning of Section 3(3) of ERISA which is or has been maintained, contributed to, or required to be contributed to, by the Company or any ERISA Affiliate for the benefit of any Employee, or with respect to which the Company any ERISA Affiliate has or may have any Liability and any International Employee Plan but excluding any Employee Agreement.
“DOL” shall mean the United States Department of Labor.
“Employee” shall mean any current or former employee, consultant, independent contractor or director of the Company or any ERISA Affiliate.
“Employee Agreement” shall mean each management, employment, severance, separation, settlement, consulting, contractor, relocation, bonus, repatriation, expatriation, loan, visa, work permit or other written agreement, or contract (including, any offer letter or any agreement providing for acceleration of Company Options or Company Capital Stock subject to a right of repurchase in favor of the Company) between the Company or any ERISA Affiliate and any Employee, and under which the Company or any ERISA Affiliate has or may have any Liability.
“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” shall mean each Subsidiary of the Company and any other current or former Person or entity under common control with the Company within the meaning of Section 414(b), (c), (m) or (o) of the Code, and the regulations issued thereunder.
“FMLA” shall mean the Family Medical Leave Act of 1993, as amended.
“HIPAA” shall mean the Health Insurance Portability and Accountability Act of 1996, as amended.
“International Employee Plan” shall mean each Company Employee Plan or Employee Agreement that has been adopted or maintained by the Company or any ERISA Affiliate, whether formally or informally, or with respect to which the Company or any ERISA Affiliate will or may have any Liability, for the benefit of Employees who perform services outside the United States.
“IRS” shall mean the United States Internal Revenue Service.
“Pension Plan” shall mean each Company Employee Plan that is an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA.
“WARN” shall mean the Worker Adjustment and Retraining Notification Act.

(b)    Schedule. Section 2.22(b) of the Disclosure Schedule contains an accurate and complete list of each material Company Employee Plan and each material Employee Agreement. Neither the Company nor any ERISA Affiliate has made any plan or commitment to establish or enter into any new Company Employee Plan or Employee Agreement, to modify any Company Employee Plan or Employee Agreement (except to the extent required by law or to conform any such Company Employee Plan or Employee Agreement to the requirements of any applicable law, in each case as previously disclosed to Parent in writing, or as required by this Agreement) or the terms of the applicable Company Employee Plan or Employee Agreement.

(c)    Documents. The Company has made available to Parent (i) correct and complete copies of all documents embodying each Company Employee Plan and each Employee Agreement including all amendments thereto and all related trust documents, (ii) the three most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code or by any other applicable law in connection with each Company Employee Plan, (iii) if the Company Employee Plan is funded, the most recent annual and periodic accounting of such Company Employee Plan assets, (iv) the most recent summary plan description together with the summary(ies) of material modifications thereto, if any, required under ERISA or by any other applicable law with respect to each Company Employee Plan, (v) all material written agreements and contracts relating to each Company Employee Plan, including administrative service agreements and group insurance contracts, (vi) each affirmative action plan, if applicable, (vii) all communications material to any Employee or Employees relating to any Company Employee Plan and any proposed Company Employee Plan, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any Liability to the Company, (viii) all correspondence to or from any Governmental Entity relating to any Company Employee Plan other than routine correspondence in the normal course of operations of such Company Employee Plan, (ix) model COBRA forms and related notices, (x) policies pertaining to fiduciary liability insurance covering the fiduciaries for each Company Employee Plan, (xi) all discrimination tests for each Company Employee Plan for the three most recent plan years, and (xii) the most recent IRS (or any other applicable tax authority) determination or opinion letter issued with respect to each Company Employee Plan.

(d)    Employee Plan Compliance. The Company and its ERISA Affiliates have performed all material obligations required to be performed by them under, are not in default or violation of, and, as of the date hereof, neither the Company nor any ERISA Affiliate has any Knowledge of any material default or violation by any other party to, any Company Employee Plan and Employee Agreement, and each Company Employee Plan and Employee Agreement has been established and maintained in accordance with its terms and in material compliance with all applicable laws, statutes, orders, rules and regulations, including ERISA or the Code. Any Company Employee Plan intended to be qualified under Section 401(a) of the Code has obtained a favorable determination letter (or opinion letter, if applicable) as to its qualified status under the Code. For each Company Employee Plan that is intended to be qualified under Section 401(a) of the Code, there has been no event or condition that has adversely affected or is likely to adversely affect such qualified status. No “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Company Employee Plan. There are no actions, suits or claims pending or, to the Knowledge of the Company or any ERISA Affiliates, threatened or reasonably anticipated (other than routine claims for benefits) against any Company Employee Plan or against the assets of any Company Employee Plan. Each Company Employee Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without material Liability to Parent, the Company or any ERISA Affiliate (other than ordinary administration expenses). There are no audits, inquiries or proceedings pending or to the Knowledge of the Company or any ERISA Affiliates, threatened by the IRS, DOL, or any other Governmental Entity with respect to any Company Employee Plan. Neither the Company nor any ERISA Affiliate is subject to any penalty or Tax with respect to any Company Employee Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code. The Company and each ERISA Affiliate have timely made all contributions and other payments required by and due under the terms of each Company Employee Plan.

(e)     No Pension Plan. Neither the Company nor any ERISA Affiliate has ever maintained, established, sponsored, participated in, or contributed to, any Pension Plan subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Code.

(f)    No Self Insured Plan. Neither the Company nor any ERISA Affiliate has ever maintained, established, sponsored, participated in or contributed to any self-insured group health plan (within the meaning of Section 5000(b)(1) of the Code) that provides benefits to Employees (including any such plan pursuant to which a stop loss policy or contract applies).

(g)    Collectively Bargained, Multiemployer and Multiple Employer Plan. At no time has the Company or any ERISA Affiliate contributed to or been obligated to contribute to any multiemployer plan (as defined in Section 3(37) of ERISA). Neither the Company nor any ERISA Affiliate has at any time ever maintained, established, sponsored, participated in or contributed to any multiple employer plan or to any plan described in Section 413 of the Code.

(h)    No Post Employment Obligations. Except as set forth in Section 2.22(h) of the Disclosure Schedule, no Company Employee Plan or Employee Agreement provides, or reflects or represents any Liability to provide, post termination or retiree life insurance, health or other employee welfare benefits to any Person for any reason, except as may be required by COBRA or other applicable statute and except for continuation of coverage through the month of termination if required pursuant to such Company Employee Plan, and the Company has never represented, promised or contracted (whether in oral or written form) to any Employee (either individually or to Employees as a group) or any other Person that such Employee(s) or other Person would be provided with life insurance, health or other employee welfare benefits post-termination, except to the extent required by statute.

(i)    COBRA; FMLA; HIPAA. The Company and each ERISA Affiliate has, prior to the Effective Time, complied with COBRA, FMLA, HIPAA, the Women’s Health and Cancer Rights Act of 1998, the Newborns’ and Mothers’ Health Protection Act of 1996, and any similar provisions of foreign or state law applicable to its Employees or compliance with those provisions has been delegated to a third-party administrator, and the Company does not have Knowledge of any non-compliance by such administrator. The Company has no material unsatisfied obligations to any Employees or qualified beneficiaries pursuant to COBRA, HIPAA or any state law governing health care coverage or extension.

(j)    Effect of Transaction. Except as set forth in Section 2.22(j) of the Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby or any termination of employment or service in connection therewith will (i) result in any payment (including severance, golden parachute, bonus or otherwise), becoming due to any Employee, (ii) result in any forgiveness of Indebtedness, (iii) materially increase any benefits otherwise payable by the Company or (iv) result in the obligations to fund, or the acceleration of the time of payment or vesting of, any such benefits, except as required under Section 411(d)(3) of the Code.

(k)    Employment Matters. The Company is in compliance with all applicable foreign, federal, state and local laws, rules and regulations, collective bargaining agreements and arrangements, extension orders and binding customs respecting employment, employment practices, terms and conditions of employment, worker classification, tax withholding, prohibited discrimination, equal employment, fair employment practices, meal and rest periods, immigration status, employee safety and health and wages and hours (including overtime wages), and in each case, with respect to Employees: (i) has withheld and reported all amounts required by law or by agreement to be withheld and reported with respect to wages, salaries and other payments to Employees, (ii) is not liable for any arrears of wages, severance pay or any Taxes or any penalty for failure to comply with any of the foregoing, and (iii) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Entity, with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no actions, suits, claims or administrative matters pending or, to the Knowledge of the Company, threatened or reasonably anticipated against the Company or any of its Employees relating to any Employee, Employee Agreement or Company Employee Plan. There are no pending or, to the Knowledge of the Company, threatened or reasonably anticipated claims or actions against Company or any Company trustee under any worker’s compensation policy or long term disability policy. The Company is not party to a conciliation agreement, consent decree or other agreement or order with any federal, state or local agency or governmental authority with respect to employment practices. The services provided by each of the Company’s and its ERISA Affiliates’ Employees are terminable at the will of the Company and its ERISA Affiliates and any such termination would result in no Liability to the Company or any ERISA Affiliate other than claims for severance pay and benefits as set forth below. Section 2.22(k) of the Disclosure Schedule lists all Liabilities of the Company to any Employee that result from the termination by the Company or Parent of such Employee’s employment or provision of services, a change of control of the Company, or a combination thereof. The Company does not have any material Liability with respect to any misclassification of: (a) any Person as an independent contractor rather than as an employee, (b) any employee leased from another employer, or (c) any employee currently or formerly classified as exempt from overtime wages.

(l)    Labor. No strike, labor dispute, slowdown, concerted refusal to work overtime, or work stoppage or labor strike against the Company is pending, or to the Knowledge of the Company, threatened, or reasonably anticipated. The Company does not have Knowledge of any activities or proceedings of any labor union to organize any current employees. There are no actions, suits, claims, labor disputes or grievances pending or, to the Knowledge of the Company, threatened or reasonably anticipated relating to any labor matters involving any current employee, including charges of unfair labor practices. The Company has not engaged in any unfair labor practices within the meaning of the National Labor Relations Act. The Company is not presently, nor has it been in the past, a party to, or bound by, any collective bargaining agreement or arrangement or union contract with respect to Employees, and no collective bargaining agreement is being negotiated by the Company. The Company has not taken any action which would constitute a “plant closing” or “mass layoff” within the meaning of the WARN Act or similar state or local law, issued any notification of a plant closing or mass layoff required by the WARN Act or similar state or local law, or incurred any Liability or obligation under WARN or any similar state or local law that remains unsatisfied. No terminations prior to the Closing Date would trigger any notice or other obligations under the WARN Act or similar state or local law.

(m)    No Interference or Conflict. To the Knowledge of the Company, no stockholder, director, officer, employee or consultant of the Company is obligated under any Contract or subject to any judgment, decree, or order of any court or administrative agency that would interfere with such Person’s efforts to promote the interests of the Company or that would interfere with the Company’s business. Neither the execution nor delivery of this Agreement, nor the carrying on of the Company’s business as presently conducted or proposed to be conducted nor any activity of such officers, directors, employees or consultants in connection with the carrying on of the Company’s business as presently conducted or proposed to be conducted will, to the Knowledge of the Company, conflict with or result in a breach of the terms, conditions, or provisions of, or constitute a default under, any Contract under which any of such officers, directors, employees, or consultants are now bound.

(n)    International Employee Plans. Each International Employee Plan has been established, maintained and administered in compliance with its terms and conditions and with the material requirements prescribed by any and all statutory or regulatory laws that are applicable to such International Employee Plan. Furthermore, no International Employee Plan has unfunded liabilities, that as of the Effective Time, will not be offset by insurance or fully accrued. Except as required by law, no condition exists that would prevent the Company or Parent from terminating or amending any International Employee Plan at any time for any reason without Liability to the Company or its ERISA Affiliates (other than ordinary administration expenses or routine claims for benefits).

(o)    Certain Employee Matters. Section 2.22(o) of the Disclosure Schedule contains a complete and accurate list of the current employees of the Company as of the date hereof and shows with respect to each such employee (i) the employee’s name, position held, base salary or hourly wage rate, as applicable, including each employee’s designation as either exempt or non-exempt from the overtime requirements of the Fair Labor Standards Act, and commission, profit sharing, incentive, bonus and benefits arrangements between the Company and each such employee, (ii) the date of hire, (iii) vacation eligibility for the current calendar year (including accrued vacation from prior years), (iv) leave status (including type of leave, expected return date for non-disability related leaves and expiration dates for disability leaves), (v) visa status, (vi) the name of any union, collective bargaining agreement or other similar labor agreement covering such employee, (vii) accrued sick days for the current calendar year, (viii) relevant prior notice period required in the event of termination, (ix) eligibility for Company car or travel expenses, (x) any severance or termination payment (in cash or otherwise) to which any employee is entitled, and (xi) average over-time payments per month during the preceding twelve-month period. To the Knowledge of the Company, no employee listed on Section 2.22(o) of the Disclosure Schedule intends to terminate his or her employment for any reason, other than in accordance with the employment arrangements provided for in this Agreement.

(p)    Section 2.22(p) of the Disclosure Schedule contains an accurate and complete list of (i) all Persons that have or in the past have had a consulting or advisory relationship with the Company, (ii) with respect to current consultants and advisors, the start and end dates of such consulting or advisory relationships, and (iii) with respect to current consultants and advisors, the location at which such consulting or advisory services have been or are provided.

2.23    Insurance. Section 2.23 of the Disclosure Schedule lists all insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers and directors of the Company, including the type of coverage, the carrier, the amount of coverage, the term and the annual premiums of such policies. There is no claim by the Company pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed or that the Company has a reason to believe will be denied or disputed by the underwriters of such policies or bonds. In addition, there is no pending claim for which its total value (inclusive of defense expenses) the Company expects to exceed the policy limits. All premiums due and payable under all such policies and bonds have been paid, (or if installment payments are due, will be paid if incurred prior to the Closing Date), and the Company is otherwise in material compliance with the terms of such policies and bonds (or other policies and bonds providing substantially similar insurance coverage). Such policies and bonds (or other policies and bonds providing substantially similar coverage) have been in effect for the past three years and remain in full force and effect. The Company does not have any Knowledge of threatened termination of, or premium increase with respect to, any of such policies. The Company has never maintained, established, sponsored, participated in or contributed to any self-insurance plan.

2.24    Compliance with Laws. The Company has complied with, has not been in violation of, and has not received any notices of suspected, potential, or actual violation with respect to, any material foreign, federal, state or local Law.

2.25    Export Control Laws
.  The Company has at all times during the past five years, conducted its export transactions in accordance with (i) all applicable U.S. export and reexport controls, including the United States Export Administration Act and Regulations and Foreign Assets Control

Regulations and (ii) all other applicable import/export controls in other countries in which the Company conducts business. Without limiting the foregoing:

(a)    The Company has obtained all export and import licenses, license exceptions and other consents, notices, waivers, approvals, orders, authorizations, registrations, declarations and filings with any Governmental Entity required for (i) the export, import and reexport of products, services, software and technologies and (ii) releases of technologies and software to foreign nationals located in the United States and abroad (“Export Approvals”);

(b)    The Company is in compliance with the terms of all applicable Export Approvals;

(c)    There are no pending or, to the Knowledge of the Company, threatened claims against the Company with respect to such Export Approvals;

(d)    To the Knowledge of the Company, there are no presently existing facts or circumstances pertaining to the Company’s export transactions that would constitute a reasonable basis for any future claims with respect to such Export Approvals that would have a material adverse effect on the Company, its business or its financial condition;

(e)    No Export Approvals for the transfer of export licenses to Parent or the Company are required, or such Export Approvals can be obtained expeditiously without material cost; and

(f)    Section 2.25(f) of the Disclosure Schedule sets forth the true, complete and accurate export control classifications applicable to the Company’s products, services, software and technologies.

2.26    Anti-Corruption Laws. Neither the Company nor any of its Subsidiaries, officers, directors, employees, controlled affiliates, agents, or other Person acting on their behalf has, directly or indirectly:

(a)    taken any action which would cause it to be in violation of the United States Foreign Corrupt Practices Act of 1977, as amended, United States Travel Act, United Kingdom Bribery Act of 2010, Organization of Economic Cooperation and Development Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, or any similar commercial or public anti-corruption or anti-bribery laws or legal requirements applicable to the Company or any of its Subsidiaries in any jurisdiction (collectively hereinafter “Anti-Corruption Laws”);

(b)    used any corporate funds for unlawful contributions, gifts, travel, entertainment or other unlawful expenses relating to political activity;

(c)    made, offered, attempted or authorized any unlawful payment or other thing of value to foreign or domestic government officials (including officials or employees of companies or organizations that are owned or controlled by a foreign government);

(d)    made, offered, attempted or authorized any unlawful payment or other thing of value to any member or candidate of a foreign or domestic political party;

(e)    made, offered, attempted or authorized any unlawful payment or other thing of value to employees or officials of any public international organizations;

(f)    made, offered, attempted or authorized any bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment to any person in violation of the Anti-Corruption Laws; or
(g)    established or maintained any fund or asset for any such purpose that was not properly recorded in the Company’s books and records.
Neither the Company nor any of its Subsidiaries, or other entities under the control of the same, have conducted an internal investigation, received a whistleblower complaint, or been informally or formally investigated, charged, or prosecuted, for conduct related to applicable Anti-Corruption Laws. The Company has established sufficient internal controls and procedures to ensure compliance with the Anti-Corruption Laws.

2.27    State Takeover Statutes. The Board of Directors of the Company has taken all action necessary to ensure that any restrictions on business combinations contained in Delaware Law or any other applicable law will not apply to the Merger and the other transactions contemplated by this Agreement. No other “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation or any anti-takeover provision in the Company’s Charter Documents is, or at the Effective Time (following the effectiveness of the Certificate Amendment) will be, applicable to the Company, the shares of Company Capital Stock, the Merger or the other transactions contemplated by this Agreement.

2.28     Complete Copies of Materials. The Company has made available to Parent true and complete copies of each document (or summaries of the same if copies are not available) that has been requested in writing by Parent or its counsel, including all Contracts and other documents listed on the Disclosure Schedule.

2.29     Representations Complete. To the Knowledge of the Company, none of the representations or warranties made by the Company (as modified by the Disclosure Schedule) in this Agreement, and none of the statements made in any exhibit, schedule or certificate furnished by the Company pursuant to this Agreement contains any untrue statement of a material fact, or omits to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB
Each of Parent and Sub hereby represents and warrants to the Company on the date hereof as follows:

3.1     Organization. Each of Parent and Sub is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Each of Parent and Sub has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted.

3.2     Authority and Enforceability. Each of Parent and Sub has all requisite corporate power and authority to enter into this Agreement and any Related Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery by each of Parent and Sub of this Agreement and any Related Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Parent and Sub. This Agreement and any Related Agreements to which Parent and Sub are parties have been duly executed and delivered by Parent and Sub and, assuming the due authorization, execution and delivery by the other parties hereto and thereto constitute the valid and binding obligations of Parent and Sub, enforceable against each of Parent and Sub in accordance with their terms, subject to (i) laws of general application relating to bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally and (ii) general principles of equity.

3.3    No Conflict. The execution and delivery by Parent and Sub of this Agreement and any Related Agreement to which Parent or Sub is a party, and the consummation of the transactions contemplated hereby and thereby, will not result in any violation of or default under (with or without notice or lapse of time, or both) any provision of Parent’s or Sub’s certificate of incorporation or bylaws.

3.4     Cash Resources. Parent has sufficient cash resources to pay the Total Consideration pursuant to this Agreement.
ARTICLE IV

CONDUCT PRIOR TO THE CLOSING

4.1    Conduct of Business of the Company. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Closing, the Company shall operate the business of the Company in the ordinary course of business consistent with past practices in all material respects, except (x) as specifically disclosed in Section 4.1 of the Disclosure Schedule, (y) with the prior written consent of Parent (the decision with respect to which will not be unreasonably withheld or delayed) or (z) as specifically contemplated by this Agreement or as requested by Parent following the date hereof, the Company shall take any action specifically requested by Parent that does not materially deviate from the operation of the Company in the ordinary course of business consistent with its past practices. Notwithstanding the foregoing, except as set forth in clauses (x), (y) and (z) above, the Company shall not from and after the date of this Agreement:

(a)    make any expenditure or enter into any commitment or transaction exceeding $10,000 individually or $25,000 in the aggregate;

(b)    (i) sell or license or transfer to any Person any rights to any Company Intellectual Property or Technology or enter into any agreement with respect to any Company Intellectual Property or Technology with any Person or with respect to any Intellectual Property Rights or Technology of any Person (other than non-exclusive agreements to provide Company Products or Future Products to end-users pursuant to agreements that have been entered into in the ordinary course of business consistent with past practices that do not materially differ in substance from the Standard Form Agreements), (ii) buy or license any Intellectual Property Rights or Technology or enter into any agreement with respect to the Intellectual Property Rights or Technology of any Person, (iii) enter into any agreement with respect to the development of any Intellectual Property Rights or Technology with a third party, or (iv) terminate, fail to renew, abandon, cancel, let lapse, fail to continue to prosecute or defend any Company Intellectual Property;

(c)    terminate or extend, or materially amend, waive, modify, or violate the terms of, any Contract disclosed on the Disclosure Schedule (or agree to do so), or enter into any new Contract;

(d)    enter into or materially amend, waive or modify the terms of any Contract pursuant to which any other party is granted marketing, distribution, development or similar rights of any type or scope with respect to any Company Products, Future Products or Technology;

(e)    modify or remove any Company Privacy Policy, or publish or make available any new Company Privacy Policy;

(f)    create any new Liability of any kind in excess of $20,000 other than as required to consummate the Merger;

(g)    initiate or settle any litigation, other than to enforce its rights under this Agreement;

(h)    declare, set aside, or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any Company Capital Stock, or split, combine or reclassify any Company Capital Stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of Company Capital Stock, or repurchase, redeem or otherwise acquire, directly or indirectly, any shares of Company Capital Stock (or options, warrants or other rights exercisable therefor) except in accordance with the Plan or the agreements governing the Company Options outstanding as of the date hereof;

(i)    issue, grant, deliver or sell or authorize or propose the issuance, grant, delivery or sale of, or purchase or propose the purchase of, any shares of Company Capital Stock or any securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue or purchase any such shares or other convertible securities, other than issuances of Company Capital Stock pursuant to exercises of Company Options or Company Warrants in accordance with their terms;

(j)    cause or permit any amendments to the Company Certificate of Incorporation, Company Bylaws or other organizational documents of the Company (whether by merger or otherwise);

(k)    acquire or agree to acquire by merging or consolidating with, or by purchasing any assets or equity securities of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the Company’s business;

(l)    enter into any agreement to purchase or sell any interest in real property, grant any security interest in real property, enter into any lease, sublease, license or other occupancy agreement with respect to any real property or alter, amend, modify or terminate any of the terms of any Lease Agreements;

(m)    incur or guarantee any Indebtedness or issue or sell any debt securities or guarantee any debt securities or other obligations of others or create a Lien over any of its assets;

(n)    grant any loans to others or purchase debt securities of others or amend the terms of any outstanding loan agreement;

(o)    grant any severance or termination pay (in cash, equity or otherwise) to any Employee, including any officer, of the Company, except payments made pursuant to the Company Employee Plans set forth in the Disclosure Schedule and provided to Parent or pursuant to standard written agreements outstanding on the date hereof and disclosed in the Disclosure Schedule;

(p)    hire, offer to hire or terminate any Employees, or encourage any Employees to resign from the Company, or make any representations or issue any communications to employees that are inconsistent with this Agreement or the transactions contemplated thereby, including any representations regarding offers of employment from Parent except as otherwise required by the terms of this Agreement;

(q)    adopt, amend or fail to maintain any Company Employee Plan, enter into any employment contract, pay or agree to pay any special bonus or special remuneration to any director or Employee of the Company, or increase or agree to increase the salaries, wage rates, or other compensation or benefits of its Employees (whether through the payment of, or agreement to pay, bonus amounts or otherwise) except payments made pursuant to this Agreement or standard written agreements outstanding on the date hereof and disclosed in the Disclosure Schedule;

(r)    revalue any of its assets (whether tangible or intangible), including, without limitation, writing off notes or accounts receivable, settle, discount or compromise any accounts receivable, or reverse any reserves other than in the ordinary course of business and consistent with past practice;

(s)    pay, discharge, waive or satisfy, in an amount in excess of $10,000 in any one case, or $25,000 in the aggregate, any claim, Liability, loan or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business of Liabilities reflected or reserved against in the Current Balance Sheet;

(t)    make or change any Tax election, adopt or change any Tax accounting method, enter into any closing agreement or Tax ruling, settle or compromise any Tax claim or assessment, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment, or file any amended Tax Return;

(u)    enter into any license, distribution, reseller, OEM, joint venture or joint marketing or any similar arrangement or agreement (other than non-exclusive licenses of the Company Products or Future Products to end-users pursuant to agreements that have been entered into in the ordinary course of business consistent with past practices that do not materially differ in substance from the Standard Form Agreements);

(v)modify any benefits or other compensation of employees of or other services providers to the Company;

(w)adopt or change the Company’s accounting policies or procedures, including with respect to reserves for excess or obsolete inventory, doubtful accounts or other reserves, depreciation or amortization policies or rates, billing and invoicing policies, or payment or collection policies or practices; or

(x)take, commit or agree in writing or otherwise to take, any of the actions described in Sections 4.1(a) through 4.1(w), inclusive.

4.2    No Solicitation

(a)    Until the earlier of (i) the Closing, or (ii) the date of termination of this Agreement pursuant to the provisions of Section 8.1 hereof, the Company shall not, nor shall the Company permit any of its officers, directors, members, employees, stockholders, agents, representatives or affiliates (each, a “Company Representative”) to, directly or indirectly, take any of the following actions with any party other than Parent and its designees: (A) solicit, initiate, participate or knowingly encourage any negotiations or discussions with respect to any offer or proposal to acquire all or any portion of the Company’s business or properties, or any equity interest in the Company or shares of Company Capital Stock or any rights to acquire any shares of Company Capital Stock or other equity interests in the Company, regardless of the form of transaction (a “Competing Transaction”), or effect any such transaction, (B) disclose any information to any Person concerning the business or properties of the Company, or afford to any Person access to the Company’s properties, books or records other than in the ordinary course of business, (C) assist or cooperate with any Person to make any proposal regarding a Competing Transaction, or (D) enter into any agreement with any Person providing for a Competing Transaction. In the event that the Company or any Company Representative shall receive, prior to the Closing or the termination of this Agreement in accordance with Section 8.1 hereof, any offer, proposal, or request, directly or indirectly, of the type referenced in clause (A), (C) or (D) above, or any request for disclosure or access as referenced in clause (B) above, the Company shall, or shall cause such Company Representative to, immediately (x) terminate, suspend or otherwise discontinue any and all discussions or other negotiations with such Person with regard to such offers, proposals, or requests and (y) notify Parent thereof, including information as to the identity of the Person making any such offer or proposal and the specific terms of such offer or proposal, as the case may be, and such other information related thereto as Parent may reasonably request, including, but not limited to a copy thereof or a summary of the principal terms of any such inquiry, offer or proposal that is not in writing.

(b)    The parties hereto agree that irreparable harm would occur in the event that the provisions of this Section 4.2 were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed by the parties hereto that Parent shall be entitled to an immediate injunction or injunctions, without the necessity of proving the inadequacy of money damages as a remedy and without the necessity of posting any bond or other security, to prevent breaches of the provisions of this Section 4.2 and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which Parent may be entitled at law or in equity. Without limiting the foregoing, it is understood that any violation of the restrictions set forth above by any Company Representative shall be deemed to be a breach of this Agreement by the Company.

4.3    Procedures for Requesting Parent Consent. If the Company desires to take an action which would be prohibited pursuant to Section 4.1 hereof without the written consent of Parent, prior to taking such action the Company may request such written consent by sending an e‑mail or facsimile to each of the following individuals:
Jason Corsello
Telephone: 1 (203) 779-5501
Facsimile: 1 (310) 752-0199
E-mail address: jcorsello@cornerstoneondemand.com
Adam Weiss
Telephone: 1 (310) 752-0113
Facsimile: 1 (310) 752-0145
E-mail address: aweiss@csod.com
Any of the parties set forth above may grant consent on behalf of Parent to the taking of any action that would otherwise be prohibited pursuant to Section 4.1 by e-mail or such other notice that complies with the provisions of Section 9.1.

ARTICLE V

ADDITIONAL AGREEMENTS
5.1    Company Stockholder Approval

(a)    As soon as possible following the execution of this Agreement (but no later than twelve (12) hours thereafter), the Company shall deliver to Parent a true, correct and complete copy of the Initial Stockholder Consent. In addition, the Company shall take all necessary actions in accordance with this Agreement to cause each Company Stockholder that executed a copy of the Initial Stockholder Consent to deliver an executed Joinder Agreement contemporaneously with the signing of this Agreement.

(b)    The Company shall prepare, subject to Parent’s reasonable review and approval, an information statement to be distributed to the Company Stockholders in connection with soliciting the approval of such Company Stockholders of this Agreement, the Certificate Amendment and the transactions contemplated hereby (the “Information Statement”), which Information Statement shall comply with the provisions set forth in this Section 5.1. Promptly following the execution of this Agreement, but in no event later than ten (10) Business Days after the date hereof, the Company shall submit this Agreement, the Certificate Amendment, and the transactions contemplated hereby to the Company Stockholders whose consent was not obtained as described in Section 5.1(a) hereof for approval and adoption by such Company Stockholders pursuant to execution of the Stockholder Written Consent. To the extent required by Delaware Law or California Law, the Company shall promptly deliver to any Company Stockholder who has not approved this Agreement and the transactions contemplated hereby a notice of the approval of the Merger and adoption of this Agreement and the Certificate Amendment by written consent of the Company Stockholders pursuant to the applicable provisions of Delaware Law and California Law, which notice shall constitute the notice to Company Stockholders required by applicable law that dissenters’ and/or appraisal rights may be available to Company Stockholders in accordance with Delaware Law and California Law. In addition, as soon as practicable following the execution and delivery of this Agreement, the Company shall take all necessary actions in accordance with this Agreement to solicit a Joinder Agreement from each Company Stockholder that did not execute and deliver a Joinder Agreement contemporaneously with the Initial Stockholder Consent.

(c)    As soon as reasonably possible following the execution of this Agreement, the Company shall obtain and deliver to Parent a waiver agreement, substantially in the form attached hereto as Exhibit I (a “280G Waiver”), from each Person whom the Company reasonably believes is, with respect to the Company or any ERISA Affiliate, a “disqualified individual” (within the meaning of Section 280G of the Code and the regulations promulgated thereunder), as determined immediately prior to the initiation of the solicitation of the requisite Company Stockholder approval described in Section 5.1(d), and who might otherwise receive or have the right or entitlement to receive a parachute payment under Section 280G of the Code unless the requisite Company Stockholder approval of such parachute payments is obtained pursuant to Section 5.1(d).

(d)    As soon as reasonably possible following the delivery by the Company to Parent of each executed 280G Waiver described in Section 5.1(c) (or written notice to Parent that certain “disqualified individuals” described in Section 5.1(c) have elected not to deliver such 280G Waiver), the Company shall solicit the Company Stockholders to approve (in a manner reasonably satisfactory to Parent) by such number of Company Stockholders as is required by the terms of Section 280G(b)(5)(B) of the Code any payments and/or benefits that are subject to a 280G Waiver and that Parent determines may separately or in the aggregate constitute “parachute payments” (within the meaning of Section 280G of the Code and the regulations promulgated thereunder), such that such payments and benefits shall not be deemed to be “parachute payments” under Section 280G of the Code, and prior to the Effective Time the Company shall deliver to Parent evidence reasonably satisfactory to Parent that a Company Stockholder vote was solicited in conformance with Section 280G and the regulations promulgated thereunder, and (i) the requisite Company Stockholder approval was obtained with respect to any payments and/or benefits that were subject to the Company Stockholder vote (the “280G Approval”) or (ii) that the 280G Approval was not obtained and as a consequence, that such “parachute payments” shall not be made or provided, pursuant to the 280G Waivers.

(e)    Any materials to be submitted to the Company Stockholders in connection with the solicitation of their approval of this Agreement, the Certificate Amendment and the Merger, including the Information Statement (the “Soliciting Materials”), shall be subject to reasonable review and approval by Parent and shall include information regarding the Company, the terms of this Agreement, the Certificate Amendment and the Merger and the recommendation of the Board of Directors of the Company in favor of this Agreement, the Certificate Amendment and the Merger. The Company will promptly advise Parent in writing if at any time prior to the Closing the Company shall obtain Knowledge of any facts that might make it necessary or appropriate to amend or supplement the Soliciting Materials in order to make statements contained or incorporated by reference therein not misleading or to comply with applicable law. Anything to the contrary contained herein notwithstanding, the Company shall not include in the Soliciting Materials any information with respect to Parent or its affiliates or associates, the form and content of which shall not have been consented to in writing by Parent prior to such inclusion, except as required pursuant to applicable law.

5.2     Access to Information. Except as otherwise prohibited by applicable law or as would reasonably be expected to violate the attorney-client or other legal privilege of the Company (it being agreed that the parties shall use their reasonable efforts to cause such information to be provided in a manner that does not cause such violation, prohibition or loss of privilege), the Company shall afford Parent and its accountants, counsel and other representatives, reasonable access during the period from the date hereof and prior to the Closing to (a) all of the properties, books, contracts, commitments and records of the Company, including all Company Intellectual Property and Technology used by the Company (including access to design processes and methodologies and all source code), (b) all other information concerning the business, properties and personnel (subject to restrictions imposed by applicable law) of the Company as Parent may reasonably request, and (c) all Employees of the Company as identified by Parent. The Company agrees to provide to Parent and its accountants, counsel and other representatives copies of internal financial statements (including Tax Returns and supporting documentation) promptly upon request. No information or knowledge obtained in any investigation pursuant to this Section 5.2 or otherwise shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger in accordance with the terms and provisions hereof.

5.3     Confidentiality. Each of the parties hereto hereby agrees that the information obtained in any investigation pursuant to Section 5.1 hereof, or pursuant to the negotiation and execution of this Agreement or the effectuation of the transactions contemplated hereby, or, if applicable, in connection with any disputes or arbitration proceedings, shall be governed by the terms of the Mutual Nondisclosure Agreement, dated as of April 23, 2014, as amended (the “Confidential Disclosure Agreement”), between the Company and Parent. In this regard, the Company acknowledges that the Parent Common Stock is publicly traded and that any information obtained during the course of due diligence could be considered to be material non‑public information within the meaning of federal and state securities laws. Accordingly, the Company acknowledges and agrees not to engage in any discussions, correspondence or transactions in the Parent Common Stock in violation of applicable securities laws.

5.4    Public Disclosure. The Company shall not (nor will it permit, as applicable, any Company Representative to), directly or indirectly, issue any statement or communication to any third party (other than its agents that are bound by confidentiality restrictions) regarding the subject matter of this Agreement or the transactions contemplated hereby, including, if applicable, the termination of this Agreement and the reasons therefor or any disputes or arbitration proceedings, without the consent of Parent; except (a) to the extent such disclosure is required by applicable Law or order, in which case the Company or the Escrow Representative, as the case may be, shall promptly notify Parent of such requirement and cooperate with Parent to the extent reasonably practicable so as to seek to limit the information disclosed to the information it is advised by counsel is required by such applicable Law or order to be disclosed and will, to the extent reasonably practicable and at Parent’s expense, seek to obtain a protective order over, or confidential treatment of such information, (b) to the extent that such information is or becomes generally known to the public without violation of this Agreement, the Confidential Disclosure Agreement or any other agreement or obligation restricting the disclosure of such information by such party, and (c) from and after the Closing, to the extent disclosure is made by a Company Stockholder that is a venture capital or private equity fund in communications to its investors as may be (i) legally or contractually required or (ii) reasonably necessary in the good faith exercise of the fiduciary duties of the general partner of such Company Stockholder, so long as such disclosure is (x) made in the ordinary course of business and consistent with past practice and (y) such investors are obligated to keep such communications confidential.

5.5    Commercially Reasonable Efforts. Subject to the terms and conditions provided in this Agreement, each of the parties hereto shall use commercially reasonable efforts to take promptly, or cause to be taken promptly, all actions, and to do promptly, or cause to be done promptly, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated hereby, to cause all conditions to the obligations of the other parties hereto to cause the Merger to occur, to obtain all necessary waivers, consents, approvals and other documents required to be delivered hereunder and to effect all necessary registrations and filings and to remove any injunctions or other impediments or delays, legal or otherwise, in order to consummate and make effective the transactions contemplated by this Agreement for the purpose of securing to the parties hereto the benefits contemplated by this Agreement; provided, however, that no party shall be required to agree (and the Company shall not agree without the prior consent of Parent) to (a) any license, sale or other disposition or holding separate (through establishment of a trust or otherwise) of any shares of its capital stock or of any of its businesses, assets or properties, its subsidiaries or affiliates, (b) the imposition of any limitation on the ability of Parent, its subsidiaries or affiliates or the Company to conduct their respective businesses or own any capital stock or assets or to acquire, hold or exercise full rights of ownership of their respective businesses and, in the case of Parent, the businesses of the Company, or (c) the imposition of any impediment on Parent, its subsidiaries or affiliates or the Company under any statute, rule, regulation, executive order, decree, order or other legal restraint governing competition, monopolies or restrictive trade practices (any such action described in (a), (b) or (c), an “Action of Divestiture”). Nothing herein shall require Parent or permit the Company (without the prior consent of Parent) to litigate with any Governmental Entity. Nothing in this Agreement shall require Parent or permit the Company (without the prior consent of Parent) to pay any consideration or agree to any modifications of existing Contracts or entry into new Contracts (other than the payment of customary filing and application fees) in connection with obtaining any waivers, consents, approvals from Governmental Entities or other Persons in connection with this Agreement, the Related Agreements or the transactions contemplated hereby or thereby.

5.6     Notification of Certain Matters. The Company or Parent, as the case may be, shall give prompt notice to the other parties of: (a) the occurrence of any event that is reasonably likely to cause any representation or warranty of the

Company or Parent, respectively and as the case may be, contained in this Agreement to be untrue or inaccurate at or prior to the Closing, and (b) the occurrence of any event that is reasonably likely to cause the failure of any condition in Section 6.2(a)(iii); provided, however, that the delivery of any notice pursuant to this Section 5.6 shall not limit or otherwise affect any remedies available to the party receiving such notice. No disclosure by the Company or Parent pursuant to this Section 5.6, however, shall be deemed to amend or supplement the Disclosure Schedule or prevent or cure any misrepresentation, breach of representation or warranty or breach of covenant.

5.7    Termination of 401(k) Plan. Effective as of no later than the day immediately preceding the Closing Date, each of the Company and any ERISA Affiliate shall terminate any and all Company Employee Plans intended to include a Code Section 401(k) arrangement (each, a “401(k) Plan”) (unless Parent provides written notice to the Company that such 401(k) Plans shall not be terminated); provided, however, that the 401(k) Plan and its related trust shall continue to be administered in accordance with the terms thereof (subject to any amendments required by applicable law) until all 401(k) Plan assets have been distributed, except that no further contributions (other than loan repayments) shall be made to the 401(k) Plan after it has been terminated (other than contributions as may have accrued on or before or are based on compensation earned on or before the termination date). Unless Parent provides such written notice to the Company, no later than five (5) Business Days prior to the Closing Date, the Company shall provide Parent with evidence that each 401(k) Plan has been terminated (effective as of no later than the day immediately preceding the Closing Date) pursuant to resolutions of the Board of Directors of the Company, or such ERISA Affiliate, as the case may be. The form and substance of such resolutions shall be subject to review and approval of Parent. The Company also shall take such other actions in furtherance of terminating each 401(k) Plan as Parent may reasonably require. In the event that termination of a 401(k) Plan would reasonably be anticipated to trigger liquidation charges, surrender charges or other fees, then such charges and/or fees shall be included in Third-Party Expenses and shall be the responsibility of the Company, and the Company shall take such actions as are necessary to reasonably estimate the amount of such charges and/or fees and provide such estimate in writing to Parent no later than fifteen (15) calendar days prior to the Closing Date.

5.8    Treatment of Company Options and Company Warrants. Subject to the prior review and approval of Parent, the Company shall take all actions necessary to effect the provisions set forth in Sections 1.7(c) and 5.8 hereof under all Company Options, all Company Option agreements, all Company Warrants, and all Company Warrant agreements, including, without limitation, any necessary amendments to the Plan and any Company Options or Company Warrants, and the delivery of all required notices and obtaining of any required consents thereunder.

5.9    Consents. The Company shall use commercially reasonable efforts to obtain all necessary consents, waivers and approvals of any parties to any Contract as are required thereunder in connection with the Merger or for any such Contracts to remain in full force and effect, all of which are required to be listed in Section 2.6 of the Disclosure Schedule, so as to preserve all rights of, and benefits to, the Company under such Contract from and after the Closing. Such consents, waivers and approvals shall be in a form reasonably acceptable to Parent. In the event that the Company is required to make any payments, including, without limitation, in connection with obtaining any consent, waiver or approval of any party to any Contract listed on Schedule 6.2(k), then such payments shall the responsibility of the Company and shall be paid by the Company prior to Closing or, in the discretion of the Company, included as Company Third-Party Expenses in the Closing Statement Certificate. For the avoidance of doubt, the Company shall not make any payments in connection with obtaining a consent, waiver or approval for any Contract on Section 2.6 of the Disclosure Schedule without the prior written consent of Parent unless such Contract is also listed on Schedule 6.2(k).

5.10    Terminated Agreements.  The Company shall cause each of the agreements listed on Schedule 6.2(l) hereto (the “Terminated Agreements”) to be terminated, effective as of and contingent upon the Closing, including sending all required notices, such that each such agreement shall be of no further force or effect immediately following the Closing. Upon the Closing, the Company shall have paid all amounts owed under the Terminated Agreements (as a result of the termination of the Terminated Agreements or otherwise), and the Surviving Corporation will not be subject to or incur any claim, Liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise) under any Terminated Agreement following the Closing Date. In the event the Company is required to make any payments in connection with the termination of any Terminated Agreements, such payments shall be the responsibility of the Company and shall be paid by the Company prior to the Closing or, in the discretion of the Company, included as Company Third-Party Expenses in the Closing Statement Certificate.

5.11     Modified Agreements.  The Company shall use commercially reasonable efforts to modify each of the agreements listed on Schedule 6.2(m) hereto (the “Modified Agreements”) in the manner set forth on Schedule 6.2(m) hereto effective as of and contingent upon the Closing, so that the required modifications are in effect immediately following the Closing. In the event the Company is required to make any payments in connection with the modification of any Modified Agreements, such payments shall be the responsibility of the Company and shall be paid by the Company prior to the Closing or, in the discretion of the Company, included in Company Third-Party Expenses in the Closing Statement Certificate.

5.12    Notices.  The Company shall send each of the notices set forth in Schedule 6.2(n) hereto (the “Notices”) promptly following the date hereof.

5.13    Proprietary Information and Inventions Assignment Agreements. The Company shall use commercially reasonable efforts to cause each current employee of the Company, and each former employee of the Company who is listed on Schedule 5.13 hereto, to have entered into and executed, and each person who becomes an employee of the Company after the date hereof and prior to the Closing shall be required by the Company to enter into and execute, an employee proprietary information agreement with the Company, in a form satisfactory to Parent, effective as of such employee’s first date of employment or service. The Company shall use commercially reasonable efforts to cause each current consultant or contractor of the Company, and each former consultant or contractor of the Company who is listed on Schedule 5.13 hereto, to have entered into and executed, and each Person who becomes a consultant or contractor of the Company after the date hereof and prior to the Closing shall be required by the Company to enter into and execute, a consultant proprietary information agreement with the Company, in a form satisfactory to Parent, effective as of such consultant or contractor’s first date of service.

5.14    Resignation of Officers and Directors.  The Company shall cause each officer and director of the Company to execute a resignation and release letter in the form attached hereto as Exhibit J (the “Director and Officer Resignation and Release Letter”), effective as of the Effective Time.

5.15    New Employment and Consulting Arrangements.  Prior to the Closing, the Company shall use reasonable efforts to cause each Priority Service Provider to enter into either an at-will employment arrangement or, if requested by Parent, an independent contractor arrangement with Parent, pursuant to such Person’s execution and delivery of (i) an offer letter (each, a “Parent Offer Letter”) and a proprietary information and inventions assignment agreement or (ii) an independent contractor agreement (each, a “Parent Contractor Agreement”), in each case on Parent’s standard form.

5.16    Termination of Non-Continuing Service Providers.  At or prior to the Closing, the Company shall provide notice of termination to each Non-Continuing Service Provider. The Company shall offer each such Non-Continuing Service Provider a severance payment in an amount not less than four (4) weeks’ salary for such Non-Continuing Service Provider (the “Non-Continuing Service Provider Severance Amount”), contingent upon such Non-Continuing Service Provider executing a valid general release of claims and separation agreement, in the form attached hereto as Exhibit K (the “Non-Continuing Employee Release”).

5.17    Expenses. Whether or not the Merger is consummated, all fees and expenses incurred in connection with the Merger (whether prior to or following Closing), including all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties (including any banker and advisor fees) incurred by a party (including the Indemnifying Parties) in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby, including, but not limited to, any payments made or anticipated to be made by such party as a brokerage or finders’ fee, agents’ commission or any similar charge, in connection with the Merger, whenever incurred (“Third-Party Expenses”), shall be the obligation of the respective party incurring such fees and expenses.

5.18    FIRPTA Compliance.  On the Closing Date, the Company shall deliver to Parent a properly executed statement (a “FIRPTA Compliance Certificate”) in a form reasonably acceptable to Parent for purposes of satisfying Parent’s obligations under Treasury Regulation Section 1.1445‑2(c)(3).

5.19    Repayment of Indebtedness.  Prior to or concurrent with the Closing, the Company shall repay and extinguish all Indebtedness, other than the Assumed Debt and any Closing Indebtedness, without any further Liability to the Company or Parent. In the case of all Indebtedness to be repaid and extinguished at the Closing (including, for the avoidance of doubt, the Assumed Debt and any Closing Indebtedness paid to the Paying Agent on the Closing Date pursuant to Section 1.10(b) hereof), the Company shall deliver, at least two (2) Business Days prior to the Closing Date, executed payoff letters or final invoices, as applicable, from each lender, creditor, noteholder or other counterparty to which such Indebtedness is owing (whether or not then due and payable), in each case (i) that sets forth the amount to be paid on or prior to the Closing Date, together with wire transfer instructions, (ii) evidencing that the payment of such amount would result in the full repayment, satisfaction, release, and discharge of all current and future obligations of the Company (and, in the case of hedging, swap or similar agreements, the complete unwind and settlement of such arrangements) in respect of such item (except obligations for indemnification and reimbursement that expressly survive repayment in full) and of all current and future Liens relating to such item and (iii) contemplating the delivery of UCC-3 termination statements and mortgage releases that when filed or recorded, as the case may be, will be sufficient to release any and all Liens relating to such item. The Company shall arrange for delivery of all such UCC-3 termination statements and mortgage releases, if any, at the Closing.

5.20    Spreadsheet.  The Company shall deliver to Parent, not less than three (3) Business Days prior to the Closing Date, a spreadsheet (the “Spreadsheet”) in a form reasonably acceptable to Parent, which spreadsheet shall be certified as complete and correct by the Chief Executive Officer and Chief Financial Officer of the Company (such certification, the “Spreadsheet Certificate”) as of the Closing and which shall include, among other things, as of the Closing:

(a)    with respect to each Company Stockholder, (i) such Person’s address and email address, (ii) the aggregate number of shares of Company Series A Preferred Stock, Company Series B Preferred Stock, Company Series C Preferred Stock, and Company Series D Preferred Stock held by such Company Stockholder, (iii) the aggregate Series A Per Share Amount, Series B Per Share Amount, Series C Per Share Amount, and Series D Per Share Amount receivable by such Company Stockholder pursuant to Section 1.7(b) hereof, (iv) such Company Stockholder’s Pro Rata Escrow Portion of the Escrow Amount expressed as a percentage and such Company Stockholder’s Pro Rata Escrow Portion of the Escrow Amount expressed as a Dollar amount, (v) such Company Stockholder’s Pro Rata Executive Escrow Portion of the Executive Escrow Amount expressed as a percentage and such Company Stockholder’s Pro Rata Executive Escrow Portion of the Executive Escrow Amount expressed as a Dollar amount, (vi) such Company Stockholder’s Pro Rata Indemnity Portion, and (vii) the portion of the Closing Cash Consideration to be paid to such Company Stockholder at the Closing pursuant to Section 1.7(b) hereof, and (viii) such other information relevant thereto that Parent or the Paying Agent may reasonably request;

(b)    with respect to each Executive Transaction Bonus Recipient, (i) such Person’s address and email address, (ii) the amount of such Person’s Executive Transaction Bonus, if any, (iii) such Person’s Pro Rata Escrow Portion of the Escrow Amount expressed as a percentage and such Person’s Pro Rata Escrow Portion of the Escrow Amount expressed as a Dollar amount, and (iv) such other information relevant thereto that Parent or the Paying Agent may reasonably request;

(c)    with respect to each holder of Indebtedness of the Company, (i) such Person’s address and email address, (ii) the principal amount of the Indebtedness owed to such Person, (iii) the initial issue date or incurrence of such Indebtedness, (iv) the interest rate applicable to such Indebtedness, (v) the interest accrued thereunder, (vi) the aggregate amount due and payable in connection with such Indebtedness at the Closing, including any change of control premiums applicable thereto, and a description of any such premiums, and (vii) such other information relevant thereto that Parent or the Paying Agent may reasonably request; and

(d)    as applicable, the Spreadsheet shall also include, with respect to each holder of shares of Company Capital Stock issued on or after January 1, 2011, or any other security that would be deemed a “covered security” under Treasury Regulation § 1.6045-1(a)(15), (i) the cost basis of such shares or securities, (ii) the respective date(s) of issuance of such shares or securities, (iii) the respective certificate number(s) representing such shares or securities, (iv) the respective class or series of such shares or securities, and (iv) such other information relevant thereto that Parent or the Paying Agent may reasonably request.

5.21    State Takeover Statutes.  In the event that any “fair price,” “moratorium,” “control share acquisition,” or other anti-takeover statute or regulation or any anti-takeover provision of the Charter Documents is or becomes, or at the Effective Time (following the effectiveness of the Certificate Amendment) will be, applicable to the Company, shares of Company Capital Stock, the Merger or the other transactions contemplated by this Agreement, the Company, at the direction of the Board of Directors, shall use its best efforts to ensure that the Merger and the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms and subject to the conditions set forth in this Agreement, and otherwise to minimize the effect of such statute or regulation on this Agreement and the transactions contemplated hereby.

5.22    Indemnification of Directors and Officers of the Company

(a)    Indemnification Obligations. During the period ending six (6) years after the Effective Time, the Surviving Corporation or its successor shall, and Parent shall cause the Surviving Corporation or its successor to fulfill its obligations to the present and former members of the Company Board and present and former officers of the Company (such directors and officers being herein called the “Company Indemnitees”) pursuant to the terms of the Company’s Charter Documents and the indemnification agreements listed on Schedule 5.22 as in effect on the date hereof. Any claims for indemnification made under this Section 5.22 on or prior to the sixth anniversary of the Effective Time shall survive such anniversary until the final resolution thereof. Notwithstanding the foregoing, the obligations of Parent and the Surviving Corporation or its successor (i) shall be subject to any limitation imposed by applicable Law and (ii) shall not be deemed to release any Company Indemnitee who is also an officer or director of the Company or its subsidiaries from his or her obligations pursuant to this Agreement or any Related Agreement, nor shall such Company Indemnitee have any right of contribution, indemnification or right of advancement from the Surviving Corporation or its successor or Parent with respect with any Loss claimed by any of the Indemnified Parties against such Company Indemnitee in his or her capacity as a Company Stockholder pursuant to this Agreement or any Related Agreement. Notwithstanding the foregoing, Parent shall have no obligation to maintain the existence of the Surviving Corporation for any specified period following the Effective Time; provided that Parent shall ensure that proper provision is made for the obligations of the Surviving Corporation under this Section 5.22 are assumed in accordance with Section 5.22.

(b)    Insurance. Prior to the Effective Time, the Company shall purchase and fully pay for an extended reporting period endorsement under the Company’s existing directors’ and officers’ liability insurance coverage in a form acceptable to Parent that shall provide the Company Indemnitees with coverage for six (6) years following the Effective Time of not less than the existing coverage and have other terms not materially less favorable to the insured persons than the Company’s directors’ and officers’ liability insurance coverage presently maintained by the Company (the “D&O Tail Policy”). Parent shall not, and shall cause the Surviving Corporation to not, take any action to eliminate such D&O Tail Policy.

(c)    In the event that the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors or assigns of the Surviving Corporation or any of its respective successors or assigns, as the case may be, shall succeed to the obligations set forth in this Section 5.22.

(d)    Notwithstanding anything in this Agreement to the contrary, the obligations under this Section 5.22 shall not be terminated or modified in such a manner as to adversely affect any Company Indemnitee to whom this Section 5.22 applies without the consent of such affected Company Indemnitee.

5.23    Payment of Severance Amounts. All Non-Continuing Service Provider Severance Amounts, final wages, and benefits payable to Non-Continuing Service Providers and any former Employees pursuant to Contracts in effect at any time prior to the Closing shall be the responsibility of the Company and shall be paid out prior to the Closing Date or, in the discretion of the Company, included as Company Transaction Expenses.

5.24    Interim Financials. The Company shall make commercially reasonable efforts to prepare and deliver to Parent at or prior to November 2, 2014 unaudited balance sheets as of September 30, 2013 and 2014, and the related unaudited statements of income and cash flows for the nine months ended September 30, 2013 and 2014, respectively (collectively, the “September Interim Financials”). The September Interim Financials shall be prepared in accordance with GAAP consistently applied throughout the periods indicated and consistent with each other, and in a manner consistent with the preparation of the Financials; provided that, for the sake of clarity, the September Interim Financials shall not be required to have undergone a SAS 100 review by such time.

ARTICLE VI

CONDITIONS TO THE MERGER

6.1    Conditions to Obligations of Each Party to Effect the Merger.  The respective obligations of Parent, the Company and Sub to effect the Merger shall be subject to the satisfaction or written waiver, at or prior to the Closing, of the following conditions:

(a)    No Order. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction, order or other legal restraint or prohibition (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting or preventing the consummation of the Merger.

(b)    No Injunctions; Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect, nor shall any proceeding brought by a Governmental Entity seeking the foregoing be threatened or pending.

6.2    Conditions to the Obligations of Parent and Sub.  The obligations of Parent and Sub to effect the Merger shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by Parent and Sub:

(a)    Representations, Warranties and Covenants. (i) The representations and warranties of the Company in Sections 2.2 (Company Capital Structure), 2.4 (Authority and Enforceability), 2.5 (Initial Stockholder Consent) and 2.27 (State Takeover Statutes) shall have been true and correct as of the date made and as of the Closing Date as though such representations and warranties were made on and as of such date (other than the representations and warranties of the Company made as of a specified date, which shall be true and correct as of such date); (ii) the representations and warranties of the Company in this Agreement (other than those specified in clause (i), and other than the representations and warranties of the Company as of a specified date, which shall be true and correct as of such date) shall have been true and correct on the date they were made and shall be true and correct in all material respects (without giving effect to any limitation as to “materiality” set forth therein) on and as of the Closing Date as though such representations and warranties were made on and as of such date (other than the representations and warranties of the Company made as of a specified date, which shall be true and correct in all material respects as of such date); and (iii) the Company shall have performed and complied in all material respects with all covenants and obligations under this Agreement required to be performed and complied with by such parties as of or prior to the Closing.

(b)    No Material Adverse Effect. There shall not have occurred and be continuing a Material Adverse Effect with respect to the Company.

(c)    Unanimous Board Approval. This Agreement and the Certificate Amendment shall have been unanimously approved by the Board of Directors of the Company, which unanimous approval shall not have been altered, modified, changed or revoked.

(d)    Company Stockholder Approval. Company Stockholders constituting the holders of not less than 93% of the shares of Company Capital Stock outstanding as of immediately prior to the Effective Time shall have approved this Agreement, the Certificate Amendment, the Merger and the transactions contemplated hereby.

(e)    Joinder Agreements. Parent shall have received a duly executed Joinder Agreement from the Company Stockholders constituting the holders of not less than 93% of the shares of Company Capital Stock outstanding as of immediately prior to the Effective Time.

(f)    280G Stockholder Approval; 280G Waivers. With respect to any payments and/or benefits that Parent reasonably determines may constitute “parachute payments” under Section 280G of the Code with respect to any Employees, (i) Parent shall have received a 280G Waiver from each Employee receiving a payment that may constitute a “parachute payment” under Section 280G of the Code and (ii) the Company Stockholders shall have (A) approved, pursuant to the method provided for in the regulations promulgated under Section 280G of the Code, any such “parachute payments” or (B) voted upon and disapproved such parachute payments and, as a consequence, such “parachute payments” shall not be paid or provided for in any manner, and Parent and its Subsidiaries shall not have any Liabilities with respect to such “parachute payments.” Each 280G Waiver shall be in effect as of immediately prior to the solicitation of the 280G Approval from the Company Stockholders.

(g)    Litigation. There shall be no action, suit, claim, order, injunction or proceeding of any nature pending, or overtly threatened, against Parent or the Company, their respective properties or any of their respective officers, directors or, with respect to Parent, subsidiaries arising out of, or in any way connected with, the Merger, any Related Agreements or the other transactions contemplated by the terms of this Agreement or any Related Agreements or otherwise seeking any of the results set forth in Section 6.1(a) hereof.

(h)    Termination of 401(k) Plans. Unless Parent has explicitly instructed otherwise pursuant to Section 5.7 hereof, Parent shall have received from the Company evidence satisfactory to Parent that all 401(k) Plans have been terminated pursuant to resolution of the Board of Directors of the Company or the ERISA Affiliate, as the case may be, (the form and substance of which shall have been subject to review and approval of Parent), effective as of no later than the day immediately preceding the Closing Date, and Parent shall have received from the Company evidence of the taking of any and all further actions as provided in Section 5.7 hereof.

(i)    Termination of Company Options. The Company shall have taken all necessary actions to provide for the cancellation or termination of all Company Options that are outstanding as of immediately prior to the Effective Time.

(j)    Exercise or Termination of Company Warrants. The Company shall have taken all necessary actions to provide for the cancellation or termination of all Company Warrants, if any, that are outstanding as of immediately prior to the Effective Time, and each such Company Warrant shall have been either (i) exercised by the holder(s) of such Company Warrants in full or (ii) to the extent not exercised in full, terminated or cancelled as of immediately prior to the Closing, either pursuant to its own terms or pursuant to an agreement with the holder(s) thereof, and the Company shall have delivered to Parent written evidence of such exercise, termination or cancellation.
(k)    Third Party Consents. The Company shall have delivered to Parent all necessary consents, waivers and approvals of parties to any Contract (including Lease Agreements) set forth on Schedule 6.2(k) hereto.

(l)    Termination of Agreements. The Company shall have terminated each of those agreements listed on Schedule 6.2(l) hereto effective as of and contingent upon the Closing and, from and after the Closing, each such agreement shall be of no further force or effect.

(m)    Modification of Agreements. The Company shall have modified those agreements listed on Schedule 6.2(m) hereto in the manner set forth on Schedule 6.2(m) hereto effective as of and contingent upon the Closing, so that the required modifications are in effect upon and after the Closing.

(n)    Notices for Agreements. The Company shall have sent the notices set forth on Schedule 6.2(n) hereto.
(o)    Key Employee Agreements. Each of the Key Employee Agreements entered into concurrently with the execution of this Agreement shall be in full force and effect and no Key Employee shall have terminated any such Key Employee Agreement.

(p)    New Employment and Consulting Arrangements. At least 80% of the Priority Service Providers shall have entered into (i) an employment arrangement with Parent pursuant to the execution and delivery of a Parent Offer Letter and a proprietary information and inventions assignment agreement with Parent or (ii) in Parent’s discretion, an independent contractor arrangement with Parent pursuant to the execution and delivery of a Parent Contractor Agreement, in each case on Parent’s standard form.

(q)    Non-Competition Agreements. Each of the Non-Competition Agreements entered into by the Key Stockholders concurrently with the execution of this Agreement shall be in full force and effect and no Key Stockholder shall have terminated any such Non-Competition Agreement.

(r)    Proprietary Information and Inventions Assignment Agreements. The Company shall have provided evidence satisfactory to Parent that as of the Closing each current and former Employee, consultant and contractor of the Company, including each Person listed on Schedule 5.13 hereto, has entered into and executed an employee proprietary information agreement or consultant proprietary information agreement, as applicable, each in a form satisfactory to Parent.

(s)    Resignation of Officers and Directors. Parent shall have received a duly executed Director and Officer Resignation and Release Letter from each of the officers and directors of the Company, effective as of the Effective Time.

(t)    Amendment to Certificate of Incorporation. The Company shall have filed immediately prior to the Closing the Certificate Amendment with the Secretary of State of the State of Delaware, and such Certificate Amendment shall be in full force and effect.

(u)    Certificate of the Company. Parent shall have received a certificate from the Company, validly executed by the Chief Executive Officer of the Company for and on the Company’s behalf, to the effect that, as of the Closing, the conditions set forth in Section 6.2(a) (to the extent relating to representations, warranties or covenants of the Company) and Section 6.2(b) have been satisfied.

(v)    Certificate of Secretary of Company. Parent shall have received a certificate, validly executed by the Secretary of the Company, certifying as to (i) the terms and effectiveness of the Company Certificate of Incorporation, as amended by the Certificate Amendment, and Company Bylaws, (ii) the valid adoption of resolutions of the Board of Directors of the Company (whereby this Agreement, the Certificate Amendment, the Merger and the transactions contemplated hereunder were unanimously approved by the Company’s board of directors), (iii) the valid adoption of resolutions of the Company Stockholders constituting the Requisite Stockholder Vote (whereby the this Agreement, the Certificate Amendment, the Merger and the transactions contemplated hereunder were approved) and (iv) the results of any vote of the Company Stockholders with respect to the approval or disapproval of any payments or benefits that may be deemed to constitute a “parachute payment” within the meaning of 280G of the Code.

(w)    Certificates of Good Standing. Parent shall have received a long-form certificate of good standing from the Secretary of State of the State of Delaware with respect to the Company, dated as of a date within 5 days of the Closing. Parent shall have received a certificate of foreign status from the Secretary of State of the State of California with respect to the Company, dated within a date within 5 days of the Closing.

(x)    FIRPTA Certificate. Parent shall have received a copy of the FIRPTA Compliance Certificate, validly executed by a duly authorized officer of the Company.

(y)Repayment of Indebtedness. The Company shall have delivered to Parent documentation reasonably satisfactory to Parent evidencing the Company’s compliance in full with Section 5.19.

(z)Spreadsheet. Parent and the Paying Agent shall have received from the Company three (3) Business Days prior to the Closing Date the Spreadsheet and the Spreadsheet Certificate pursuant to Section 5.20.

(aa)Closing Statement Certificate. Parent shall have received the Closing Statement Certificate from the Company not less than three (3) Business Days prior to the Closing Date pursuant to Section 1.8(a)(i).

(bb)    Termination of Non-Continuing Service Providers. The Company shall have terminated its employment or contractor relationship with each Non-Continuing Service Provider.

6.3    Conditions to Obligations of the Company.  The obligations of the Company to effect the Merger shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:

(a)    Representations, Warranties and Covenants. (i) The representations and warranties of Parent and Sub in this Agreement (other than the representations and warranties of Parent and Sub as of a specified date, which shall be true and correct as of such date) shall have been true and correct when made and shall be true and correct in all material respects (without giving effect to any limitation as to “materiality” set forth therein) on and as of the Closing Date as though such representations and warranties were made on and as of such date and (ii) each of Parent and Sub shall have performed and complied in all material respects with all covenants and obligations under this Agreement required to be performed and complied with by such parties as of or prior to the Closing Date.

(b)    Certificate of Parent. Company shall have received a certificate executed on behalf of Parent by an officer of Parent to the effect that, as of the Closing, the conditions set forth in Section 6.3(a) are satisfied.

ARTICLE VII

SURVIVAL OF REPRESENTATIONS AND WARRANTIES;
INDEMNIFICATION; ESCROW

7.1    Survival of Representations and Warranties.  The representations and warranties of the Company contained in this Agreement and in the Certificates shall survive for a period of eighteen (18) months following the Closing Date (the date of expiration of such eighteen (18)

month period, the “Survival Date”), except to the extent subject to a pending claim for indemnification set forth in an Officer’s Certificate delivered prior to the termination of the Escrow Period, in which case such representation or warranty shall survive, with respect to such pending claim only, until such claim is resolved pursuant to the terms of this Agreement; provided, however, that in the event of fraud or knowing and willful breach by the Company of a representation or warranty contained in this Agreement or in the Certificates, as applicable, such representation or warranty shall not terminate; provided further, however, that (i) the representations and warranties contained in Section 2.11 (Tax Matters) hereof shall survive until sixty (60) days after the expiration of the applicable statute of limitations (except to the extent subject to a pending claim for indemnification set forth in an Officer’s Certificate delivered prior to such date, in which case such representation or warranty shall survive, with respect to such pending claim only, until such claim is resolved) and (ii) the representations and warranties contained in Section 2.1 (Organization of the Company), Section 2.2 (Company Capital Structure), and Section 2.4 (Authority and Enforceability) (the representations and warranties in (i) and (ii), the “Surviving Representations”) shall not terminate. The representations and warranties of Parent contained in this Agreement, the Related Agreements or in any certificate or other instrument delivered pursuant to this Agreement shall terminate at the Closing. Notwithstanding any other provision of this Agreement, it is the intention of the parties hereto that the foregoing survival periods and termination dates supersede any applicable statute of limitations applicable to such representations and warranties.
7.2    Indemnification.

(a)    By virtue of the Merger, subject to the provisions of this Article VII, from and after the Effective Time, the Company Stockholders who received consideration pursuant to Section 1.7(b) and the Executive Transaction Bonus Recipients (each, an “Indemnifying Party” and, collectively, the “Indemnifying Parties”), shall severally and not jointly (except as otherwise specifically set forth in this Article VII), and in accordance with each such Indemnifying Party’s Pro Rata Escrow Portion (with respect to Losses payable from the Escrow Fund) or Pro Rata Indemnity Portion (with respect to Losses payable outside of the Escrow Fund), as applicable, indemnify and hold harmless Parent and its officers, directors, affiliates, employees and agents, including the Surviving Corporation (the “Indemnified Parties”), against all losses, Liabilities, Taxes, damages, costs, interest, awards, judgments, penalties and expenses, including reasonable attorneys’ and consultants’ fees and expenses and including any such reasonable out-of-pocket expenses incurred in connection with investigating, defending against or settling, in accordance with the terms hereof, any of the foregoing (hereinafter individually a “Loss” and, collectively, “Losses”) incurred or sustained by the Indemnified Parties, or any of them (including the Surviving Corporation) as a result of the following (the “Indemnifiable Matters”):

(i)any breach or inaccuracy of a representation or warranty of the Company contained in this Agreement or in the Closing Certificates;

(ii)any failure by the Company to perform or comply with any covenant or agreement applicable to the Company and contained in this Agreement;

(iii)any inaccuracy or omission or breach of a representation or warranty of the Company contained in any of the Other Certificates;

(iv)(A) any claims or threatened claims by or purportedly on behalf of any holder or former holder of any shares of Company Capital Stock or rights or purported rights to acquire Company Capital Stock or other equity interests in the Company (or the economic value thereof), including (x) appraisal or dissenters’ rights proceedings, (y) claims arising under Contracts to which any such holder or former holder in its capacity as such is a party or by which it is bound, or (z) claims alleging violations of fiduciary duty by the Company’s board of directors; or (B) any cash payments made to holders of Dissenting Shares (in each case under clauses (A) and (B) above, without double counting any Dissenting Share Payments and excluding cash payments to such holders of Dissenting Shares not in excess of the consideration to which they would have been entitled for their shares of Company Capital Stock had they received merger consideration payable pursuant to Section 1.7(b) rather than exercising appraisal or dissenters’ rights, but not excluding the reasonable out-of-pocket costs and expenses incurred in connection with any proceedings relating to the exercise of appraisal or dissenters’ rights, including reasonable attorneys’ and consultants’ fees, including reasonable out-of-pocket costs and expenses incurred in connection with investigating, defending against or settling, in accordance with the terms hereof, any suit, claim or action in respect of Dissenting Shares);

(v)any claim or threatened claim by any actual or purported Company Stockholder relating to any alleged action or failure to act on its behalf by the Escrow Representative or asserting any right to receive any portion of the Escrow Fund on an accelerated basis rather than in accordance with the terms of this Article VII;
(vi)any Liabilities relating to or arising out of any “excess parachute payments” within the meaning of Section 280G of the Code;

(vii)(A) any fraud committed by the Company or any of its Affiliates in connection with this Agreement or the Certificates or (B) any knowing and willful breach of this Agreement or the Certificates committed by the Company or any of its Affiliates;

(viii)except to the extent taken into account in determining the Total Consideration, any Unpaid Pre-Closing Taxes, whether or not required to be reflected on a balance sheet in accordance with GAAP;

(ix)any Agreed-Upon Losses; and

(x)any Excess Executive Clawback Amount (as defined in Section 7.4(f)(ii)).

(b)    Notwithstanding Section 7.2(a) or anything else in this Agreement to the contrary, nothing in this Agreement shall limit the liability of any Indemnifying Party who is a Company Stockholder committing, or having actual knowledge of, any fraud or knowing and willful breach of this Agreement or the Certificates for any Losses incurred or sustained by the Indemnified Parties, or any of them (including the Company), as a result of such fraud or knowing and willful breach, provided that the provisions of Article VII shall not apply with respect to (and shall not be a basis of recourse for) any such Losses.

(c)    For the purposes of this Article VII only, solely when determining the amount of Losses suffered by an Indemnified Party as a result of any breach, inaccuracy or failure (but not for purposes of determining whether such breach, inaccuracy or failure has occurred), any representation, warranty, covenant or agreement given or made by the Company or any Indemnifying Party that is qualified or limited in scope as to materiality or Material Adverse Effect (including the definition of Material Contracts), such representation, warranty, covenant or agreement shall be deemed to be made or given without such qualification or limitation.

(d)    No Indemnifying Party (or any affiliate thereof) shall have any right of contribution, indemnification or right of advancement from the Company, the Surviving Corporation or Parent with respect to any Loss claimed by an Indemnified Party against such Indemnifying Party.

(e)    This Article VII shall constitute the exclusive remedy after the Effective Time for recovery of Losses by the Indemnified Parties pursuant to or in connection with this Agreement or any of the transactions contemplated hereby for any and all Losses, claims and causes of action relating to any of the Indemnifiable Matters or any other matter related to this Agreement; provided, however, that (i) this Section 7.2(e) shall not be deemed to constitute a waiver by any party of any right to specific performance, injunctive relief or other equitable remedies; (ii) nothing in this Agreement shall limit the liability of any Indemnifying Party who is a Company Stockholder (and this Article VII shall not be the sole and exclusive remedy in respect of such Indemnifying Party) in respect of any Losses arising in connection with the matters described in Section 7.2(b) hereof; and (iii) nothing in this Agreement shall limit the liability of any Indemnifying Party under any Related Agreement.

7.3    Maximum Payments; Remedy.

(a)    No claim for indemnification may be made under Section7.2(a)(i) or Section 7.2(a)(ii) (other than recovery under Section 7.2(a)(i) or Section 7.2(a)(ii) for Losses resulting from any breach or inaccuracy of the Surviving Representations, or any fraud or knowing and willful breach with respect to this Agreement or the Certificates, whether or not pursuant to Section 7.2(a)(vii) and/or Section 7.2(b)), unless and until the aggregate amount of Losses of the Indemnified Parties that may be claimed thereunder (together with any Losses that may be claimed under any other subsection of Section 7.2(a)) exceeds $285,000 (the “Threshold”), and once such Threshold has been reached, the Indemnifying Parties shall be liable to the Indemnified Parties for the full amount of all Losses, including those that comprised any portion of the Threshold.

(b)    Except as otherwise set forth in this Section 7.3(b), the maximum amount that the Indemnified Parties may recover from each Indemnifying Party under Section 7.2(a)(i) and Section 7.2(a)(x) shall be limited to an amount equal to such Indemnifying Party’s Pro Rata Escrow Portion of one hundred percent (100%) of the Escrow Amount; provided, however, that (i) for breaches of Surviving Representations or any fraud or knowing and willful breach with respect to this Agreement or the Certificates pursuant to Section 7.2(a)(vii), the maximum amount that the Indemnified Parties may recover from each Indemnifying Party shall be limited to an amount equal to the sum of (A) such Indemnifying Party’s Pro Rata Escrow Portion of one hundred percent (100%) of the Escrow Amount and (B) one hundred percent (100%) of the Closing Cash Consideration actually received by such Indemnifying Party, and (ii) for breaches of the representations and warranties contained in Section 2.14 (Intellectual Property) hereof, the maximum amount that the Indemnified Parties may recover from each Indemnifying Party shall be limited to the sum of (A) such Indemnifying Party’s Pro Rata Escrow Portion of one hundred percent (100%) of the Escrow Amount and (B) an amount of the Closing Cash Consideration actually received by such Indemnifying Party equal to five percent (5%) of such Indemnifying Party’s Pro Rata Indemnity Portion of the Total Consideration.

(c)    Except as otherwise set forth in this Section 7.3(c), the maximum amount that the Indemnified Parties may recover from each Indemnifying Party under Sections 7.2(a)(ii) through Section 7.2(a)(ix) is an amount equal to the sum of (A) such Indemnifying Party’s Pro Rata Escrow Portion of one hundred percent (100%) of the Escrow Amount and (B) one hundred percent (100%) of the Closing Cash Consideration actually received by such Indemnifying Party. Notwithstanding the foregoing, (A) nothing in this Agreement shall limit the liability of any Indemnifying Party who is a Company Stockholder (and this Article VII shall not be the sole and exclusive remedy in respect of such Indemnifying Party) in respect of any Losses arising in connection with the matters described in

Section 7.2(b) hereof; and (B) nothing in this Agreement shall limit the liability of any Indemnifying Party under any Related Agreement.

(d)    Notwithstanding anything to the contrary set forth in this Agreement, in no event shall any Indemnifying Party who is an Executive Transaction Bonus Recipient be liable under this Agreement for amounts in excess of such Indemnifying Party’s Pro Rata Escrow Portion of one hundred percent (100%) of the Escrow Amount.

(e)    Nothing in this Article VII shall limit the Liability of any party hereto for any knowing and willful breach of any representation or warranty contained in this Agreement or any Related Agreement if the Merger does not close.

(f)    Notwithstanding anything to the contrary set forth in this Agreement, the parties hereto agree and acknowledge that any Indemnified Party may bring a claim for indemnification for any Loss under this Article VII notwithstanding the fact that such Indemnified Party had Knowledge of the breach, event or circumstance giving rise to such Loss prior to the Closing or waived any condition to the Closing related thereto.

(g)    Notwithstanding anything to the contrary set forth in this Agreement, all claims for indemnification by an Indemnified Party for Losses pursuant to this Article VII shall be satisfied (i) first, from the Escrow Fund and (ii) second, to the extent permitted under, and subject to the limitations of, this Section 7.3, against the Indemnifying Parties who are Company Stockholders directly, but only to the extent that such Losses cannot be recovered from the Escrow Fund.

(h)    No Indemnified Party shall be entitled to indemnification under Article VII for punitive or exemplary damages unless such damages are payable in respect of a Third Party Claim for which such Indemnified Party is entitled to indemnification under this Article VII.

(i)    Losses shall be calculated net of actual recoveries received by or on behalf of Parent or Surviving Corporation under insurance policies (net of any actual costs of recovery or collection, deductibles, retroactive premium adjustments, reimbursement obligations or other costs directly related to the insurance claim and deductibles) or any rights of indemnification or contribution; provided, however, that neither Parent nor the Surviving Corporation shall have any obligation to take any action to obtain such payments (except as contemplated in Section 5.22(b)).

(j)    Any indemnification hereunder for Losses with respect to Taxes shall not include any Losses with respect to Taxes that arise as a result of the continuation of conduct related to Taxes after the Closing.
For the avoidance of doubt, (i) if and solely to the extent the amount of any Loss is recovered by an Indemnified Party through the actual payment of a Payable Claim (as defined below) to such Indemnified Party, the same amount of such Loss may not be recovered again by such Indemnified Party by reason of such Loss being subject to indemnification under more than one provision of this Agreement and (ii) if and solely to the extent that any Loss in connection with an Indemnifiable Matter was specifically taken into account in connection with calculations of the Adjusted Net Equity Amount, Company Third-Party Expenses, Closing Indebtedness, or the Unpaid Pre-Closing Taxes, the same amount of such Loss may not be recovered under Article VII, but, in the case of the immediately preceding clauses (i) and (ii), the amount, if any, of Loss that exceeds the amount already recovered under clause (i) or already taken into account under clause (ii) shall be recoverable on and subject to the terms and conditions of this Article VII.

7.4    Claims for Indemnification; Resolution of Conflicts.

(a)    Making a Claim for Indemnification; Officer’s Certificate. Parent (on behalf of itself and/or any other Indemnified Parties) may seek recovery of Losses pursuant to this Article VII by delivering to the Escrow Representative (and, in the case of recovery sought from fewer than all of the Indemnifying Parties, delivering to the applicable Indemnifying Parties) an Officer’s Certificate in respect of such claim (and, in the case of a claim against the Escrow Fund, with a copy delivered simultaneously to the Escrow Agent). The date of such delivery of an Officer’s Certificate is referred to herein as the “Claim Date” of such Officer’s Certificate (and the claims for indemnification contained therein). For purposes hereof, “Officer’s Certificate” shall mean a certificate signed by any officer of Parent: (i) stating that an Indemnified Party has paid, sustained or incurred or it is reasonably likely that it will have to pay, sustain or incur Losses and including, to the extent reasonably practicable, a non-binding, preliminary estimate of the amounts of such Losses and (ii) specifying in reasonable detail the individual items of Losses included in the amount so stated, the date each such item was paid, sustained or incurred, or the basis for such anticipated Liability, and the nature of the Indemnifiable Matter to which such item is related; provided, however, that the Officer’s Certificate need only specify such information to the knowledge of such officer or such Indemnified Party as of the Claim Date, shall not limit any of the rights or remedies of any Indemnified Party, and may be updated and amended from time to time by the Indemnified Party by delivering an updated or amended Officer’s Certificate to the Escrow Representative or applicable Indemnifying Party(ies), as the case may be. Following the delivery of an Officer’s Certificate, the Escrow Representative and its representatives and agents shall be given all such access (including electronic access, to the extent available) as they may reasonably require to the books and records of the Surviving Corporation and access to such personnel or representatives of the Surviving Corporation and Parent, including but not limited to the individuals responsible for the matters that are the subject of the Officer’s Certificate, as they may reasonably require for the purposes of investigating or resolving any disputes or responding to any matters or inquiries raised in the Officer’s Certificate.

(b)    Objecting to a Claim for Indemnification.

(i)The Escrow Representative (or, in the case of a claim against fewer than all of the Indemnifying Parties, the applicable Indemnifying Parties) may object to a claim for indemnification set forth in an Officer’s Certificate by delivering to Parent a written statement of objection to the claim made in the Officer’s Certificate (an “Objection Notice”); provided, however, that, to be effective, such Objection Notice must (A) be delivered to the Indemnified Party prior to 5:00 p.m. (California time) on the 30th day following the Claim Date of the applicable Officer’s Certificate (such deadline, the “Objection Deadline” for such Officer’s Certificate and the claims for indemnification contained therein) and (B) set forth in reasonable detail the nature of the objections to the claims in respect of which the objection is made. Notwithstanding the foregoing, the Escrow Representative and each Indemnifying Party hereby waive the right to object to any claims in respect of any Agreed‑Upon Loss.

(ii)To the extent the Escrow Representative (or the applicable Indemnifying Parties, in the event that indemnification is being sought hereunder from fewer than all of the Indemnifying Parties) does not object in writing (as provided in Section 7.4(b)(i)) to the claims contained in an Officer’s Certificate prior to the Objection Deadline for such Officer’s Certificate, such failure to so object shall be an irrevocable acknowledgment by the Escrow Representative (or the applicable Indemnifying Parties, as the case may be) that the Indemnified Party is entitled to the full amount of the claims for Losses set forth in such Officer’s Certificate (and such entitlement shall be conclusively and irrefutably established) (any such claim, an “Unobjected Claim”). Within 30 days of a claim becoming an Unobjected Claim, the Indemnifying Parties shall make the applicable payment to such Indemnified Party, subject to Sections 7.3, 7.4(e) and 7.5.

(c)    Resolution of Conflicts; Arbitration.
(i)In case the Escrow Representative (or the applicable Indemnifying Parties in the case of a claim for indemnification sought from fewer than all the Indemnifying Parties) timely delivers an Objection Notice in accordance with Section 7.4(b)(i) hereof (other than in connection with Agreed‑Upon Losses as defined in Section 7.4(c)(v) hereof), the Escrow Representative (or such objecting Indemnifying Party) and Parent shall attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims. Either party may, but shall not be obligated to, initiate non‑binding mediation of the dispute with the assistance of a neutral arbitrator belonging to and under the rules of the CPR Institute for Dispute Resolution. The party requesting the mediation shall arrange for mediation services, subject to the approval of the other party, which shall not be unreasonably withheld. Mediation shall take place in Los Angeles County, California during reasonable business hours and upon reasonable advance notice. Mediation may be scheduled to begin at any time, but with at least ten (10) Business Days’ written notice to all parties. If one party initiates mediation, the parties (i) shall participate in the mediation in good faith and shall devote reasonable time and energy to the mediation so as to promptly resolve the dispute or conclude that they cannot resolve the dispute and (ii) shall not pursue other remedies while such mediation is proceeding. If the Escrow Representative (or the objecting Indemnifying Parties) and Parent reach an agreement, a memorandum setting forth such agreement shall be prepared and signed by all applicable parties (any claims covered by such an agreement, “Settled Claims”). Any amounts required to be paid as a result of a Settled Claim shall be paid by the Indemnifying Parties to the Indemnified Parties pursuant to the Settled Claim within 30 days of the applicable claim becoming a Settled Claim, subject to Sections 7.3, 7.4(e) and 7.5.

(ii)If no such agreement can be reached after good faith negotiation (and, if applicable, mediation) prior to 45 days after delivery of an Objection Notice, either Parent or the Escrow Representative (or the objecting Indemnifying Party) may demand arbitration of the matter unless the amount of the Loss that is at issue is the subject of a pending litigation with a third party, in which event arbitration shall not be commenced until such amount is ascertained or both parties agree to arbitration, and in either such event the matter shall be settled by arbitration conducted pursuant to Section 9.9.

(iii)Except as set forth in Section 7.4(c)(v) hereof, arbitration under Section 9.9 shall apply to any dispute among the Indemnifying Parties and the Indemnified Parties under this Article VII hereof, whether relating to claims upon the Escrow Fund or to the other indemnification obligations set forth in this Article VII.

(iv)The decision of the arbitrator or a majority of the three arbitrators, as the case may be, as to the validity and amount of any claim in such Officer’s Certificate shall be final, binding, and conclusive upon the parties to this Agreement and the Indemnifying Parties. Such decision shall be written and shall be supported by written findings of fact and conclusions which shall set forth the award, judgment, decree or order awarded by the arbitrator(s). Claims determined by arbitration as provided in this Section 7.4(c)(iv) are referred to as “Resolved Claims.” Within 30 days of a decision of the arbitrator(s) requiring payment by an Indemnifying Party to an Indemnified Party, such Indemnifying Party shall make the payment to such Indemnified Party, subject to Sections 7.3(a), 7.4(e) and 7.5.

(v)Arbitration under Section 9.9 shall not apply to claims made in respect of (A) any Agent Interpleader Expenses or Agent Indemnification Expenses pursuant to clauses (vi) and (vii) of Section 7.5(d) hereof, (B) the matters set forth on Schedule 7.4(c)(v) hereto, and (C) any Dissenting Share Payments (each of (A), (B), and (C), an “Agreed‑Upon Loss”). Claims against the Escrow Fund made in respect of any Agreed‑Upon Loss shall be resolved in the manner described in Section 7.4(b)(ii) hereof and shall be considered an Unobjected Claim thereunder.

(d)    Payable and Unresolved Claims. A “Payable Claim” shall mean a claim for indemnification of Losses under this Article VII, to the extent that such claim has not yet been satisfied by cash payment by the applicable Indemnifying Parties directly to the Indemnified Party or by release to the Indemnified Party of funds from the Escrow Fund, that is (i) a Resolved Claim, (ii) a Settled Claim, or (iii) an Unobjected Claim. An “Unresolved Claim” shall mean any claim for indemnification of Losses under this Article VII specified in any Officer’s Certificate delivered pursuant to Section 7.4(a), to the extent that such claim is not a Payable Claim and has not been satisfied by cash payment by the applicable Indemnifying Parties directly to the Indemnified Party or release to the Indemnified Party of funds from the Escrow Fund.

(e)    Escrow Amount.

(i)Subject to Sections 7.4(a), 7.4(b) and 7.4(c) above, by virtue of this Agreement and as partial security for the indemnity obligations provided for in Section 7.2 hereof, the Indemnified Parties shall, in the manner provided in Section 7.3(g), this Section 7.4(e) and Section 7.5, recover the amount of any Losses with respect to which the Indemnified Parties are entitled to indemnification hereunder by the release of funds from the Escrow Fund.

(ii)On the date any claim becomes a Payable Claim for which an Indemnified Party is obligated or has elected to seek recovery from the Escrow Fund, each Indemnifying Party’s Pro Rata Escrow Portion of the Escrow Amount shall be irrevocably and immediately reduced by the amount of such claim, and payment of such amount from the Escrow Fund shall be made to the Indemnified Parties in accordance with Section 7.5(b)(i); provided, however, that, if and to the extent a Payable Claim is not payable by all the Indemnifying Parties based on their Pro Rata Escrow Portion, each Indemnifying Party’s Pro Rata Escrow Portion of the Escrow Amount shall be reduced by the amount of the Payable Claim payable by such Indemnifying Party. The dollar amount of the aggregate reductions of the Escrow Amount shall reduce the Payable Claims by the exact same dollar amount. If, as a result of the preceding proviso in this Section 7.4(e)(ii), the Pro Rata Escrow Portion of the Escrow Amount attributable to one or more Indemnifying Parties is reduced to zero before the Pro Rata Escrow Portion of the Escrow Amount of one or more other Indemnifying Parties is reduced to zero, then the Indemnified Parties shall, to the extent permitted by this Article VII, recover Payable Claims directly from those Indemnifying Parties whose Pro Rata Escrow Portion of the Escrow Amount has been fully depleted. If the Escrow Amount attributable to all the Indemnifying Parties is reduced to zero, then the Indemnified Parties shall, to the extent permitted by this Article VII, recover all Payable Claims directly from the Indemnifying Parties by whom such Payable Claims are payable.

(iii)On the date that is thirty (30) days after the Survival Date (the period between the Closing Date and such date, the “Escrow Period”), if and to the extent any Indemnifying Party’s Pro Rata Escrow Portion of the remaining Escrow Amount, after taking into account all reductions and adjustments pursuant to Section 7.4(e)(ii), exceeds the amount, as determined by Parent reasonably and in good faith, then necessary to serve as security for any Unresolved Claims, then such Indemnifying Party’s Pro Rata Escrow Portion of the remaining Escrow Amount shall be reduced by the amount of such excess and a payment shall be paid from the Escrow Fund in accordance with Section 7.5(b)(ii) to each such Indemnifying Party so that each such Indemnifying Party receives such excess amount attributable to it, him or her.

(iv)From and after the Escrow Period termination date until each Indemnifying Party’s entire Pro Rata Escrow Portion of the Escrow Amount has been fully depleted pursuant to Section 7.4(e)(ii), Section 7.4(e)(iii) and the last sentence of this Section 7.4(e)(iv), an Indemnified Party shall promptly deliver to the Escrow Representative a notice, as each Unresolved Claim (whether or not such Unresolved Claim existed on the Survival Date) becomes resolved as either a

Payable Claim or a claim that is not a Payable Claim, of such resolution and either (A) if and to the extent the Unresolved Claim has been resolved as a Payable Claim, the Indemnified Party shall specify the amount by which each Indemnifying Party’s Pro Rata Escrow Portion of the Escrow Amount has been reduced further in accordance with and subject to Section 7.4(e)(ii) as a result of such Unresolved Claim becoming a Payable Claim or (B) if and to the extent the Unresolved Claim has been resolved as a claim that is not entirely a Payable Claim, specify the positive amount, if any, at such time by which the Pro Rata Escrow Portion of the remaining Escrow Amount (after taking into account all reductions and adjustments pursuant to Section 7.4(e)(ii) and all payments pursuant to Section 7.4(e)(iii) and the last sentence of this Section 7.4(e)(iv)), attributable to each Indemnifying Party whose Pro Rata Escrow Portion of the remaining Escrow Amount would have been reduced if such Unresolved Claim had been entirely a Payable Claim, exceeds the aggregate amount, as determined by Parent reasonably and in good faith, then necessary to serve as security for the remaining Unresolved Claims (including Unresolved Claims that did not exist on the Survival Date) that, if successful, would be payable by such Indemnifying Party. The Pro Rata Escrow Portion of the Escrow Amount attributable to each such Indemnifying Party referenced in the preceding clause (B) shall be reduced by such positive excess amount, if any, specified in accordance with the preceding clause (B) that is attributable to such Indemnifying Party and a payment shall be paid from the Escrow Fund in accordance with Section 7.5(b)(ii) to each such Indemnifying Party referenced in the preceding clause (B) so that each such Indemnifying Party receives such positive excess amount attributable to it, him or her.

(v)Any funds to be distributed pursuant to Sections 7.4(e)(iii) and 7.4(e)(iv) (A) shall be rounded to the nearest one hundredth (0.01) (with amounts 0.005 and above rounded up); provided, that if the sum of the final amounts payable to the Indemnifying Parties, rounded as described in this clause (A), does not equal the remaining amount in the Escrow Fund, then the appropriate amount will be added or subtracted from the Indemnifying Party with the greatest Pro Rata Escrow Portion such that the sum of such final amounts does equal the remaining amount in the Escrow Fund and (B) if subject to applicable tax withholding, shall be returned to Parent before distribution, and Parent will then deduct and pay over to the appropriate Governmental Entity the appropriate tax withholding amounts and distribute net funds to the applicable Indemnifying Party.

(f)    Executive Escrow Amount.

(i)If, at any time prior to the one (1) year anniversary of the Closing Date, the Named Executive has voluntarily terminated his employment with Parent for any reason or Parent has terminated the Named Executive’s employment for Cause (as defined in the Named Executive’s Key Employee Agreement) (collectively, a “Executive Termination Event,” which, for purposes of clarity, shall not include the death or disability of the Named Executive), then Parent shall be entitled to deduct from the Executive Escrow Fund an amount equal to the Executive Clawback Amount, calculated in accordance with Section 7.4(f)(ii) as of the date of the Executive Termination Event. For the avoidance of doubt, in no event shall the Executive Escrow Fund be available for any purpose, including without limitation, any indemnity claims pursuant to Section 7.2(a), other than deduction by Parent pursuant to the terms of this Section 7.4(f) upon the occurrence of an Executive Termination Event.

(ii)The Executive Clawback Amount shall be calculated as of the date of the Executive Termination Event and shall be an amount of cash equal to the result of (x) $4,800,000 minus (y) the product of (A) $400,000 and (B) the number of calendar months that have elapsed after the Closing Date (measured on the same date of each month as the Closing Date). If, as of the date of the Executive Termination Event, the amount then remaining in the Executive Escrow Fund is less than the Executive Clawback Amount, then the “Excess Executive Clawback Amount” shall be an amount equal to (x) the Executive Clawback Amount minus (y) the then remaining amount of the Executive Escrow Fund, which amount shall be recoverable by Parent pursuant to Section 7.2(a)(x).

(iii)For as long as any amount of the Executive Escrow Fund remains, each month after the Closing Date, on the same date of each month as the Closing Date occurred, the Executive Escrow Fund shall be reduced by $400,000 (or if the amount remaining in the Executive Escrow Fund is less than $400,000, by such remaining amount) (a “Executive Escrow Release Amount”) and a payment shall be made by the Escrow Agent from the Executive Escrow Fund to each Indemnifying Party so that each such Indemnifying Party receives his, her or its Pro Rata Executive Escrow Portion of such Executive Escrow Release Amount. Parent and the Escrow Representative shall promptly deliver joint written instructions to the Escrow Agent directing the Escrow Agent to release to such Indemnifying Parties such amount from the Executive Escrow Fund. For purposes of clarity, the Executive Escrow Fund shall be deemed to be reduced on the same date of each month as the Closing Date occurred, regardless of the date on which the Escrow Agent disburses funds to the Indemnifying Parties.

(iv)Any funds to be distributed pursuant to Section 7.4(f)(iii) (A) shall be rounded to the nearest one hundredth (0.01) (with amounts 0.005 and above rounded up); provided, that if the sum of the final amounts payable to the Indemnifying Parties, rounded as described in this clause (A), does not equal the remaining amount in the Executive Escrow Fund, then the appropriate amount will be added or subtracted from the Indemnifying Party with the greatest Pro Rata Executive Escrow Portion such that the sum of such final amounts does equal the remaining amount in the Executive Escrow Fund and (B) if subject to applicable tax withholding, shall be returned to Parent before distribution, and Parent will then deduct and pay over to the appropriate Governmental Entity the appropriate tax withholding amounts and distribute net funds to the applicable Indemnifying Party.

7.5    Escrow Arrangements.

(a)    Escrow Fund. By virtue of this Agreement and as partial security for the indemnity obligations provided for in Section 7.2 hereof, at the Closing, Parent will deposit with the Escrow Agent the Escrow Amount and Executive Escrow Amount without any act of the Indemnifying Parties in accordance with Section 1.10(b), such deposit of the Escrow Amount and Executive Escrow Amount to constitute an escrow fund to be governed by the terms set forth herein. The Escrow Amount (plus any interest paid on such Escrow Amount in accordance with Section 7.5(c)(ii) hereof) (collectively, the “Escrow Fund”) shall be available to compensate the Indemnified Parties for any claims by such parties for any Losses suffered or incurred by them and for which they are entitled to recovery under this Article VII. The Executive Escrow Amount (plus any interest paid on such Executive Escrow Amount in accordance with Section 7.5(c)(ii) hereof) (collectively, the “Executive Escrow Fund”) shall be available to compensate the Indemnified Parties on the terms and conditions provided under this Article VII. The Escrow Agent may execute this Agreement following the date hereof and prior to the Closing, and such later execution, if so executed after the date hereof, shall not affect the binding nature of this Agreement as of the date hereof between the other signatories hereto.

(b)    Satisfaction of Claims.

(i)If the Escrow Amount attributable to any Indemnifying Party is to be reduced pursuant to Section 7.4(e)(ii), Parent and the Escrow Representative shall promptly deliver joint written instructions to the Escrow Agent directing the Escrow Agent to release to the applicable Indemnified Party an amount from the Escrow Fund equal to the amount of each such reduction of the Escrow Amount, plus a pro rata portion (based on the amount of such reduction of the Escrow Amount relative to the rest of the aggregate Escrow Amount) of all amounts in the Escrow Fund that exceed the aggregate Escrow Amount as of immediately before such release.

(ii)If the Escrow Amount attributable to any Indemnifying Party is to be reduced pursuant to Section 7.4(e)(iii) or the last sentence of Section 7.4(e)(iv), Parent and the Escrow

Representative shall promptly deliver joint written instructions to the Escrow Agent directing the Escrow Agent to release to such Indemnifying Party an amount from the Escrow Fund equal to the amount of such reduction of the Escrow Amount, plus a pro rata portion (based on the amount of such reduction of the Escrow Amount relative to the rest of the aggregate Escrow Amount) of all amounts in the Escrow Fund that exceed the aggregate Escrow Amount as of immediately before such release (so that each such Indemnifying Party receives such amount attributable to it, him or her).

(c)    Protection of Escrow Fund.

(i)The Escrow Amount and Executive Escrow Amount shall be invested in the Escrow Agent’s U.S. Money Market Deposit Account, and any interest paid on such Escrow Amount or Executive Escrow Amount shall be added to the Escrow Fund or Executive Escrow Fund, as applicable, and become a part thereof. The Escrow Agent shall hold and safeguard the Escrow Fund during the Escrow Period and the Executive Escrow Fund during the period provided for herein, shall treat such fund as a trust fund in accordance with the terms of this Agreement and shall hold and dispose of the Escrow Fund and Executive Escrow Fund only in accordance with the terms of this Article VII. The interests of the Indemnifying Parties in the Escrow Fund and Executive Escrow Fund shall not be transferable without the prior written consent of Parent.

(ii)The parties hereto agree that Parent is the owner of any cash in the Escrow Fund and Executive Escrow Fund, and that all interest on or other taxable income, if any, earned from the investment of such cash pursuant to this Agreement shall be treated for tax purposes as earned by Parent. The Escrow Agent is hereby instructed to distribute to Parent, within thirty days after the end of each calendar quarter, 20% of any such interest or other income reported as earned.

(d)    Escrow Agent’s Duties.

(i)The Escrow Agent shall be obligated only for the performance of such duties as are specifically set forth herein, and as set forth in any additional written escrow instructions which the Escrow Agent may receive after the date of this Agreement which are signed by an officer of Parent and the Escrow Representative, and may rely and shall be protected in relying or refraining from acting on any instrument reasonably believed to be genuine and to have been signed or presented by the proper party or parties. The Escrow Agent shall not be liable for any act done or omitted hereunder as Escrow Agent while acting in good faith and in the exercise of reasonable judgment, and any act done or omitted pursuant to the advice of legal counsel shall be conclusive evidence of such good faith.

(ii)The Escrow Agent is hereby expressly authorized to disregard any and all warnings given by any of the parties hereto or by any other Person, excepting only orders or process of courts of law, and is hereby expressly authorized to comply with and obey orders, judgments or decrees of any court. In case the Escrow Agent obeys or complies with any such order, judgment or decree of any court, the Escrow Agent shall not be liable to any of the parties hereto or to any other Person by reason of such compliance, notwithstanding any such order, judgment or decree being subsequently reversed, modified, annulled, set aside, vacated or found to have been entered without jurisdiction.

(iii)The Escrow Agent shall not be liable in any respect on account of the identity, authority or rights of the parties executing or delivering or purporting to execute or deliver this Agreement or any documents or papers deposited or called for hereunder.

(iv)The Escrow Agent shall not be liable for the expiration of any rights under any statute of limitations with respect to this Agreement or any documents deposited with the Escrow Agent.

(v)In performing any duties under this Agreement, the Escrow Agent shall not be liable to any party for damages, losses or expenses, except for gross negligence, bad faith or willful misconduct on the part of the Escrow Agent. Subject to the foregoing sentence, the Escrow Agent shall not incur any such Liability for (A) any act or failure to act made or omitted in good faith, or (B) any action taken or omitted in reliance upon any instrument, including any written statement of affidavit provided for in this Agreement that the Escrow Agent shall in good faith believe to be genuine, nor will the Escrow Agent be liable or responsible for forgeries, fraud, impersonations, or determining the scope of any representative authority. In addition, the Escrow Agent may consult with legal counsel in connection with performing the Escrow Agent’s duties under this Agreement and shall be fully protected in any act taken, suffered, or permitted by him/her in good faith in accordance with the advice of counsel. The Escrow Agent is not responsible for determining and verifying the authority of any Person acting or purporting to act on behalf of any party to this Agreement.

(vi)If any controversy arises between the parties to this Agreement, or with any other party, concerning the subject matter of this Agreement, its terms or conditions, the Escrow Agent will not be required to determine the controversy or to take any action regarding it. The Escrow Agent may hold all documents and the Escrow Amount and may wait for settlement of any such controversy by final appropriate legal proceedings or other means as, in the Escrow Agent’s discretion, may be required, despite what may be set forth elsewhere in this Agreement. In such event, the Escrow Agent will not be liable for damages. Furthermore, the Escrow Agent may at its option, file an action of interpleader requiring the parties to answer and litigate any claims and rights among themselves. The Escrow Agent is authorized to deposit with the clerk of the court all documents and the Escrow Amounts held in escrow, except all costs, expenses, charges and reasonable attorney fees incurred by the Escrow Agent due to the interpleader action (the “Agent Interpleader Expenses”) and which the parties agree to pay as follows: 50% to be paid to Parent and 50% to be paid by the Indemnifying Parties on the basis of the Indemnifying Parties’ respective Pro Rata Consideration Portions; provided, however, that in the event any Indemnifying Party fails to timely pay his, her or its Pro Rata Consideration Portion of the Agent Interpleader Expenses, the parties agree that Parent may at its option pay such Indemnifying Party’s Pro Rata Consideration Portion of the Agent Interpleader Expenses and recover an equal amount (which shall be deemed an Agreed‑Upon Loss) from such Indemnifying Party’s Pro Rata Escrow Portion of the Escrow Fund. Upon initiating such action, the Escrow Agent shall be fully released and discharged of and from all obligations and liability imposed by the terms of this Agreement.

(vii) The parties and their respective successors and assigns agree jointly and severally to indemnify and hold Escrow Agent harmless against any and all losses, damages, liabilities and expenses, including reasonable out-of-pocket costs of investigation, counsel fees, including disbursements that may be imposed on Escrow Agent or incurred by Escrow Agent in connection with the performance of its duties under this Agreement, including but not limited to any litigation arising from this Agreement or involving its subject matter, other than those arising out of the negligence, bad faith or willful misconduct of the Escrow Agent (the “Agent Indemnification Expenses”) as follows: 50% to be paid by Parent and 50% to be paid by the Indemnifying Parties on the basis of the Indemnifying Parties’ respective Pro Rata Consideration Portions; provided, however, that in the event any Indemnifying Party fails to timely pay his, her or its Pro Rata Consideration Portion of the Agent Indemnification Expenses, the parties agree that Parent may at its option pay such Indemnifying Party’s Pro Rata Consideration Portion of the Agent Indemnification Expenses and recover an equal amount (which shall be deemed an Agreed‑Upon Loss) from such Indemnifying Party’s Pro Rata Escrow Portion of the Escrow Fund.

(viii)The Escrow Agent may resign at any time upon giving at least thirty (30) days written notice to Parent and the Escrow Representative; provided, however, that no such resignation shall become effective until the appointment of a successor escrow agent which shall be accomplished as follows: Parent and the Escrow Representative shall use their commercially reasonable efforts to mutually agree on a successor escrow agent within thirty (30) days after receiving such notice. If the parties fail to agree upon a successor escrow agent within such time, the Escrow Agent shall have the right to appoint a successor escrow agent authorized to do business in the State of California. The successor escrow agent shall execute and deliver an instrument accepting such appointment and it shall, without further acts, be vested with all the estates, properties, rights, powers, and duties of the predecessor escrow agent as if originally named as escrow agent. Upon appointment of a successor escrow agent, the Escrow Agent shall be discharged from any further duties and liability under this Agreement.

(e)    Fees. All fees of the Escrow Agent for performance of its duties hereunder shall be paid by Parent in accordance with the standard fee schedule of the Escrow Agent. It is understood that the fees and usual charges agreed upon for services of the Escrow Agent shall be considered compensation for ordinary services as contemplated by this Agreement. In the event that the conditions of this Agreement are not promptly fulfilled, or if the Escrow Agent renders any service not provided for in this Agreement, or if the parties request a substantial modification of its terms, or if any controversy arises, or if the Escrow Agent is made a party to, or intervenes in, any litigation pertaining to the Escrow Fund or its subject matter, the Escrow Agent shall be reasonably compensated for such extraordinary services and reimbursed for all costs, attorney’s fees, including allocated costs of in‑house counsel, and expenses occasioned by such default, delay, controversy or litigation.

(f)    Successor Escrow Agents. Any corporation into which the Escrow Agent in its individual capacity may be merged or converted or with which it may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Escrow Agent in its individual capacity shall be a party, or any corporation to which substantially all the corporate trust business of the Escrow Agent in its individual capacity may be transferred, shall be the Escrow Agent under this Agreement without further act.

7.6    Third‑Party Claims.  In the event Parent becomes aware of a third party claim (other than a claim that is the subject of an Agreed‑Upon Loss) (a “Third Party Claim”) which Parent reasonably believes may result in a demand against the Escrow Fund or for other indemnification pursuant to this Article VII, Parent shall notify the Escrow Representative (or, in the event indemnification is being sought hereunder from fewer than all the Indemnifying Parties, such applicable Indemnifying Party) of such claim, and the Escrow Representative shall be entitled on behalf of the Indemnifying Parties (or, in the event indemnification is being sought hereunder from fewer than all the Indemnifying Parties, the applicable Indemnifying Parties shall be entitled), at their expense, to participate in, but not to determine or conduct, the defense of such Third Party Claim. The failure to so notify the Escrow Representative shall not relieve the Indemnifying Parties of any Liability, except to the extent and only to the extent the Escrow Representative demonstrates that the defense of such action is materially prejudiced thereby. If there is a third party claim that, if adversely determined, would give rise to a right of recovery for Losses hereunder, then (A) with respect to the first $200,000 incurred by the Indemnified Parties in defense of all such third-party claims, 100% of such costs, regardless of the outcome of such claims, shall be deemed Losses hereunder, (B) with respect to the second $200,000 incurred by the Indemnified Parties in defense of all such third-party claims, 50% of such costs, regardless of the outcome of such claims, shall be deemed Losses hereunder and 50% of such costs, regardless of the outcome of such claims, shall not be Losses hereunder and shall be borne by the Indemnified Parties, (C) with respect to the any additional costs incurred by the Indemnified Parties in defense of all such third-party claims, 100% of such costs, regardless of the outcome of such claims, shall be deemed Losses hereunder. Parent shall have the right in its sole discretion to conduct the defense of, and to settle, any such claim; provided, however, that, except with the written consent of the Escrow Representative (or, in the event indemnification is being sought hereunder from fewer than all the Indemnifying Parties, such applicable Indemnifying Parties), no settlement of any such Third Party Claim with third party claimants shall be determinative of the existence or amount of Losses relating to such matter or whether an Indemnified Party is entitled to indemnification pursuant to this Article VII; provided further, however, the consent of the Escrow Representative with respect to any settlement of any such Third Party Claim shall be deemed to have been given unless the Escrow Representative shall have objected within thirty (30) days after receipt of a written request for such consent by Parent. The Escrow Agent shall not disburse any portion of the Escrow Fund to any third party except in accordance with joint written instructions received from Parent and the Escrow Representative. In the event that the Escrow Representative has consented in writing to any such settlement, the Indemnifying Parties shall have no power or authority to object under any provision of this Article VII to the amount of any Third Party Claim by Parent against the Escrow Fund, or against the Indemnifying Parties directly, as the case may be, with respect to such settlement constituting a Payable Claim. Upon the reasonable request of the Escrow Representative, Parent shall endeavor (but neither Parent nor any other Indemnified Party shall be under any obligation, contractual or otherwise) to keep the Escrow Representative reasonably apprised of the status of each Third Party Claim, provided that Parent shall not be required to provide access to any information that is subject to attorney-client privilege to the extent doing so, in the opinion of Parent’s counsel, would cause such privilege to be waived (in which case, summaries of such privileged information will be made available to the extent not violating any such privilege) and the Escrow Representative shall have executed any common interest agreements or confidentiality agreements reasonably requested by Parent. Notwithstanding anything in this Agreement to the contrary, this Section 7.6 shall not apply to any third party claim that is the subject of an Agreed‑Upon Loss. Claims made in respect of any Agreed‑Upon Loss shall be resolved in the manner described in Section 7.4(b)(ii) above.

7.7    Escrow Representative.

(a)    The Escrow Representative is hereby appointed as of the date hereof as the exclusive agent and attorney in fact of the Indemnifying Parties as the Escrow Representative for and on behalf of the Indemnifying Parties to give and receive notices and communications in connection with this Agreement and related matters, including in connection with claims for indemnification under this Article VII and to agree to, negotiate, and enter into settlements, adjustments and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to, such claims, and to take all other actions that are either (i) necessary or appropriate in the judgment of the Escrow Representative for the accomplishment of the foregoing or (ii) specifically mandated by the terms of this Agreement. Notwithstanding the foregoing, the Escrow Representative shall have no obligation to act on behalf of the Indemnifying Parties, except as expressly provided herein, and for purposes of clarity, there are no obligations of the Escrow Representative in any ancillary agreement, schedule, exhibit or the Disclosure Schedule. Such agency may be changed by the Indemnifying Parties from time to time upon not less than ten (10) days prior written notice to Parent; provided, however, that the Escrow Representative may not be removed unless holders of a majority-in-interest of the Escrow Fund agree to such removal and to the identity of the substituted agent. A vacancy in the position of Escrow Representative may be filled by the holders of a majority-in-interest of the Escrow Fund. No bond shall be required of the Escrow Representative. Notices or communications to or from the Escrow Representative shall constitute notice to or from the Indemnifying Parties. The powers, immunities and rights to indemnification granted to the Escrow Representative and the Advisory Group hereunder: (i) are coupled with an interest and shall be irrevocable and survive the death, incompetence, bankruptcy or liquidation of the respective Indemnifying Party and shall be binding on any successor thereto, and (ii) shall survive the delivery of an assignment by any Indemnifying Party of the whole or any fraction of his, her or its interest in the Escrow Fund.

(b)    Certain Indemnifying Parties have entered into a letter agreement with the Escrow Representative to provide direction to the Escrow Representative in connection with the performance of its services under this Agreement (such Indemnifying Parties, including their individual representatives, collectively hereinafter referred to as the “Advisory Group”). Neither the Escrow

Representative (together with its members, managers, directors, officers, contractors, agents and employees) nor any member of the Advisory Group (collectively, the “Escrow Representative Group”) shall be liable for any act done or omitted hereunder as Escrow Representative while acting in good faith and in the exercise of reasonable judgment. The Indemnifying Parties on whose behalf the Escrow Amount was contributed to the Escrow Fund shall indemnify the Escrow Representative Group and defend and hold the Escrow Representative Group harmless against any Loss, Liability or expense incurred without negligence, bad faith or willful misconduct on the part of the Escrow Representative Group and arising out of or in connection with the acceptance or administration of the Escrow Representative Group’s duties hereunder, including the reasonable fees and expenses of any legal counsel or other skilled professionals retained by the Escrow Representative (“Escrow Representative Expense”). The immunities and rights to indemnification shall survive the resignation or removal of the Escrow Representative or any member of the Advisory Group and the Closing and/or any termination of this Agreement. The Indemnifying Parties acknowledge that the Escrow Representative shall not be required to expend or risk its own funds or otherwise incur any financial liability in the exercise or performance of any of its powers, rights, duties or privileges or administration of its duties. Following the termination of the Escrow Period and the resolution of all pending claims made by the Indemnified Parties for Losses, the Escrow Representative shall have the right to recover the Escrow Representative Expenses first, from the Expense Fund, second from any remaining portion of the Escrow Fund prior to any distribution to the Indemnifying Parties (and prior to any such distribution, shall deliver to the Escrow Agent a certificate setting forth the Escrow Representative Expenses actually incurred) and third, directly from the Indemnifying Parties. Upon receipt of such certificate, the Escrow Agent shall pay such Escrow Representative Expenses to the Escrow Representative. Parent agrees to consent in writing to the distribution, to the extent permitted herein, if so requested by the Escrow Agent. Notwithstanding the foregoing, the Escrow Representative’s right to recover Escrow Representative Expenses shall not prejudice Parent’s right to recover the full amount of indemnifiable Losses that Parent is entitled to recover from the Escrow Fund.

(c)    Upon the Closing, Parent shall wire to the Escrow Representative $150,000 (the “Expense Fund Amount”). The Expense Fund Amount shall be held by the Escrow Representative as agent and for the benefit of the Indemnifying Parties in a segregated client account and shall be used for the purposes of paying directly, or reimbursing the Representative for, any Escrow Representative Expenses incurred pursuant to this Agreement or any Escrow Representative letter agreement (the “Expense Fund”). The Escrow Representative will hold the Expense Fund separate from its corporate funds and will not voluntarily make it available to its creditors in the event of bankruptcy. The Escrow Representative is not providing any investment supervision, recommendations or advice and shall have no responsibility or liability for any loss of principal of the Expense Fund other than as a result of its gross negligence or willful misconduct. The Escrow Representative is not acting as a withholding agent or in any similar capacity in connection with the Expense Fund, and has no tax reporting or income distribution obligations hereunder. As soon as reasonably determined by the Escrow Representative that the Expense Fund is no longer required to be withheld, Escrow Representative shall distribute the remaining Expense Fund (if any) to the Escrow Agent (or directly to the Paying Agent or Parent if so instructed) for further distribution to the Indemnifying Parties.

(d)    The Escrow Representative shall be entitled to: (i) rely upon the Spreadsheet, (ii) rely upon any signature believed by it to be genuine, and (iii) reasonably assume that a signatory has proper authorization to sign on behalf of the applicable Indemnifying Party or other party. A decision, act, consent or instruction of the Escrow Representative, including but not limited to an amendment, extension or waiver of this Agreement pursuant to Section 8.3 and Section 8.4 hereof, shall constitute a decision of the Indemnifying Parties and shall be final, binding and conclusive upon the Indemnifying Parties and such Indemnifying Party’s successors as if expressly confirmed and ratified in writing by such Indemnifying Party; and each Indemnifying Party waives any and all defenses which may be available to contest, negate or disaffirm the action of the Escrow Representative taken in good faith under this Agreement. The Escrow Agent and Parent may rely upon any such decision, act, consent or instruction of the Escrow Representative as being the decision, act, consent or instruction of the Indemnifying Parties. The Escrow Agent and Parent are hereby relieved from any Liability to any Person for any acts done by them in accordance with such decision, act, consent or instruction of the Escrow Representative.

7.8    Tax Treatment.  Any payment under Article VII of this Agreement shall be treated by the parties for U.S. federal, state, local and non-U.S. income Tax purposes as a purchase price adjustment unless otherwise required by applicable law.
7.9    Cost Basis Reporting.     Subject to the Company’s compliance with the covenant in Section 5.19(c) to provide such information to Parent on the Spreadsheet, and without in any way limiting the Indemnified Parties’ right to be indemnified for any inaccuracies in the Spreadsheet in accordance with the terms of this Article VII, Parent and Company shall affirm in writing to Paying Agent whether the securities being exchanged, redeemed, or sold pursuant to the underlying Agreement are classified as “Covered Securities” or “Non-Covered Securities” under IRS Cost Basis Reporting regulations not later than 30 days after the distribution hereunder. If such securities are classified as “covered Securities,” then Parent and the Surviving Corporation shall provide accurate and complete cost basis information to Paying Agent for purposes of Form 1099-B preparation. The required information shall include each Company Stockholder’s date of acquisition and cost basis of the applicable security, and any other information that the Paying Agent may reasonably request to comply with IRS Form 1099-B reporting regulations. The foregoing information shall be based on the information set forth in the Spreadsheet, unless Parent or the Surviving Corporation determine that any such information was inaccurate.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

8.1    Termination.  Except as provided in Section 8.2 hereof, this Agreement may be terminated and the Merger abandoned at any time prior to the Closing:

(a)    by mutual agreement of the Company and Parent; or

(b)    by Parent or the Company if the Closing Date shall not have occurred by November 30, 2014; provided, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose action or failure to act has been a proximate cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes breach of this Agreement;

(c)    by Parent if the Initial Stockholder Consent executed by the Company Stockholders that represent the Requisite Stockholder Vote is not delivered to Parent within twelve (12) hours following the exchange of signature pages to this Agreement by Parent, Sub and the Company pursuant to Section 5.1(a) hereof;

(d)    by Parent or the Company if any Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction, order or other legal restraint which is in effect and which has the effect of making the Merger illegal;

(e)    by Parent if there shall be any action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Merger by any Governmental Entity, which would constitute an Action of Divestiture;

(f)    by Parent if it is not in material breach of its obligations under this Agreement and either (i) there has been a breach of any representation, warranty, covenant or agreement of the Company contained in this Agreement such that the conditions set forth in Section 6.2(a) hereof would not be satisfied and such breach has not been cured within twenty (20) Business Days after written notice thereof to the Company; provided, however, that no cure period shall be required for a breach which by its nature cannot be cured, or (ii) any of the conditions to Closing in Article VI for the benefit of Parent are incapable of being satisfied on or before the date specified in Section 8.1(b); or

(g)    by the Company if the Company is not in material breach of its obligations under this Agreement and either (i) there has been a breach of any representation, warranty, covenant or agreement of Parent contained in this Agreement such that the conditions set forth in Section 6.3(a) hereof would not be satisfied and such breach has not been cured within twenty (20) Business Days after written notice thereof to Parent; provided, however, that no cure period shall be required for a breach which by its nature cannot be cured, or (ii) any of the conditions to Closing in Article VI for the benefit of the Company are incapable of being satisfied on or before the date specified in Section 8.1(b).

8.2    Effect of Termination.  In the event of termination of this Agreement as provided in Section 8.1 hereof, this Agreement shall forthwith become void and there shall be no Liability or obligation on the part of Parent or the Company, or their respective officers, directors or stockholders, if applicable; provided, however, that each party hereto and each Person shall remain liable for any knowing and willful breaches of this Agreement or any Related Agreements prior to its termination; and provided further, however, that, the provisions of Section 5.3 (Confidentiality), Section 5.4 (Public Disclosure), Section 5.17 (Expenses), Section 7.3(d) (Maximum Payments; Remedy), Article IX (GENERAL PROVISIONS) and this Section 8.2 shall remain in full force and effect and survive any termination of this Agreement pursuant to the terms of this Article VIII.

8.3    Amendment.  This Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of the party against whom enforcement is sought. For purposes of this Section 8.3, the Indemnifying Parties agree that any amendment of this Agreement signed by the Escrow Representative shall be binding upon and effective against the Indemnifying Parties whether or not they have signed such amendment.

8.4    Extension; Waiver.  At any time prior to the Closing, Parent, on the one hand, and the Company and the Escrow Representative, on the other hand, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations of the other party hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the covenants, agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. For purposes of this Section 8.4, the Indemnifying Parties agree that any extension or waiver signed by the Escrow Representative shall be binding upon and effective against all Indemnifying Parties whether or not they have signed such extension or waiver.

ARTICLE IX

GENERAL PROVISIONS
9.2    Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial messenger or courier service, or mailed by registered or certified mail (return receipt requested) or sent via facsimile (with acknowledgment of complete transmission) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice or, if specifically provided for elsewhere in this Agreement such as Section 4.3, by email); provided, however, that notices sent by mail will not be deemed given until received:

(a)    if to Parent, to:
Cornerstone OnDemand, Inc.
1601 Cloverfield Blvd.
Suite 620 South
Santa Monica, CA 90404
Attention: General Counsel
Facsimile No.: 1 (310) 752-0199
with a copy to (which shall not constitute notice):
Wilson Sonsini Goodrich & Rosati, Professional Corporation
650 Page Mill Road
Palo Alto, CA 94304
Attention:     Rachel B. Proffitt
Facsimile No.: (650) 493‑6811

(b)    if to the Company or the Escrow Representative, to:

Fortis Advisors LLC
Attention: Notice Department
Email: notices@fortisrep.com
Facsimile No.: (858) 408-1843
with a copy to (which shall not constitute notice):
Goodwin Procter LLP
135 Commonwealth Drive
Menlo Park, CA 94025
Attention: Lawrence M. Chu
Facsimile No.: (650) 853-1038

(c)    If to an Indemnifying Party, to its address on set forth in the Spreadsheet.

(d)    If to the Escrow Agent, to:
U.S. Bank National Association
Corporate Trust Services
One California Street, Suite 1000
San Francisco, California 94111
Attention: John Collins
Facsimile No.: (415) 677‑3769

9.2    Interpretation.

(a)    The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.”

(b)    The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(c)    The words “hereof,” “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement,
(d)    Article, section, paragraph, exhibit and schedule references are to the articles, sections, paragraphs, exhibits and schedules of this Agreement unless otherwise specified.

(e)    The meaning assigned to each term defined herein shall be equally applicable to both the singular and the plural forms of such term, and words denoting any gender shall include all genders. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

(f)    A reference to any party to this Agreement or any other agreement or document shall include such party’s successors and permitted assigns.

(g)    A reference to any specific legislation or to any provision of any legislation shall include any amendment to, and any modification or re-enactment thereof, any legislative provision substituted therefor and all regulations and statutory instruments issued thereunder or pursuant thereto.

(h)    No summary of this Agreement or any exhibit or schedule delivered herewith prepared by or on behalf of any party will affect the meaning or interpretation of this Agreement or any such exhibit or schedule.

(i)    With respect to the determination of any period of time, “from” shall mean “from and including” and “to” shall mean “to but excluding.”

(j)    Documents or other information and materials shall be deemed to have been “made available” by the Company if and only if the Company has posted such documents and information and other materials to a virtual data room managed by the Company at https://wwwna1.rrdvenue.com/ prior to 9:00 a.m. on the date hereof.

(k)    Dollar thresholds shall not be indicative of what is material or create any standard with respect to any determination of a Material Adverse Effect.

9.3    Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be enforceable against the parties actually executing such counterparts, and all of which together shall constitute one instrument. A facsimile, telecopy or other reproduction of this Agreement may be executed by one or more parties hereto and delivered by such party by facsimile or any similar electronic transmission device pursuant to which the signature of or on behalf of such party can be seen. Such execution and delivery shall be considered valid, binding and effective for all purposes. At the request of any party hereto, all parties hereto agree to execute and deliver an original of this Agreement as well as any facsimile, telecopy or other reproduction hereof.

9.4    Entire Agreement; Assignment.  This Agreement, the exhibits hereto, the Disclosure Schedule, the Confidential Disclosure Agreement and the Related Agreements: (i) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings both written and oral, among the parties with respect to the subject matter hereof, (ii) are not intended to confer upon any other Person any rights or remedies hereunder except that (A) Article VII shall be for the benefit of not only the parties hereto but also each of the Indemnified Parties and (B) Section 5.22 shall also be for the benefit of the Company Indemnitees, and (iii) shall not be assigned by operation of law or otherwise, except that Parent may assign its rights and delegate its obligations hereunder to its affiliates as long as Parent remains ultimately liable for all of Parent’s obligations hereunder.

9.5    Severability.  In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

9.6    Other Remedies.  Except as otherwise set forth herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

9.7    Governing Law; Exclusive Jurisdiction.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. Subject to Section 4.2(b), Section 7.4(a) and Section 9.9 hereof, each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of any court within the State of Delaware, in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the laws of the State of Delaware for such Persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction, venue and such process. Subject to Section 4.2(b), Section 7.4(a) and Section 9.9 hereof, each party agrees not to commence any legal proceedings related hereto except in such courts.

9.8    Rules of Construction.  The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

9.9    Resolution of Conflicts; Arbitration.  Subject to Section 4.2(b), Section 7.4(c) and Section 9.9(d), any claim or dispute arising out of or related to this Agreement, or the interpretation,

making, performance, breach or termination thereof, shall (except as specifically set forth in this Agreement) be finally settled by binding arbitration in the County of Los Angeles, California in accordance with the then current Commercial Arbitration Rules of the American Arbitration Association and judgment upon the award rendered may be entered in any court having jurisdiction thereof. The arbitrator(s) shall have the authority to grant any equitable and legal remedies that would be available in any judicial proceeding instituted to resolve a dispute.

(a)    Selection of Arbitrators. Such arbitration shall be conducted by a single arbitrator chosen by mutual agreement of Parent and the Escrow Representative (or the Company, if such arbitration occurs prior to the Closing). Alternatively, at the request of either party before the commencement of arbitration, the arbitration shall be conducted by three independent arbitrators, none of whom shall have any competitive interests with Parent or Escrow Representative (or the Company, if such arbitration occurs prior to the Closing). Parent and Escrow Representative (or the Company, if such arbitration occurs prior to the Closing) shall each select one arbitrator. The two arbitrators so selected shall select a third arbitrator.

(b)    Discovery. In any arbitration under this Section 9.9, each party shall be limited to calling a total of three witnesses both for purposes of deposition and the arbitration hearing. Subject to the foregoing limitation on the number of witnesses, the arbitrator or arbitrators, as the case may be, shall set a limited time period and establish procedures designed to reduce the cost and time for discovery while allowing the parties an opportunity, adequate in the sole judgment of the arbitrator or majority of the three arbitrators, as the case may be, to discover relevant information from the opposing parties about the subject matter of the dispute. The arbitrator, or a majority of the three arbitrators, as the case may be, shall rule upon motions to compel or limit discovery and shall have the authority to impose sanctions for discovery abuses, including attorneys’ fees and costs, to the same extent as a competent court of law or equity, should the arbitrators or a majority of the three arbitrators, as the case may be, determine that discovery was sought without substantial justification or that discovery was refused or objected to without substantial justification.

(c)    Decision. The decision of the arbitrator or a majority of the three arbitrators, as the case may be, as to any claim or dispute (including the validity and amount of any indemnification claim set forth in an Officer’s Certificate) shall be final, binding, and conclusive upon the parties to this Agreement. Such decision shall be written and shall be supported by written findings of fact and conclusions that shall set forth the award, judgment, decree or order awarded by the arbitrator(s). Within 30 days of a decision of the arbitrator(s) requiring payment by one party to another, such party shall make the payment to such other party, including any distributions out of the Escrow Fund, as applicable.

(d)    Other Relief. The parties to the arbitration may apply to a court of competent jurisdiction for a temporary restraining order, preliminary injunction or other interim or conservatory relief, as necessary, without breach of this arbitration provision and without abridgement of the powers of the arbitrator(s).

(e)    Costs and Expenses. The parties agree that each party shall pay its own costs and expenses (including counsel fees) of any such arbitration, and each party waives its right to seek an order compelling the other party to pay its portion of its costs and expenses (including counsel fees) for any arbitration.

(f)    Confidentiality. The parties agree that any claim or dispute arising out of or related to this Agreement, or the interpretation, making, performance, breach or termination thereof, shall be treated as “Confidential Information” in accordance with, and as defined by, the terms set forth in the Confidential Disclosure Agreement.

9.10    Certain Procedures for Opening an Escrow Account.  To help the government fight the funding of terrorism and money laundering activities, federal law requires all financial institutions to obtain, verify and record information that identifies each Person who opens an account. For a non-individual Person such as a business entity, a charity, a trust or other legal entity the Escrow Agent will ask for documentation to verify its formation and existence as a legal entity. The Escrow Agent may also ask to see financial statements, licenses, identification and authorization documents from individuals claiming authority to represent the entity or other relevant documentation.

9.11    Legal Counsel.  The parties hereto acknowledge that Wilson Sonsini Goodrich & Rosati, Professional Corporation (“WSGR”) has represented Parent and Goodwin Procter LLP (“Goodwin”) has represented the Company, in each case in connection with the negotiation and execution of this Agreement, the Related Agreements and the transactions contemplated hereby and thereby, and neither WSGR nor Goodwin has undertaken to represent any other party in connection therewith.

9.12    Waiver of Representations; Disclaimer.  Except as expressly set forth in this Agreement, the Certificates, the Related Agreements or the Disclosure Schedule, Parent acknowledges that (a) none of the Company nor any other Person has made any representation or warranty, express or implied, as to the Company, the accuracy or completeness of any information regarding the Company furnished or made available to Parent, Merger Sub and their representatives, including, without limitation, any internal budgets, plans, projections or forecasts for any period made by or on behalf of the Company of any kind or nature, or any other matter related to the transactions contemplated herein, and (b) Parent and Merger Sub have not relied on any representation or warranty from the Company or any other Person in determining to enter into this Agreement; provided, however, that that the foregoing shall not apply to claims for Losses pursuant to Section 7.2(a)(vii) and/or Section 7.2(b).

ARTICLE X

TAXES

10.1    Cooperation. Each of Parent, the Company Stockholders, the Escrow Representative, and the Company shall cooperate fully, as and to the extent reasonably requested by any of the others, in connection with the filing of Tax Returns and any legal proceeding with respect to Taxes. Such cooperation shall include the retention and (upon request therefor) the provision of records and information reasonably relevant to any such legal proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Parent, the Company, and the Company Stockholders agree to retain all books and records with respect to Tax matters pertinent to the Company relating to any taxable period beginning before the Closing Date until expiration of the statute of limitations of the respective taxable periods, and to abide by all record retention agreements entered into with any Governmental Entity with jurisdiction over tax matters (“Tax Authority”).

10.2    Tax Returns. Parent shall prepare or cause to be prepared, and file or cause to be filed all Tax Returns of the Company for any Pre-Closing Tax Period, including any Straddle Period, that are required to be filed after the Closing Date (the “Pre-Closing Tax Returns”). For all such Pre-Closing Tax Returns, (i) Parent shall deliver a draft of any such income or other material Tax Return that reflects a Tax for which the Indemnifying Parties are liable to the Escrow Representative for review and comment at least fifteen (15) Business Days prior the filing thereof; and (ii) Parent shall consider in good faith any reasonable changes or comments that the Escrow Representative submits to Parent no less than seven (7) Business Days prior to the due date for such Tax Return. For the avoidance of doubt, Pre-Closing Tax Returns shall include any filings, statements, agreements or other Tax Returns filed pursuant to a state voluntary disclosure initiative or similar program.

10.3    Tax Contests. Parent and the Company, on the one hand, and the Company Stockholders, the Escrow Representative and each of their Affiliates, on the other hand, shall promptly notify each other upon receipt by such party of written notice of any inquiries, claims, actions, suits, assessments, audits or similar proceedings or events with respect to Taxes relating to a Pre-Closing Tax Period (a “Tax Matter”). Any failure to so notify the other party of any Tax Matter shall not relieve such other party of any Liability with respect to such Tax Matters.

10.4    Refunds. Except to the extent attributable to the carryback of any Tax Attribute or Tax benefit generated after the Closing Date, the Company Stockholders shall be entitled to the amount of any refund or credit for overpayment of Taxes of the Company attributable to a Pre-Closing Tax Period to the extent such refund or credit is actually recognized by Parent or its Affiliates, net of any reasonable out-of-pocket expenses and any non-indemnified Tax cost to Parent of obtaining such refund or credit. To the extent such refund or credit for overpayment is subsequently disallowed or required to be returned to the applicable Tax Authority, the Company Stockholders agree to promptly repay the amount of such refund or credit for overpayment, together with any interest, penalties or other additional amounts imposed by such Tax Authority to Parent. For the avoidance of doubt, Parent shall not be under any obligation to seek any refund of Taxes.

10.5     Amendments; Elections. Parent shall not amend any Tax Return of, or make or change any Tax election (including without limitation pursuant to Section 338 of the Code) with respect to the Company for a Tax period ending on or before the Closing Date without the Escrow Representative’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed, unless such amendment or change is required in Parent’s sole reasonable discretion to avoid the imposition of penalties.

10.6    Xerox Receivable. In the event the Company determines, after consultation with Parent in good faith, that any amount is required to be included in the calculation of Unpaid Pre-Closing Taxes on or prior to the Closing Date on account of sales Taxes that the Company failed to collect from transactions entered into with Xerox Corporation and/or any of its subsidiaries, then, notwithstanding any other provision of this Agreement to the contrary, the Company shall be permitted to invoice Xerox Corporation and/or its appropriate subsidiaries for the amount of such sales Taxes and the amount so invoiced shall be treated as an account receivable (the “Xerox Receivable”) and a Current Asset for purposes of determining the Adjusted Net Equity Amount set forth on the Closing Statement; provided, however, that such invoiced amount shall not be treated as an account receivable or a Current Asset for purposes of the Post-Closing Statement (but any amounts collected in respect of such account receivable as of the date on which the Post-Closing Statement is delivered to the Escrow Representative pursuant to Section 1.8(b) shall be treated as a Current Asset for such purpose).
(Remainder of page intentionally left blank)

IN WITNESS WHEREOF, Parent, Sub, the Company, the Escrow Agent and the Escrow Representative have caused this Agreement to be signed, all as of the date first written above.
CORNERSTONE ONDEMAND, INC.
By: /s/ Adam Miller
Name: Adam L. Miller
Title: President and Chief Executive Officer

(Signature Page to Agreement and Plan of Merger)

IN WITNESS WHEREOF, Parent, Sub, the Company, the Escrow Agent and the Escrow Representative have caused this Agreement to be signed, all as of the date first written above.
DATA ACQUISITION SUB, INC.
By: /s/ Adam Miller
Name: Adam Miller
Title: Chief Executive Officer, President & Secretary

(Signature Page to Agreement and Plan of Merger)

IN WITNESS WHEREOF, Parent, Sub, the Company, the Escrow Agent and the Escrow Representative have caused this Agreement to be signed, all as of the date first written above.
EVOLV INC.
By: /s/ Maxwell Simkoff
Name: Maxwell Simkoff
Title: Chief Executive Officer

(Signature Page to Agreement and Plan of Merger)

IN WITNESS WHEREOF, Parent, Sub, the Company, the Escrow Agent and the Escrow Representative have caused this Agreement to be signed, all as of the date first written above.
ESCROW AGENT:
U.S. BANK NATIONAL ASSOCIATION
By:     /s/ John Collins
Name:     John Collins
Title:     Trust Officer
ESCROW REPRESENTATIVE:
FORTIS ADVISORS LLC
By:    /s/ Ryan Simkin
Name:    Ryan Simkin
Title:     Managing Director

(Signature Page to Agreement and Plan of Merger)